As filed with the Securities and Exchange Commission on July 11, 2018

Registration No. 333-225818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANMI FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6022	95-4788120
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

(213) 382-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C. G. Kum

Chief Executive Officer

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

(213) 382-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq.	Vivian I. Kim, Esq.	Robert Flowers, Esq.
Scott A. Brown, Esq.	Senior Vice President, General Counsel	Lowell W. Harrison, Esq.
Gregory Sobczak, Esq.	and Corporate Secretary	Fenimore, Kay, Harrison & Ford LLP
Luse Gorman, PC	Hanmi Financial Corporation	5307 E. Mockingbird Lane, Suite 950
5335 Wisconsin Avenue, N.W., Suite 780	3660 Wilshire Boulevard, Penthouse Suite A	Dallas, Texas 75206
Washington, D.C. 20015	Los Angeles, California 90010	Phone: (214) 926-7195
Phone: (202) 274-2000	Phone: (213) 382-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	2,159,371 shares(1)	N/A	$39,641,703(2)	$4,936(3)

(1)	Represents the estimated maximum number of shares of the Registrant’s common stock estimated to be issued in connection with the merger described herein based upon the number of shares of SWNB Bancorp, Inc. common stock, par value $0.01 per share, outstanding as of June, 18, 2018 (including shares reserved for issuance under SWNB Bancorp, Inc.’s equity plans).
(2)	Based on the aggregate book value of the shares of SWNB Bancorp, Inc. equity securities to be cancelled in the merger described herein as of May 31, 2018, the last practicable date prior to the date of the filing of this registration statement, reduced by estimated cash to be paid per Rule 457(f)(3). SWNB Bancorp, Inc. is a private company and no market exists for its equity securities.
(3)	Registration fee was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the shares of Hanmi Financial Corporation common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS,

SUBJECT TO COMPLETION, DATED JULY 11, 2018

SWNB Bancorp, Inc.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On May 18, 2018, Hanmi Financial Corporation (which we refer to as “Hanmi”) and SWNB Bancorp, Inc. (which we refer to as “SWNB”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) pursuant to which SWNB will merge with and into Hanmi, with Hanmi as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Southwestern National Bank, the wholly-owned subsidiary of SWNB, will merge with and into Hanmi Bank, the wholly-owned subsidiary of Hanmi, with Hanmi Bank as the surviving entity (which we refer to as the “bank merger”). Before we can complete the merger, the stockholders of SWNB must vote to approve the merger agreement.

If the merger is completed, SWNB stockholders will be entitled to elect to receive for each share of SWNB common stock that they own: (1) $5.74 in cash or (2) 0.1961 shares of Hanmi common stock. SWNB stockholders may receive cash and/or Hanmi common stock for their shares of SWNB common stock. However, individual elections will be limited by the requirement that 80% of the shares of SWNB common stock must be exchanged for Hanmi common stock and 20% must be exchanged for cash. Therefore, the amount of Hanmi common stock and/or cash that each SWNB stockholder receives will depend on the elections made by other SWNB stockholders. Based upon the 13,535,036 shares of SWNB common stock outstanding as of July 9, 2018, Hanmi expects to pay approximately $15.5 million in cash and issue approximately 2,123,376 shares of Hanmi common stock upon completion of the merger.

The merger agreement establishes a minimum requirement for SWNB’s capital ($48,563,000) prior to the closing of the merger. If SWNB’s closing capital, as adjusted in accordance with the terms of the merger agreement, is in excess of the minimum required, SWNB may pay a special dividend to its stockholders in the amount of such excess. For purposes of illustration only, as of March 31, 2018, SWNB’s closing capital would have been approximately $48,430,786. This would not have resulted in the payment of any special dividend to SWNB’s stockholders.

The federal income tax consequences of the merger to SWNB stockholders will depend on whether they receive cash, Hanmi common stock or a combination of cash and Hanmi common stock in exchange for their shares of SWNB common stock. The merger has been structured to be tax-free for federal income tax purposes to SWNB stockholders with respect to any shares of Hanmi common stock that they receive in exchange for their shares of SWNB common stock.

Hanmi’s common stock trades on the Nasdaq Stock Market under the symbol “HAFC.” The closing price of Hanmi common stock on May 18, 2018, the trading day before the merger was publicly announced, was $28.65, which, based on the 0.1961 exchange ratio, represented a value of $5.62 per share of SWNB common stock. The closing price of Hanmi common stock on July 9, 2018, the most recent practicable trading date before the date of this document, was $29.50 per share, which represented a value of $5.78 per share of SWNB common stock based on the exchange ratio. The market price for Hanmi common stock will fluctuate before the merger. We urge you to obtain current market quotations for Hanmi common stock.

The merger cannot be completed unless holders of at least two-thirds of the issued and outstanding shares of common stock of SWNB approve the merger agreement. SWNB stockholders will vote to approve the merger agreement and on the other matters described in this proxy statement/prospectus at a special meeting of stockholders to be held at 2:00 p.m., local time, on August 16, 2018 at the main office of Southwestern National Bank at 6901 Corporate Drive, Houston, Texas 77036.

SWNB’s board of directors unanimously recommends that SWNB stockholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the SWNB special meeting.

This document contains information that you should consider in evaluating the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 13 for a discussion of certain risk factors relating to the merger. You may also obtain additional information about Hanmi and SWNB as described under the section entitled “Where You Can Find More Information.”

Voting procedures are described in this proxy statement/prospectus. Your vote is important and I urge you to cast it promptly.

C. K. Lee
Chairman of SWNB Bancorp, Inc.

The shares of Hanmi common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank subsidiary of Hanmi or of SWNB, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the Hanmi common stock to be issued in the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [●], 2018, and it is first being mailed or otherwise delivered to stockholders of SWNB on or about [●], 2018.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which we refer to as “this document,” forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by Hanmi and constitutes a prospectus of Hanmi under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of Hanmi common stock to be issued to SWNB stockholders pursuant to the merger agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of stockholders of SWNB.

You should rely only on the information contained in this document. Neither Hanmi nor SWNB has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus by reference. Therefore, if anyone gives you different information, you should not rely on it. This document is dated [●], 2018. You should not assume that the information contained in this document is accurate as of any other date. Neither the mailing of this document to SWNB stockholders nor the issuance by Hanmi of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, to or from any person in any jurisdiction where it is unlawful to make any such offer or solicitation. Information contained in this document regarding Hanmi has been provided by Hanmi and information contained in this document regarding SWNB has been provided by SWNB.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Hanmi from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 83.

You also may request orally or in writing copies of these documents at no cost by contacting Hanmi at the following address:

Hanmi Financial Corporation

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

Attention: Vivian I. Kim, Corporate Secretary

(213) 382-2200

You will not be charged for any of these documents that you request. SWNB stockholders requesting documents should do so by August 9, 2018, in order to receive them before the special meeting.

In addition, if you have questions about the merger or the SWNB special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Michael Hong at the following address and telephone number:

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

Attention: Michael Hong

(713) 771-9700

Information on the website of Hanmi or SWNB, or any subsidiary of Hanmi or SWNB, is not part of this document. You should not rely on that information in deciding how to vote.

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of SWNB Bancorp, Inc. will be held at the main office of Southwestern National Bank at 6901 Corporate Drive, Houston, Texas 77036, at 2:00 p.m., local time, on Thursday, August 16, 2018.

At the special meeting, you will be asked to consider and vote on:

1.	a proposal to approve the Agreement and Plan of Merger, dated as of May 18, 2018, by and between Hanmi Financial Corporation and SWNB Bancorp, Inc.; and

2.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (which we refer to as the “Adjournment Proposal”).

A copy of the Agreement and Plan of Merger (which we refer to as the “merger agreement”) is included as Appendix A to this document. This document describes the merger agreement and the proposed merger in detail. We urge you to read it carefully. The enclosed document forms a part of this notice.

The board of directors of SWNB Bancorp, Inc. unanimously recommends that SWNB stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the Adjournment Proposal.

SWNB’s board of directors has fixed the close of business on July 9, 2018 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

SWNB stockholders have the right to dissent from the merger and obtain payment of the cash appraisal fair value of their SWNB shares under applicable provisions of Texas law. A copy of the provisions regarding dissenters’ rights is attached as Appendix B to the accompanying proxy statement/prospectus. For details of your dissenter’s rights and how to exercise them, please see the discussion under “Dissenters’ Rights of SWNB Stockholders.”

Your vote is very important. Your proxy is being solicited by SWNB’s board of directors. In order to complete the proposed merger, the proposal to approve the merger agreement must be approved by at least two-thirds of the issued and outstanding shares of common stock of SWNB. Whether or not you plan to attend the special meeting in person, we urge you to vote in advance of the meeting by mail. You should follow the instructions on the proxy card that accompanies this proxy statement/prospectus or the voting instruction card that you receive from your bank or broker. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

By Order of the Board of Directors

Doris Chen
Corporate Secretary

Houston, Texas

[●], 2018

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

General Questions about the Merger

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	On May 18, 2018, Hanmi Financial Corporation (which we refer to as “Hanmi”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with SWNB Bancorp, Inc. (which we refer to as “SWNB”). The merger agreement provides for the merger of SWNB with and into Hanmi, with Hanmi as the surviving corporation (which we refer to as the “merger”). A copy of the merger agreement is attached to this document as Appendix A. In order to complete the merger, SWNB stockholders are being asked to vote to approve the merger agreement and the transactions contemplated thereby. SWNB will hold a special meeting of stockholders to obtain the required stockholder approval to complete the merger. This document contains important information about the merger agreement, the merger, the SWNB stockholder meeting, and other related matters, and you should read it carefully. SWNB stockholders are also being asked to vote on a proposal to adjourn the special meeting, if necessary, in order to permit further solicitation of proxies in favor of the merger agreement and the transactions contemplated thereby (which we refer to as the “Adjournment Proposal”).

Q:	What will SWNB stockholders receive in the merger?

A:	Under the merger agreement, each SWNB stockholder will have the right to elect to receive for each share of SWNB common stock that they own: (1) $5.74 in cash or (2) 0.1961 shares of Hanmi common stock. However, individual elections will be limited by the requirement that 80% of the shares of SWNB common stock is exchanged for Hanmi common stock and 20% is exchanged for cash. Hanmi will not issue fractional shares in the merger; instead, SWNB stockholders will receive a cash payment, without interest, for the value of any fraction of a share of Hanmi common stock that they would otherwise be entitled to receive.

Additionally, if the SWNB Closing Capital, as defined in the merger agreement and as further described in this document, exceeds $48,563,000, subject to certain adjustments, SWNB may, upon written notice to Hanmi, declare and pay a special dividend to its stockholders in the amount of such excess. For purposes of illustration only, as of March 31, 2018, SWNB’s closing capital would have been approximately $48,430,786. This would not have resulted in the payment of any special dividend to SWNB’s stockholders.

See the sections of this document entitled “Description of the Merger—Consideration to be Received in the Merger” and “Description of Hanmi Capital Stock” for more information.

Q:	What will happen to SWNB as a result of the merger?

A:	If the merger is completed, SWNB will merge with and into Hanmi, and SWNB will cease to exist. Following the consummation of the merger, Southwestern National Bank, a national banking association and wholly-owned subsidiary of SWNB, will merge with and into Hanmi Bank, a California chartered bank and wholly-owned subsidiary of Hanmi, with Hanmi Bank continuing as the surviving entity.

Q:	What dividends will SWNB stockholders receive after the merger?

A:	After the merger, former SWNB stockholders will be entitled to receive dividends declared on the shares of Hanmi common stock that they receive in the merger. Currently, Hanmi pays a quarterly dividend of $0.24 per share. However, there is no guarantee that Hanmi will continue to pay dividends at this level or at all. All dividends on Hanmi common stock are declared at the discretion of the Hanmi board of directors. See the sections of this document entitled “Comparative Pro Forma Per Share Data” and “Market Price and Dividend Information” for more information.

Q:	Is completion of the merger subject to any conditions besides SWNB stockholder approval?

A:	Yes. To complete the merger: (1) the merger must receive the required regulatory approvals, (2) on the third business day immediately preceding the closing date, Southwestern National Bank must have total month-to-date average core deposits of not less than $190,000,000, (3) as of the closing date, SWNB’s closing capital must be equal or greater than $48,563,000, (4) on the third business day immediately preceding the closing date, Southwestern National Bank’s allowance for loan losses must not be less than $4,231,000, (5) SWNB must have received a favorable private letter ruling from the Internal Revenue Service (which we refer to as the “IRS”), and (6) other customary closing conditions must be satisfied. To review the conditions to completing the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger.”

Q:	When is the merger expected to be completed?

A:	Hanmi and SWNB will try to complete the merger as soon as possible. Before this happens, the merger agreement must be approved by SWNB’s stockholders, and Hanmi and SWNB must obtain the necessary regulatory approvals. Assuming Hanmi and SWNB obtain all necessary stockholder and regulatory approvals in a timely fashion, we expect to complete the merger in the third quarter of 2018.

Q:	Will the shares of Hanmi common stock received by SWNB stockholders in the merger be listed on the Nasdaq Global Select Market upon the completion of the merger?

A:	Yes. The shares of Hanmi common stock to be issued in connection with the merger have been registered under the Securities Act, and will be listed on the Nasdaq Global Select Market under the symbol “HAFC.”

Q:	What equity stake will SWNB stockholders hold in Hanmi immediately following the merger?

A:	Immediately following completion of the merger, SWNB stockholders will own approximately 6.0% of the outstanding shares of Hanmi common stock.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. SWNB stockholders are entitled to dissenters’ rights. For further information, see “Dissenters’ Rights” and Appendix B to this document.

Q:	What are the U.S. federal income tax consequences of the merger to SWNB stockholders?

A:

If you exchange your shares of SWNB common stock solely for Hanmi common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of Hanmi common stock. If you exchange your shares of SWNB common stock solely for cash, you generally will recognize gain or loss on the exchange equal to the difference between the amount of cash received and the adjusted tax basis in your shares of SWNB common stock exchanged in the merger. If you exchange your shares of SWNB common stock for a combination of Hanmi common stock and cash, you generally will not recognize any loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Hanmi common stock you receive pursuant to the merger over your adjusted tax basis in your shares of SWNB common stock surrendered, and (2) the amount of cash consideration you receive pursuant to the merger. Because the allocations of cash and Hanmi common stock that you receive will depend on the elections made by other SWNB stockholders, you will not know the actual federal income tax consequences of the merger to you until the allocations are completed. For further information see the section of this document entitled “Material U.S. Federal Income Tax Consequences of the Merger.” This tax treatment may not apply to all SWNB stockholders. SWNB’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder. Determining the actual tax consequences of the merger to SWNB stockholders can be complicated. SWNB stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

Q:	How do I elect to receive cash or Hanmi common stock in exchange for my SWNB common stock?

A:	An election form will be sent to you separately on or about the date this document is mailed. For your election to be effective, your properly completed election form, along with your SWNB stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent for the merger, Computershare Trust Company, N.A., on or before 5:00 p.m., Central time, on August 31, 2018. Do not send your election form or stock certificates with your proxy card. Instead, use the separate envelope specifically provided for the election form and your stock certificates. If you own shares of SWNB common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares. If you do not make a timely or proper election, you will be allocated Hanmi common stock and/or cash depending on the elections made by other stockholders. See the section of this document entitled “Description of the Merger—Allocation Procedures” for more information.

Q:	How will I exchange my SWNB stock certificates for Hanmi common stock?

A:	If you make an election, you must return your SWNB stock certificates or an appropriate guarantee of delivery with your election form. Shortly before the completion of the merger, the exchange agent will allocate cash and Hanmi common stock among SWNB stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, the exchange agent will send you instructions on how and where to surrender your SWNB stock certificates after the merger is completed. Do not send your election form or SWNB stock certificates with your proxy card.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, SWNB stockholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, SWNB will remain an independent company. Under specified circumstances, SWNB may be required to pay to Hanmi a fee with respect to the termination of the merger agreement. For more information, please review the sections entitled “Description of the Merger—Terminating the Merger Agreement” and “—Termination Fee” beginning on page 69.

Questions Regarding the SWNB Stockholder Meeting

Q:	When and where is the SWNB special meeting?

A:	The special meeting of SWNB stockholders is scheduled to take place at the main office of Southwestern National Bank at 6901 Corporate Drive, Houston, Texas 77036 at 2:00 p.m., local time, on Thursday, August 16, 2018.

Q:	Who is entitled to vote at the SWNB special meeting?

A:	Holders of shares of SWNB common stock at the close of business on July 9, 2018, which is the record date, are entitled to vote at the special meeting. As of the record date, 13,535,036 shares of SWNB common stock were outstanding and entitled to vote.

Q:	What is the quorum requirement for the special meeting?

A:	The presence at the SWNB special meeting, in person or by proxy, of stockholders representing a majority of the outstanding shares of SWNB common stock will constitute a quorum. Abstentions and broker non-votes, if any, will be included in the number of shares present at the meeting for determining the presence of a quorum.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote by at least two-thirds of the issued and outstanding shares of common stock of SWNB. As of July 9, 2018, directors and executive officers of SWNB beneficially owned 6,711,286 shares of SWNB common stock, representing 48.79% of the issued and outstanding shares of SWNB common stock. SWNB’s directors have entered into voting agreements with Hanmi to vote 6,491,842 shares of SWNB common stock over which they have the power to vote or the power to direct the vote, representing 47.96% of the issued and outstanding shares of SWNB common stock, in favor of the merger agreement at the special meeting.

Q:	What vote does SWNB’s Board of Directors recommend?

A:	SWNB’s board of directors has determined that the proposed merger is in the best interests of SWNB stockholders, has unanimously approved the merger agreement and unanimously recommends that SWNB stockholders vote “FOR” the approval of the merger agreement and “FOR” the Adjournment Proposal. See the section entitled “Description of the Merger—SWNB’s Reasons for the Merger; Recommendation of SWNB’s Board of Directors” beginning on page 35 of this document.

Q:	If I plan to attend the SWNB special meeting in person, should I still return my proxy card?

A:	Yes. Whether or not you plan to attend the SWNB special meeting in person, you should complete and return the enclosed proxy card.

Q:	What do I need to do now to vote my shares of SWNB common stock?

A:	After you have carefully read and considered the information contained in this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the SWNB special meeting. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker is not able to vote your shares of common stock on the proposal to approve the merger agreement unless you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions that your broker provides. If you do not provide instructions to your broker, your shares will not be voted. You should check the voting form used by your broker to see if your broker allows you to vote by telephone or via the Internet.

Q:	May a SWNB stockholder change or revoke his or her vote after submitting a proxy?

A:	Yes. If you have not voted through your broker, you can change your vote by:

•	providing written notice of revocation to the Corporate Secretary of SWNB, which must be provided before the special meeting;

•	submitting a new proxy card; or

•	attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 13 of this document.

Q:	Who can answer my other questions?

A:	If you have any questions about the merger or the special meeting, or if you need additional copies of this document or the enclosed proxy card, you should contact Michael Hong at the following address and telephone number:

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

Attention: Michael Hong

(713) 771-9700

SUMMARY

This summary highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the attached appendices.

The Companies

Hanmi Financial Corporation

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

(213) 382-2200

Hanmi Financial Corporation is a Delaware corporation incorporated in 2000 to be the holding company for Hanmi Bank. Hanmi’s common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.” Hanmi is subject to the Bank Holding Company Act of 1956, as amended, and elected financial holding company status in 2000. Hanmi Bank, the primary subsidiary of Hanmi, is a state chartered bank incorporated under California law in 1981. Effective July 19, 2016, Hanmi Bank converted from a state member bank to a state nonmember bank and, as a result, the Federal Deposit Insurance Corporation is now its primary federal bank regulator. The California Department of Business Oversight remains the Bank’s primary state bank regulator. Hanmi Bank is a community bank conducting general business banking, with its primary market encompassing the Korean-American community as well as other ethnic communities across California, Colorado, Georgia, Illinois, New Jersey, New York, Texas, Virginia and Washington. Hanmi Bank’s full-service offices are located in markets where many of the businesses are run by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of these communities.

At March 31, 2018, Hanmi, on a consolidated basis, had total assets of $5.3 billion, total deposits of $4.4 billion and stockholders’ equity of $564.3 million.

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

(713) 771-9700

SWNB Bancorp, Inc. is a Texas corporation incorporated in 2004 to be the holding company for Southwestern National Bank. Southwestern National Bank provides a broad line of financial products and services to small- and medium-sized businesses and consumers. Southwestern National Bank operates locations in Houston, Sugar Land, Plano, Richardson and Austin, Texas. During 2016, Southwestern National Bank opened a loan and deposit production office in Irvine, California. At March 31, 2018, SWNB, on a consolidated basis, had total assets of $409.4 million, total deposits of $345.8 million and stockholders’ equity of $48.4 million.

Special Meeting of SWNB Stockholders; Required Vote (page 27)

A special meeting of SWNB stockholders is scheduled to be held at the main office of Southwestern National Bank at 6901 Corporate Drive, Houston, Texas 77036 at 2:00 p.m., local time, on August 16, 2018. At the special meeting, SWNB stockholders will be asked to vote on (1) a proposal to approve the merger agreement between Hanmi and SWNB, and (2) the Adjournment Proposal. Only SWNB stockholders of record as of the close of business on July 9, 2018 are entitled to notice of and to vote at the SWNB special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of at least two-thirds of the issued and outstanding shares of common stock of SWNB. As of the July 9, 2018 record date, there were 13,535,036 shares of SWNB common stock issued and outstanding. As of July 9, 2018, directors and executive officers of SWNB (and their affiliates), as a group, beneficially owned 6,711,286 shares of SWNB common stock, representing 48.79% of the outstanding shares of SWNB common stock. The directors of SWNB have collectively agreed to vote 6,491,842 shares of SWNB common stock over which they have the power to vote or the power to direct the vote (47.96% of the issued and outstanding shares of SWNB common stock as of July 9, 2018) in favor of the merger agreement at the special meeting.

The Merger and the Merger Agreement (page 33)

The merger of SWNB with and into Hanmi is governed by the merger agreement, which is attached as Appendix A to this document. The merger agreement provides that if all of the conditions are satisfied or waived, SWNB will be merged with and into Hanmi, with Hanmi as the surviving entity. We encourage you to read the merger agreement.

What Will SWNB Stockholders Receive in the Merger (page 48)

The merger agreement provides that each SWNB stockholder will be entitled to elect to receive for each share of SWNB common stock that they own: (1) $5.74 in cash or (2) 0.1961 shares of Hanmi common stock. However, individual elections will be limited by the requirement in the merger agreement that 80% of the shares of SWNB common stock is exchanged for Hanmi common stock and 20% is exchanged for cash. Therefore, allocations of Hanmi common stock and cash that a SWNB stockholder receives will depend on the elections made by other SWNB stockholders.

Additionally, if the “SWNB Closing Capital” (as determined in accordance with the merger agreement) is in excess of $48,563,000, SWNB may declare and pay a special dividend in the amount of such excess, subject to certain federal tax considerations. The SWNB Closing Capital is the SWNB Capital at closing. “SWNB Capital” is defined in the merger agreement as SWNB’s capital stock, surplus, accumulated other comprehensive income or loss, as determined in accordance with generally accepted accounting principles in the United States of America (which we refer to as “GAAP”) on a consolidated basis (calculated in the same manner in which SWNB’s consolidated equity capital at December 31, 2017 was calculated) and excluding realized gains on the sales of securities, gains on the dispositions of property and equipment (including any real estate owned), gains on the sales of loans (except for realized gains on the sales of SBA 7(a) loans originated beginning after May 18, 2018 through the effective time, and certain SBA 7(a) loans disclosed by SWNB to Hanmi), any recovery or net benefit received on loans disclosed by SWNB to Hanmi, and goodwill and other intangible assets (i.e., tangible common equity). In calculating SWNB Capital, transaction-related expenses, as defined in the merger agreement, that exceed $1.5 million, on an after tax basis, will reduce the amount of SWNB Capital.

For purposes of illustration only, as of March 31, 2018, the SWNB Closing Capital would have been approximately $48,430,786. This would not have resulted in the payment of any special dividend to SWNB’s stockholders.

Dissenters’ Rights (page 30)

Under Texas law, SWNB stockholders who deliver a written demand for payment of the fair cash value of their shares of SWNB common stock prior to the SWNB special meeting and who vote against the merger agreement at the special meeting will be entitled, if and when the merger is completed, to receive the fair cash value of their shares. Stockholders’ right to make this demand and receive the fair value of their shares in cash is known as “dissenters’ rights.” Dissenters’ rights are contingent upon strict compliance with the procedures set forth in Chapter 10, Subchapter H of the Texas Business Organizations Code (Sections 10.351-10.368).

For additional information regarding dissenters’ rights, see “Dissenters’ Rights” and the complete text of Sections 10.351-10.368 of the Texas Business Organizations Code attached to this document as Appendix B. If SWNB stockholders have any questions regarding dissenters’ rights, such stockholders should consult with their own legal advisers. See “Dissenters’ Rights” on page 30.

Market Price and Share Information (page 26)

The following table shows the closing price per share of Hanmi common stock and the implied value of the merger consideration payable for each share of SWNB common stock, giving effect to the merger on May 18, 2018, which is the last day on which shares of Hanmi common stock traded preceding the public announcement of the proposed merger, and on July 9, 2018, the most recent practicable date prior to the mailing of this document. The implied value of one share of SWNB common stock is computed by adding the sum of: (1) 0.8 times the price of a share of Hanmi common stock by the 0.1961 exchange ratio and (2) 0.2 times the cash consideration of $5.74. See “Description of the Merger—Consideration to be Received in the Merger.”

	Hanmi Common Stock	Cash Consideration	Implied Price Per Share of SWNB Common Stock
May 18, 2018	$28.65	$5.74	$5.64
July 9, 2018	$29.50	$5.74	$5.78

Recommendation of SWNB Board of Directors (page 35)

The SWNB board of directors has unanimously approved the merger agreement and the proposed merger. The SWNB board of directors believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, SWNB and its stockholders, and therefore unanimously recommends that SWNB stockholders vote “FOR” the proposal to approve the merger agreement. In reaching this decision, SWNB’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—SWNB’s Reasons for the Merger; Recommendation of SWNB’s Board of Directors.”

Opinion of SWNB’s Financial Advisor (page 38)

At the May 18, 2018 meeting of the SWNB board of directors, a representative of Sheshunoff & Co. Investment Banking, L.P. (which we refer to as “Sheshunoff”) rendered Sheshunoff’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the SWNB board of directors, dated May 18, 2018, as to the fairness, as of such date, from a financial point of view, to the holders of SWNB’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Sheshunoff, dated May 18, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document.

Sheshunoff provided its opinion for the information and assistance of the SWNB board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of SWNB common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Sheshunoff did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Sheshunoff opinion does not constitute a recommendation to the

SWNB board of directors or any holder of SWNB common stock as to how the board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Regulatory Approvals (page 55)

The merger cannot be completed unless it is approved by the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the California Department of Business Oversight (which we refer to as the “Department of Business Oversight”). In addition, the merger cannot be completed without the approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) pursuant to the Bank Holding Company Act, or a waiver by the Federal Reserve of any requirement for an application, and the non-objection of the Texas Department of Banking. Hanmi filed the required applications with the FDIC and the Department of Business Oversight, a notice with the Texas Department of Banking, and a waiver request with the Federal Reserve requesting confirmation that Hanmi may acquire SWNB without the filing of a formal application. As of the date of this document, Hanmi has not received the required regulatory approvals, non-objection or waiver for the merger, but does not know of any reason why it would not be able to obtain these approvals, non-objection and waiver in a timely manner. Hanmi cannot be certain when or if it will receive the approvals of the FDIC and Department of Business Oversight, the non-objection of the Texas Department of Banking, and the waiver to filing an application from the Federal Reserve.

Conditions to Completing the Merger (page 57)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement by at least two-thirds of the issued and outstanding shares of common stock of SWNB;

•	the absence of any order, decree, injunction, statute, rule or regulation that enjoins or prohibits the consummation of the merger or the bank merger;

•	approval of and non-objection to the merger by the appropriate regulatory authorities;

•	effectiveness of the registration statement of which this document is a part;

•	authorization by the Nasdaq Stock Market of the listing of the shares of Hanmi common stock to be issued to SWNB stockholders;

•	receipt by Hanmi and SWNB of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”);

•	subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of Hanmi and SWNB in the merger agreement;

•	performance in all material respects by each of Hanmi and SWNB of its respective obligations under the merger agreement;

•	the absence of any material adverse effect with respect to Hanmi and SWNB since the date of the merger agreement;

•	not more than 10% of the outstanding shares of common stock of SWNB having perfected their right to dissent under the Texas Business Organizations Code;

•	none of the regulatory approvals containing any materially burdensome conditions;

•	on the third business day immediately preceding the closing date, Southwestern National Bank having total month-to-date average core deposits of not less than $190,000,000;

•	SWNB’s closing capital being equal or greater than $48,563,000;

•	on the third business day immediately preceding the closing date, Southwestern National Bank’s allowance for loan losses must not be less than $4,231,000; and

•	SWNB having received a favorable private letter ruling from the IRS.

Termination (page 69)

The merger agreement may be terminated by mutual written consent of Hanmi and SWNB at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Hanmi or SWNB may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by January 31, 2019, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement;

•	SWNB stockholders do not approve the merger agreement at the SWNB special meeting of stockholders, provided SWNB can only terminate under this provision if it has complied with certain obligations pursuant to the merger agreement;

•	a required regulatory approval is denied or a governmental authority or court prohibits the consummation of the merger; or

•	there is a breach of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Hanmi may terminate the merger agreement if SWNB has breached its covenant not to solicit alternative acquisition proposals from a party other than Hanmi, or if the SWNB board of directors does not convene the SWNB special meeting of stockholders or recommend approval of the merger to its stockholders, or modifies or qualifies its recommendation to stockholders in a manner adverse to Hanmi.

Hanmi may also terminate the merger agreement if SWNB does not receive a favorable private letter ruling from the IRS as required by the merger agreement or SWNB does not receive a private letter ruling from the IRS as required by the merger agreement within six months from the date of the merger agreement.

In addition, SWNB may terminate the merger agreement if it has received a superior acquisition proposal from a party other than Hanmi and SWNB’s board of directors has determined to accept the superior proposal, after determining in good faith, after consultation with legal counsel, that failing to take such action would violate its fiduciary duties.

Termination Fee (page 69)

Under certain circumstances described in the merger agreement, including circumstances involving alternative acquisition proposals from a party other than Hanmi and changes in the recommendation of the SWNB board of directors to its stockholders, SWNB may be required to pay to Hanmi a $3.12 million termination fee in connection with the termination of the merger agreement.

Expense Reimbursement (page 70)

Hanmi and SWNB will each pay its own costs and expenses incurred in connection with the merger. However, if the merger agreement is terminated because of SWNB’s failure to obtain a favorable private letter ruling from the IRS, Hanmi will be reimbursed its documented reasonable costs and expenses incurred in connection with obtaining the regulatory approvals required under the merger agreement.

Interests of SWNB Officers and Directors in the Merger that are Different from the Interests of SWNB Stockholders (page 56)

You should be aware that some of SWNB’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of SWNB’s stockholders generally. These include:

•	The termination of all outstanding SWNB stock options, whether or not vested, in exchange for a cash payment to the stock option holder equal to the number of shares provided for in each such stock option, multiplied by the positive difference between $5.74 and the exercise price of the relevant stock option, less applicable tax withholdings.

•	The continued employment of Marianne Plant, Senior Vice President and Chief Credit Officer of SWNB, and Mohammed Younus, Dallas Regional President of SWNB, on mutually agreeable terms.

•	Rights of officers and directors of SWNB and its affiliates to continued indemnification coverage and continued coverage under a directors’ and officers’ liability insurance policy.

SWNB’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger That Are Different From Yours.”

Accounting Treatment of the Merger (page 51)

Hanmi will account for the merger under the “acquisition” method of accounting in accordance with GAAP. Using the acquisition method of accounting, Hanmi will record the assets and liabilities of SWNB at their respective fair values at the time of the completion of the merger. The difference between the purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as goodwill or bargain purchase gain.

Certain Differences in Stockholder Rights (page 74)

SWNB stockholders who receive shares of Hanmi common stock will become Hanmi stockholders and their rights will be governed by Delaware law and by Hanmi’s certificate of incorporation and bylaws. See “Comparison of Rights of Stockholders” for a summary of the material differences between the respective rights of Hanmi stockholders and SWNB stockholders.

Material U.S. Federal Income Tax Consequences of the Merger to SWNB Stockholders (page 51)

If you exchange your shares of SWNB common stock solely for Hanmi common stock, you generally will not recognize any gain or loss except with respect to the cash you receive instead of any fractional share of Hanmi common stock. Any cash received in lieu of a fractional share interest will generally be treated as received in full payment for such fractional share of stock and as capital gain or loss. If you exchange your shares of SWNB common stock solely for cash, you generally will recognize gain or loss on the exchange equal to the difference between the amount of cash received and the adjusted tax basis in of SWNB common stock exchanged in the merger. If you exchange your shares of SWNB common stock for a combination of Hanmi common stock and cash, you generally will not recognize any loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Hanmi common stock you receive pursuant to the merger over your adjusted tax basis in your shares of SWNB common stock surrendered, and (2) the amount of cash consideration you receive pursuant to the merger. Because the allocations of cash and Hanmi common stock that you receive will depend on the elections made by other SWNB stockholders, you will not know the actual federal income tax consequences of the merger to you until the allocations are completed.

This tax treatment may not apply to all SWNB stockholders. SWNB’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder. Determining the actual tax consequences of the merger to SWNB stockholders can be complicated. SWNB stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

RISK FACTORS

In addition to the other information included in this document, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this document titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

Because the market price of Hanmi common stock will fluctuate, SWNB stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of SWNB common stock will be converted into either 0.1961 shares of Hanmi common stock or $5.74 in cash. The market value of the stock consideration may vary from the value on the date Hanmi announced the merger, on the date that this document is mailed to SWNB stockholders, on the date of the special meeting of SWNB stockholders, on the date the merger is completed and thereafter. Any change in the market price of Hanmi common stock prior to the completion of the merger will affect the market value of the merger consideration that SWNB stockholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Hanmi common stock or shares of SWNB common stock. Stock price changes may result from a variety of factors that are beyond the control of Hanmi and SWNB, including, but not limited to, general market and economic conditions, changes in Hanmi’s business, operations and prospects and regulatory considerations. Therefore, at the time of the SWNB special meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of Hanmi common stock. See “Market Price and Dividend Information” on page 26 for ranges of historic market prices of Hanmi common stock.

The price of Hanmi common stock might decrease after the merger.

Following the merger, many holders of SWNB common stock will become stockholders of Hanmi. Hanmi common stock could decline in value before or after the merger. For example, during the twelve-month period ended July 9, 2018 (the most recent practicable date before the printing of this document), the closing price of Hanmi common stock varied from a low of $25.90 to a high of $32.55 and ended that period at $29.50. The market value of Hanmi common stock fluctuates based upon general market economic conditions, Hanmi’s business and prospects, and other factors, many of which Hanmi cannot control.

SWNB stockholders may receive a form of consideration different from what they elect.

The merger consideration to be received by SWNB stockholders is subject to the requirement that 80% of the shares of SWNB common stock be exchanged for Hanmi common stock and 20% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Hanmi common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

Hanmi may be unable to successfully integrate SWNB’s operations and retain SWNB’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. The process of integrating operations could interrupt the momentum of the business and operations of Hanmi and SWNB, and could lead to the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Hanmi following the merger.

Additionally, Hanmi may not be able to successfully achieve the level of cost savings, revenue enhancements, and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of SWNB to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. This could have an adverse effect on Hanmi’s business, results of operations and stock price.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire SWNB.

Until the completion of the merger, SWNB is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Hanmi. In addition, SWNB has agreed to pay a termination fee to Hanmi in specified circumstances. These provisions could discourage other companies from trying to acquire SWNB even though those other companies may be willing to offer greater value to SWNB’s stockholders than what Hanmi has offered in the merger. The payment of the termination fee also could have a material adverse effect on SWNB’s financial condition and results of operations.

Certain of SWNB’s officers and directors have interests that are different from, or in addition to, interests of SWNB’s stockholders generally.

The directors and officers of SWNB have interests in the merger that are different from, or in addition to, the interests of SWNB stockholders generally. These include: (1) provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of SWNB for events occurring before the merger; (2) the termination of all outstanding SWNB stock options, whether or not vested, with a cash payment to the stock option holder equal to the number of shares provided for in each such stock option, multiplied by the positive difference between $5.74 and the exercise price of the relevant stock option, less applicable tax withholdings; and (3) the continued employment of Marianne Plant, Senior Vice President and Chief Credit Officer of SWNB, and Mohammed Younus, Dallas Regional President of SWNB, on mutually agreeable terms. For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger That Are Different from Yours.”

SWNB and Hanmi will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SWNB or Hanmi. These uncertainties may impair SWNB’s or Hanmi’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with SWNB and Hanmi to change their existing business relationships. Retention of certain employees by SWNB or Hanmi may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with SWNB or Hanmi. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with SWNB or Hanmi, SWNB’s business or Hanmi’s business could be harmed. In addition, subject to certain exceptions, SWNB has agreed to operate its business in the ordinary course pending the closing of the merger. See “Description of the Merger—Covenants of SWNB and Hanmi in the Merger Agreement” for a description of the restrictive covenants applicable to SWNB and Hanmi.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Hanmi and SWNB.

If the merger is not completed, the ongoing businesses of Hanmi and SWNB may be adversely affected and Hanmi and SWNB will be subject to several risks, including the following:

•	Hanmi and SWNB will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, SWNB is subject to certain restrictions on the conduct of its business pending the completion of the merger, which may materially and adversely affect its ability to fully execute its business plan;

•	under the merger agreement, SWNB is required to pay a termination fee if the merger agreement is terminated under specific circumstances, including if SWNB accepts an acquisition proposal from a third party other than Hanmi;

•	under the merger agreement, SWNB may be required to reimburse Hanmi for its documented reasonable costs and expenses incurred in connection with obtaining the regulatory approvals required under the merger agreement if the merger agreement is terminated pursuant to SWNB’s failure to obtain a favorable private letter ruling from the IRS; and

•	matters relating to the merger may require substantial commitments of time and resources by Hanmi and SWNB management, which could otherwise have been devoted to other opportunities that may be beneficial to Hanmi or SWNB as independent companies.

In addition, the financial markets as well as customers and employees of Hanmi or SWNB may react unfavorably if the merger is not completed. Hanmi or SWNB also may be subject to litigation related to any failure to complete the merger.

Both Hanmi and SWNB stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Each of Hanmi and SWNB stockholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. Upon the completion of the merger, SWNB stockholders who receive Hanmi common stock in the merger will become stockholders of Hanmi with a percentage ownership interest in the combined organization that is substantially less than their percentage ownership of SWNB. Further, because shares of Hanmi common stock will be issued to SWNB stockholders, existing Hanmi common stockholders will have their ownership and voting interests diluted by approximately 6.0%. Accordingly, Hanmi and SWNB stockholders will not be able to exercise as much influence over the management and policies of the combined organization as they currently can.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each SWNB stockholder may be responsible for payment of U.S. income taxes related to the merger.

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each SWNB stockholder would recognize a gain or loss equal to the difference between the (1) the sum of the fair market value of Hanmi common stock and the amount of cash consideration, if any, received by the SWNB stockholder in the merger and (2) the SWNB stockholder’s adjusted tax basis in the shares of SWNB common stock exchanged therefor.

In certain circumstances, cash merger consideration received may be taxed as a dividend rather than capital gains and SWNB’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual stockholder.

In certain circumstances, the cash merger consideration received by a SWNB stockholder who receives Hanmi common stock and cash may be taxed as a dividend, rather than as capital gain. For purposes of this determination, the stockholder generally will be treated as if the stockholder first exchanged all of the stockholder’s shares of SWNB common stock solely for Hanmi common stock and then Hanmi immediately redeemed a portion of the Hanmi common stock in exchange for the cash the stockholder actually received. Moreover, under the Code, the SWNB stockholder may be deemed to constructively own shares of Hanmi common stock held by certain members of the stockholder’s family, by certain estates and trusts of which the stockholder is a beneficiary or by certain entities in which the stockholder has an ownership or beneficial interest, and certain stock options actually or constructively owned by the stockholder or such other persons may be aggregated with the stockholder’s shares of Hanmi common stock. Receipt of cash in such deemed redemption will generally be treated as a capital gain and will not have the effect of a dividend if such deemed redemption is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. For further information see the section of this document entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Because the determination as to whether an SWNB stockholder will recognize a capital gain or dividend income as a result of the exchange of SWNB common stock for a combination of Hanmi common stock and cash in the merger is based on facts and circumstances unique to each stockholder, the opinion received from SWNB’s legal counsel will not opine as to such treatment at the individual stockholder level. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

SWNB stockholders who make elections may be unable to sell their shares in the market pending the merger.

SWNB stockholders may elect to receive cash or Hanmi common stock consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that stockholders who hold their shares in certificate form turn in their SWNB stock certificates before the merger has been completed. This means that during the time between when the election is made and the date the merger is completed, SWNB stockholders will be unable to sell their SWNB common stock. If the merger is unexpectedly delayed, this period could be extended for a significant period of time. SWNB stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

The fairness opinion received by the board of directors of SWNB from SWNB’s financial advisor does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sheshunoff, SWNB’s financial advisor in connection with the merger, delivered to the board of directors of SWNB an opinion dated May 18, 2018. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Hanmi or SWNB, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Hanmi or SWNB.

The shares of Hanmi common stock to be received by SWNB stockholders as a result of the merger will have different rights than shares of SWNB common stock.

Following completion of the merger, SWNB stockholders who receive the stock consideration will become Hanmi stockholders and be governed by Delaware law and Hanmi’s certificate of incorporation and bylaws.

There are differences between the current rights of SWNB stockholders and the rights of Hanmi stockholders that may be important to SWNB stockholders. See “Comparison of Rights of Stockholders” for a discussion of the different rights associated with Hanmi common stock and SWNB common stock.

Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, Hanmi and SWNB must obtain the approval, non-objection or waiver of the Department of Business Oversight, the FDIC, the Texas Department of Banking and the Federal Reserve. In determining whether to grant these approvals, non-objections or waivers, the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

Goodwill incurred in the merger may negatively affect Hanmi’s financial condition.

To the extent that the merger consideration, consisting of shares of Hanmi common stock and cash to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles, of SWNB, that amount will be reported as goodwill by Hanmi. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect Hanmi’s financial condition.

Risks Related to Hanmi’s Business

You should read and consider risk factors specific to Hanmi’s business that will affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in Hanmi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” for a description of the information incorporated by reference into this document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This document contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of Hanmi’s and SWNB’s respective goals, intentions and expectations;

•	statements regarding Hanmi’s and SWNB’s respective business plans, prospects, growth and operating strategies;

•	statements regarding the quality of Hanmi’s and SWNB’s respective loan and investment portfolios; and

•	estimates of Hanmi’s and SWNB’s respective risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Hanmi’s and SWNB’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure to complete the merger due to the failure of SWNB stockholders to approve the merger agreement, failure to obtain applicable regulatory approvals or the failure to satisfy other closing conditions;

•	failure to complete the merger in a timely manner or on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with SWNB on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger, including the challenges of integrating, retaining, and hiring key personnel;

•	difficulties and delays in integrating the Hanmi and SWNB businesses or fully realizing expected cost savings and other benefits;

•	Hanmi’s potential exposure to unknown or contingent liabilities of SWNB;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in Hanmi’s stock price before the closing of the merger, including as a result of the financial performance of Hanmi and/or SWNB before the closing of the merger;

•	operational issues stemming from, or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Hanmi and SWNB are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•	changes in interest rates, which may affect Hanmi’s and/or SWNB’s net income or cash flows, or the market value of Hanmi’s and/or SWNB’s assets;

•	changes to the federal tax code;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in Hanmi’s credit ratings or in Hanmi’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Hanmi’s or SWNB’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Hanmi’s or SWNB’s control.

Annualized, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

For any forward-looking statements made in this document or in any documents incorporated by reference into this document, Hanmi and SWNB claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, neither Hanmi nor SWNB undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Hanmi, SWNB, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present selected historical financial information for Hanmi and for SWNB at and for the dates indicated. The following information is only a summary and not necessarily indicative of the results of future operations of Hanmi, SWNB or the combined company. The summary financial information for Hanmi is derived from prior filings made with the SEC, which are incorporated by reference into this document. The financial information for Hanmi at December 31, 2017 and 2016 and for the three years ended December 31, 2017 should be read in connection with the audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2017. The financial information for Hanmi for the three months ended March 31, 2018 and 2017 should be read in connection with the unaudited financial statements and notes thereto included in its Quarterly Report on Form 10-Q for the period ended March 31, 2018. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the operating results for the year ending December 31, 2018 or for any other period. See “Where You Can Find More Information” on page 83.

Selected Historical Consolidated Financial Data of Hanmi

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except share and per share data)
Summary Statements of Operations:
Interest and dividend income	$55,082	$48,349	$209,321	$178,471	$164,226	$136,734	$119,140
Interest expense	10,158	5,995	32,519	18,274	16,109	14,033	13,507

Net interest income	44,924	42,354	176,802	160,197	148,117	122,701	105,633
Loan and lease loss provision (income)	649	(80)	831	(4,339)	(11,614)	(6,258)	576
Noninterest income	6,061	7,217	33,415	33,075	47,602	42,296	27,900
Noninterest expense	29,757	27,240	114,102	108,223	115,328	98,671	70,441

Income before provision for income taxes	20,579	22,411	95,284	89,388	92,005	72,584	62,516
Provision for income taxes	5,724	8,628	40,624	32,899	38,182	22,379	22,732

Net income from continuing operations	14,855	13,783	54,660	56,489	53,823	50,205	39,784
(Loss) income from discontinued operations	—	—	—	—	—	(444)	73

Net income	$14,855	$13,783	$54,660	$56,489	$53,823	$49,761	$39,857

Summary Balance Sheets:
Cash and due from banks	$151,611	$138,592	$153,826	$147,235	$164,364	$158,320	$179,357
Securities	570,351	548,010	578,804	516,964	698,296	1,060,717	530,926
Loans and leases receivable (1)	4,381,780	3,910,799	4,273,415	3,812,340	3,140,381	2,735,832	2,177,498
Assets	5,305,641	4,811,821	5,210,485	4,701,346	4,234,521	4,232,443	3,054,379
Deposits	4,378,101	4,083,165	4,348,654	3,809,737	3,509,976	3,556,746	2,512,325
Liabilities	4,741,363	4,272,279	4,648,008	4,170,321	3,740,603	3,779,056	2,654,302
Stockholders’ equity	564,278	539,542	562,477	531,025	493,918	453,387	400,077
Tangible equity (2)	551,824	526,745	549,933	518,136	492,217	451,307	398,906
Average loans and leases (3)	4,310,964	3,881,686	4,039,346	3,423,292	2,901,698	2,440,682	2,156,626
Average securities	588,738	526,549	583,971	614,749	788,156	648,937	418,273
Average interest-earning assets	4,948,488	4,463,220	4,680,035	4,103,960	3,805,877	3,163,141	2,687,799
Average assets	5,213,790	4,738,221	4,952,466	4,372,698	4,076,669	3,410,751	2,827,508
Average deposits	4,317,627	3,873,840	4,160,072	3,607,585	3,502,886	2,872,029	2,391,248
Average interest-bearing liabilities	3,306,878	2,979,139	3,125,766	2,640,953	2,493,513	2,054,680	1,678,618
Average stockholders’ equity	565,867	534,273	548,135	518,867	476,401	425,913	392,601
Average tangible equity (4)	553,362	521,420	535,416	516,238	474,498	425,018	391,342

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Per Share Data:
Earnings per share—basic	$0.46	$0.43	$1.70	$1.76	$1.69	$1.57	$1.26
Earnings per share—diluted	0.46	0.43	1.69	1.75	1.68	1.56	1.26
Book value per share (5)	17.36	16.66	17.34	16.42	15.45	14.21	12.60
Tangible book value per share (6)	16.98	16.26	16.96	16.03	15.39	14.14	12.56
Cash dividends declared per share	0.24	0.19	0.80	0.66	0.47	0.28	0.14
Common shares outstanding	32,502,658	32,392,580	32,431,627	32,330,747	31,974,359	31,910,203	31,761,550
Selected Performance Ratios:
Return on average assets (7) (8)	1.16%	1.18%	1.10%	1.29%	1.32%	1.47%	1.41%
Return on average stockholders’ equity (8) (9)	10.65%	10.46%	9.97%	10.89%	11.30%	11.79%	10.13%
Return on average tangible equity (8) (10)	10.89%	10.72%	10.21%	10.94%	11.34%	11.81%	10.18%
Net interest margin (11)	3.70%	3.89%	3.82%	3.95%	3.90%	3.88%	3.94%
Efficiency ratio (12)	58.36%	54.95%	54.28%	56.00%	58.93%	59.80%	52.75%
Dividend payout ratio (13)	52.17%	44.39%	47.06%	37.57%	27.81%	17.83%	11.11%
Average stockholders’ equity to average assets	10.85%	11.28%	11.07%	11.87%	11.69%	12.49%	13.89%
Selected Capital Ratios:
Total risk-based capital ratio:
Hanmi Financial	15.43%	16.16%	15.50%	13.86%	14.91%	15.89%	17.48%
Hanmi Bank	15.13%	15.91%	15.20%	13.64%	14.86%	15.18%	16.79%
Tier 1 risk-based capital ratio:
Hanmi Financial	12.52%	12.93%	12.55%	13.02%	13.65%	14.63%	16.26%
Hanmi Bank	14.39%	15.07%	14.47%	12.80%	13.60%	13.93%	15.53%
Common equity tier 1 capital ratio:
Hanmi Financial	12.09%	12.56%	12.19%	12.73%	13.65%	—%	—%
Hanmi Bank	14.39%	15.07%	14.47%	12.80%	13.60%	—%	—%
Tier 1 leverage ratio:
Hanmi Financial	10.88%	11.21%	10.79%	11.53%	11.31%	10.91%	13.62%
Hanmi Bank	12.51%	13.08%	12.44%	11.33%	11.27%	10.39%	13.05%
Selected Asset Quality Ratios:
Non-performing loans and leases to loans and leases (14) (15)	0.35%	0.32%	0.37%	0.30%	0.60%	0.92%	1.16%
Non-performing assets to assets (16)	0.32%	0.36%	0.34%	0.40%	0.65%	0.97%	0.87%
Net loan and lease charge-offs (recoveries) to average loans and leases (15)	(0.01)%	(0.08)%	0.05%	0.18%	(0.06)%	(0.06)%	0.29%
Allowance for loan and lease losses to loans and leases	0.72%	0.84%	0.72%	0.84%	1.35%	1.88%	2.58%
Allowance for loan and lease losses to non-performing loans and leases (17)	206.85%	259.53%	194.39%	275.80%	196.12%	204.26%	222.42%

(1)	Excludes loans held for sale.
(2)	Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Tangible equity is a “Non-GAAP” financial measure, as discussed in the following section.
(3)	Includes loans held for sale.
(4)	Average tangible equity is calculated by subtracting average goodwill and average other intangible assets from average stockholders’ equity. Average tangible equity is a “Non-GAAP” financial measure, as discussed in the following section.
(5)	Stockholders’ equity divided by shares of common stock outstanding.
(6)	Tangible equity divided by common shares outstanding. Tangible equity is a “Non-GAAP” financial measure, as discussed in the following section.

(7)	Net income divided by average assets.
(8)	Amounts calculated on net income from continuing operations.
(9)	Net income divided by average stockholders’ equity.
(10)	Net income divided by average tangible equity. Average tangible equity is a “Non-GAAP” financial measure, as discussed in the following section.
(11)	Net interest income divided by average interest-earning assets. Computed on a tax-equivalent basis using the 35% statutory federal tax rate.
(12)	Noninterest expense divided by the sum of net interest income and noninterest income.
(13)	Dividends declared per share divided by basic earnings per share.
(14)	Nonperforming loans and leases, excluding loans held for sale, consist of nonaccrual loans and leases, and loans and leases past due 90 days or more still accruing interest; except for the three months ended March 31, 2018 and March 31, 2017.
(15)	Excludes PCI loans; except for the three months ended March 31, 2018 and March 31, 2017.
(16)	Nonperforming assets consist of nonperforming loans and leases and other real estate owned; except for the three months ended March 31, 2018 and March 31, 2017.
(17)	Excludes allowance for loan losses on PCI loans; except for the three months ended March 31, 2018 and March 31, 2017.

Non-GAAP Financial Measures

Hanmi calculates certain supplemental financial information determined by methods other than in accordance with GAAP, including tangible assets, tangible stockholders’ equity and tangible book value per share. These non-GAAP measures are used by management in analyzing Hanmi’s capital strength.

Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution.

Management believes the presentation of these financial measures excluding the impact of items described in the preceding paragraph provide useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. These disclosures should not be viewed as a substitution for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Average Tangible Equity and Return on Average Tangible Equity

The following table reconciles these non-GAAP performance measure to the GAAP performance measure for the periods indicated:

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Average stockholders’ equity	$565,867	$534,273	$548,135	$518,867	$476,401	$425,913	$392,601
Less average goodwill	(11,031)	(11,031)	(11,031)	(1,078)	—	—	—
Less average other intangible assets	(1,474)	(1,822)	(1,688)	(1,551)	(1,903)	(895)	(1,259)

Average tangible equity	$553,362	$521,420	$535,416	$516,238	$474,498	$425,018	$391,342

Return on average stockholders’ equity	10.65%	10.46%	9.97%	10.89%	11.30%	11.79%	10.13%
Effect of average intangible assets	0.24%	0.26%	0.24%	0.05%	0.04%	0.02%	0.05%

Return on average tangible equity	10.89%	10.72%	10.21%	10.94%	11.34%	11.81%	10.18%

Tangible Stockholders’ Equity and Tangible Book Value Per Share

The following table reconciles these non-GAAP performance measure to the GAAP performance measure for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Stockholders’ equity	$564,278	$539,542	$562,477	$531,025	$493,918	$543,387	$400,077
Less goodwill	(11,031)	(11,031)	(11,031)	(11,031)	—	—	—
Less other intangible assets	(1,423)	(1,766)	(1,513)	(1,858)	(1,701)	(2,080)	(1,171)

Tangible stockholders’ equity	$551,824	$526,745	$549,933	$518,136	$492,217	$451,307	$398,906

Book value per share	17.36	16.66	17.34	16.42	15.45	14.21	12.60
Effect of intangible assets	(0.38)	(0.40)	(0.38)	(0.39)	(0.06)	(0.07)	(0.04)

Tangible book value per share	$16.98	$16.26	$16.96	$16.03	$15.39	$14.14	$12.56

Selected Historical Consolidated Financial Data of SWNB

	At or For the Three Months Ended March 31,*		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$409,435	$359,951	$394,841	$358,469	$349,221	$343,202	$348,025
Cash and cash equivalents	69,019	50,255	64,046	62,832	58,072	53,555	54,057
Investment securities	66,146	83,047	69,880	85,753	116,340	141,348	159,013
Net loans	256,965	210,562	243,227	187,146	147,728	128,113	110,934
Deposits	345,753	298,600	330,535	297,600	287,975	282,689	288,286
Total stockholders’ equity	48,411	46,313	48,563	45,080	46,068	45,030	38,758
OPERATING DATA
Net interest income	$3,156	$2,666	$11,721	$9,615	$8,739	$9,219	$8,950
Provision (credit) for loan losses	—	(4)	(4)	(334)	(670)	(1,562)	(1,100)
Non-interest income	503	481	2,275	1,795	1,916	1,849	2,581
Non-interest expense	2,700	2,235	9,343	8,349	8,441	8,753	9,387
Income tax expense	—	—	—	—	—	—	—
Net income	960	916	4,657	3,395	2,883	3,876	3,244
COMMON SHARE DATA
Basic earnings per share	$0.07	$0.07	$0.35	$0.25	$0.21	$0.28	$0.24
Diluted earnings per share	0.07	0.07	0.34	0.25	0.21	0.27	0.23
Dividends per share	0.03	0.02	0.13	0.10	0.10	0.06	0.05
Book value per share (1)	3.58	3.45	3.60	3.36	3.33	3.27	2.81
Basic earnings per share (2)	0.06	0.05	0.20	N/A	N/A	N/A	N/A
Diluted earnings per share (2)	0.06	0.05	0.20	N/A	N/A	N/A	N/A
Book value per share (2)	3.56	3.43	3.50	N/A	N/A	N/A	N/A
Outstanding shares (basic)	13,535,036	13,435,036	13,495,036	13,435,036	13,827,434	13,771,878	13,771,878
Outstanding shares (diluted)	13,764,480	13,704,480	13,704,480	13,621,703	14,021,601	14,098,101	14,072,101
KEY OPERATING RATIOS
Return on average assets	1.03%	1.04%	1.26%	0.96%	0.90%	1.17%	0.63%
Return on average common equity	8.67%	8.21%	10.00%	7.41%	6.88%	10.02%	5.77%
Interest rate spread	3.17%	3.06%	3.22%	2.75%	2.62%	2.76%	2.61%
Net interest margin (3)	3.40%	3.29%	3.46%	3.02%	2.80%	2.92%	2.75%

	At or For the Three Months Ended March 31,*		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Average stockholders’ equity to average assets	11.91%	12.63%	12.56%	12.97%	13.06%	11.79%	10.89%
Dividend payout ratio (4)	41.40%	33.12%	37.48%	85.48%	45.67%	0.00%	0.00%
Efficiency ratio (5)	70.84%	68.83%	65.27%	71.97%	74.43%	74.64%	81.23%
Allowance for loan losses to total loans	1.63%	1.67%	1.71%	1.87%	2.34%	3.13%	4.82%
Non-performing loans to total loans (6)	0.29%	0.35%	0.30%	0.39%	0.50%	0.87%	4.96%
Non-performing assets to total assets (7)	0.18%	0.19%	0.19%	0.21%	0.22%	0.34%	1.70%
Allowance for loan losses to non-performing loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	1.83%
Net charge-offs to average loans	(0.05)%	(0.03)%	(0.31)%	(0.21)%	(0.06)%	(0.06)%	0.44%
CAPITAL RATIOS
Total risk-based capital ratio	17.22%	19.06%	17.96%	20.31%	23.74%	25.12%	24.36%
Tier 1 risk-based capital ratio	15.97%	17.81%	16.71%	19.06%	22.48%	23.86%	23.08%
Leverage ratio	12.14%	12.83%	12.24%	12.36%	12.80%	12.40%	11.16%
Common equity tier 1 risk-based	15.97%	17.81%	16.71%	19.06%	22.48%	N/A	N/A

(1)	Stockholders’ equity divided by shares of common stock outstanding.
(2)	SWNB is a Subchapter S corporation; to allow comparability, the data has been tax effected at the then current income tax rates.
(3)	Net interest income divided by average interest-earning assets.
(4)	Dividends declared per share divided by basic earnings per share.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Non-performing loans include non-accrual loans and loans past due 90 days or more and still accruing interest.
(7)	Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned.
*	BKD, LLP, SWNB’s independent auditor, has not been engaged to perform, any procedures related to the unaudited financial information of SWNB contained in this offering document.

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Hanmi and SWNB giving effect to the merger (which we refer to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Hanmi incorporated by reference to this document. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information listed as “per equivalent SWNB share” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.1961, and does not reflect the receipt of cash by holders of SWNB common stock. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. We also expect that Hanmi and SWNB will incur merger and integration charges as a result of combining Hanmi and SWNB. The pro forma information, while helpful in illustrating the financial characteristics of Hanmi following the merger under one set of assumptions, does not reflect these anticipated benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Hanmi would have been had the companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference in this document.

	SWNB Historical (1)	Hanmi Historical	Pro Forma Combined (2)	Per Equivalent SWNB Share
Book value per share:
At March 31, 2018	$3.56	$17.36	$17.97	$3.52
At December 31, 2017	3.50	17.34	17.96	3.52

Cash dividends declared per share (3):
Three months ended March 31, 2018	$0.03	$0.24	$0.24	$0.05
Year ended December 31, 2017	0.13	0.80	0.80	0.16

Earnings per share—basic:
Three months ended March 31, 2018	$0.06	$0.46	$0.46	$0.09
Year ended December 31, 2017	0.20	1.70	1.69	0.33

Earnings per share—diluted:
Three months ended March 31, 2018	$0.06	$0.46	$0.46	$0.09
Year ended December 31, 2017	0.20	1.69	1.67	0.33

(1)	SWNB historical book value per share, basic earnings per share and diluted earnings per share have been adjusted to reflect a C-Corp basis.
(2)	The pro forma combined book value per share of Hanmi common stock is based upon the pro forma combined common stockholders’ equity for Hanmi and SWNB divided by total pro forma common shares of the combined entity.
(3)	The pro forma combined cash dividend information assumes continuation of Hanmi’s historical dividend.

MARKET PRICE AND DIVIDEND INFORMATION

Hanmi common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.” There is no established public trading market for SWNB common stock and no broker makes a market in the stock. The closing sale price reported for Hanmi common stock on May 18, 2018, the last trading day before the proposed merger was publicly announced, was $28.65. The following table lists the high and low sales prices per share for Hanmi common stock and the dividends declared for the periods indicated.

	Hanmi Common Stock
	High	Low	Dividends
Quarter Ended
September 30, 2018 (through July 9, 2018)	$29.55	$28.15	$—
June 30, 2018	31.85	26.95	0.24
March 31, 2018	32.46	28.01	0.24

December 31, 2017	33.10	28.45	0.21
September 30, 2017	31.20	25.45	0.21
June 30, 2017	30.90	25.95	0.19
March 31, 2017	35.85	28.20	0.19

December 31, 2016	35.40	22.78	0.19
September 30, 2016	26.97	22.32	0.19
June 30, 2016	24.44	20.64	0.14
March 31, 2016	23.38	18.92	0.14

You should obtain current market prices for Hanmi common stock because the market price of Hanmi common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can obtain these quotations on the Internet or by calling your broker.

As of July 9, 2018, there were approximately 917 holders of record of Hanmi common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

As of July 9, 2018, there were approximately 130 holders of record of SWNB common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms. Stock transfer records maintained by SWNB indicate that there have been relatively infrequent transactions in SWNB stock. Sales and purchases of shares of SWNB common stock are privately negotiated, and SWNB may not be aware of the price for those transactions. As a result, trading price data is very limited and may not accurately reflect the actual market value of the shares.

Following the merger, the declaration of dividends will be at the discretion of Hanmi’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Hanmi, applicable state law and government regulations and other factors deemed relevant by Hanmi’s board of directors. See the section of this document entitled “Comparative Pro Forma Per Share Data” for more information.

SPECIAL MEETING OF SWNB STOCKHOLDERS

This document is being provided to holders of SWNB common stock as SWNB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of SWNB stockholders to be held on August 16, 2018, and at any adjournment or postponement of the special meeting. This document is also being provided to SWNB stockholders as Hanmi’s prospectus in connection with the issuance by Hanmi of its shares of common stock as consideration in the merger.

Date, Place and Time of the Meeting

The special meeting will be held at the main office of Southwestern National Bank at 6901 Corporate Drive, Houston, Texas 77036 at 2:00 p.m., local time, on August 16, 2018.

Matters to be Considered

At the special meeting, you will be asked to vote on a proposal to approve the merger agreement. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Who Can Vote at the Meeting

You are entitled to vote if the records of SWNB showed that you held shares of SWNB common stock as of the close of business on July 9, 2018. As of the close of business on that date, 13,535,036 shares of SWNB common stock were issued and outstanding. Each share of SWNB common stock has one vote. If you are a beneficial owner of shares of SWNB common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of SWNB common stock entitled to vote (a “quorum”) is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of SWNB common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of at least two-thirds of the issued and outstanding shares of common stock of SWNB at which a quorum is present. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as shares voted against the merger agreement.

The affirmative vote of the majority of votes cast at a meeting at which a quorum is present is required to approve the Adjournment Proposal. The failure to vote in person or submit valid proxy instructions, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Shares Held by SWNB’s Officers and Directors

As of July 9, 2018, directors and executive officers of SWNB beneficially owned 6,711,286 shares of SWNB common stock, representing 48.79% of the issued and outstanding shares of SWNB common stock. SWNB’s directors have entered into voting agreements with Hanmi to vote 6,491,842 shares of SWNB common stock over which they have the power to vote or the power to direct the vote, representing 47.96% of the issued and outstanding shares of SWNB common stock, in favor of the merger agreement at the special meeting.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, SWNB recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you are a “stockholder of record,” you can vote your shares:

•	by completing and mailing the proxy card that is enclosed; or

•	by voting in person at the special meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote by completing and mailing the proxy card that is enclosed.

SWNB stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via telephone or Internet.

If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the Adjournment Proposal. If you are the record holder of your shares of SWNB common stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the Adjournment Proposal. SWNB’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” the Adjournment Proposal.

You may revoke your proxy before it is voted by:

•	filing with SWNB’s Corporate Secretary a duly executed revocation of proxy;

•	submitting a new proxy at a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Address written notices of revocation and other communication with respect to the revocation of proxies to:

Doris Chen, Corporate Secretary

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. SWNB does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of SWNB. Additionally, officers and directors of SWNB may solicit proxies personally or by telephone or other means of communication, without additional compensation. SWNB will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of SWNB common stock.

PROPOSAL NO. 1—MERGER PROPOSAL

SWNB is asking its stockholders to approve the merger agreement. Holders of SWNB common stock should read this document carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this document as Appendix A.

After careful consideration, the SWNB board of directors unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of SWNB and the stockholders of SWNB. See “Description of the Merger—SWNB’s Reasons for the Merger; Recommendation of SWNB’s Board of Directors” included elsewhere in this document for a more detailed discussion of the SWNB board of directors’ recommendation.

SWNB’s board of directors unanimously recommends a vote “FOR” the merger proposal.

PROPOSAL NO. 2—ADJOURNMENT PROPOSAL

If, at the SWNB special meeting, the number of shares of SWNB common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, SWNB intends to move to adjourn the SWNB special meeting in order to enable SWNB’s board of directors to solicit additional proxies for approval of the merger proposal. In that event, SWNB will ask its stockholders to vote upon the Adjournment Proposal, but not the merger proposal. SWNB is asking its stockholders to authorize the holder of any proxy solicited by the SWNB board of directors on a discretionary basis to vote in favor of adjourning the SWNB special meeting to another time and place to solicit additional proxies, including the solicitation of proxies from SWNB stockholders who have previously voted.

SWNB’s board of directors unanimously recommends a vote “FOR” the Adjournment Proposal.

DISSENTERS’ RIGHTS OF SWNB STOCKHOLDERS

General

If you hold one or more shares of SWNB common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of SWNB common stock paid to you in cash. The appraised fair value may be more or less than the value of the consideration you would receive under the merger agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (§§10.351-10.368), which are attached to this document as Appendix B, and to consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent and is qualified in its entirety by reference to those statutes in Appendix B. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the SWNB special meeting, provide SWNB with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which Hanmi may send a notice if the merger is completed;

•	you must vote your shares of SWNB common stock against the merger agreement at the SWNB special meeting;

•	you must, not later than the 20th day after Hanmi sends you notice that the merger was completed, provide Hanmi with a written demand for payment of fair value of your SWNB common stock, that states the number and class of shares of SWNB common stock you own, your estimate of the fair value of such stock, and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after the date on which you make the written demand for payment from Hanmi, submit to Hanmi the certificates representing your shares of SWNB common stock to which the demand relates, for purposes of making a notation on the certificates that a demand for the payment of the fair value of the shares has been made.

If you intend to dissent from the merger, you should send your written objection to, prior to the special meeting, to SWNB at the following address:

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

Attention: President and Corporate Secretary

If you fail to vote your shares of SWNB common stock at the special meeting against the approval of the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Hanmi common stock and/or cash as described in the merger agreement. If you comply with the first two items above and the merger is completed, Hanmi will send you a written notice advising you that the merger has been completed. Hanmi must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment

If you wish to receive the fair value of your shares of SWNB common stock in cash, you must, within 20 days of the date the notice of consummation of the merger was delivered or mailed to you by Hanmi, send a written demand to Hanmi for payment of the fair value of your shares of SWNB common stock. The fair value of your shares of SWNB common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Hanmi must be sent to:

Hanmi Financial Corporation

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

Attention: President and Corporate Secretary

Your written demand must state how many shares of SWNB common stock you own and your estimate of the fair value of your shares of SWNB common stock. If you fail to send this written demand to Hanmi within 20 days of Hanmi’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of SWNB common stock. Instead, you will receive shares of Hanmi common stock and/or cash as described in the merger agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Hanmi your certificates representing SWNB common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your shares of SWNB common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Hanmi, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Hanmi’s Actions upon Receipt of Your Demand for Payment

Within 20 days after Hanmi receives your demand for payment and your estimate of the fair value of your shares of SWNB common stock, Hanmi must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If Hanmi accepts your estimate, Hanmi will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Hanmi will make this payment to you only if you have surrendered the certificates representing your shares of SWNB common stock, duly endorsed for transfer, to Hanmi.

If Hanmi does not accept your estimate, Hanmi will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the merger to accept or decline Hanmi’s offer. If you accept the offer, Hanmi must pay the agreed amount within 120 days of the merger being completed, but only if you have surrendered the certificates representing your shares of SWNB common stock, duly endorsed for transfer, to Hanmi.

Payment of the Fair Value of Your Shares of SWNB Common Stock upon Agreement of an Estimate

If you and Hanmi reach an agreement on the fair value of your shares of SWNB common stock within 90 days after the merger is completed, Hanmi must pay you the agreed amount within 120 days after the merger is completed, but only if you have surrendered the share certificates representing your shares of SWNB common stock, duly endorsed for transfer, to Hanmi.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and Hanmi are unable to reach an agreement as to the fair market value of your shares of SWNB common stock within 90 days after the merger is completed, you or Hanmi may, within 60 days after the expiration of the 90-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of SWNB common stock. The court will determine if you have complied with the dissenters’ rights provisions of the Texas Business Organizations Code and if you have become entitled to a valuation of and payment for your shares of SWNB common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will be entitled to a reasonable fee payable from court costs which the court shall allocate between Hanmi and the dissenting stockholders as the court determines to be fair and equitable.

The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Hanmi may object to all or part of the appraisal report. The court will determine the fair value of your shares and direct Hanmi to pay that amount, plus interest accruing from the 91st day after the merger is completed until the date of the court’s judgment. Hanmi must pay the amount of the judgment to you immediately after you surrender to Hanmi the certificates representing your shares of SWNB common stock, duly endorsed for transfer, to Hanmi.

Rights as a Stockholder

If you have demanded payment for your SWNB common stock pursuant to the procedures described above, you will not thereafter be entitled to vote or exercise any other rights as a SWNB stockholder except the right to receive payment for your shares as described above and the right to bring an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud, your right to dissent and receive payment of the fair value of your shares of SWNB common stock under the dissenters’ rights provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand to Hanmi for payment of the fair value of your shares of SWNB common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares.

Termination of Right to Dissent

If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of SWNB common stock in cash will cease and you will be entitled to receive the same consideration received by other SWNB stockholders in the merger. Your status as a stockholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

Income Tax Consequences

See “Description of the Merger—Material Tax Consequences of the Merger” on page 51 for a discussion on how the federal income tax consequences to you will change if you elect to dissent from the merger.

DESCRIPTION OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Appendix A and is incorporated by reference into this document. We urge you to read carefully this entire document, including the merger agreement and the other appendices, as this summary may not contain all of the information that you consider important.

General

The merger agreement provides for the merger of SWNB with and into Hanmi, with Hanmi as the surviving entity. Immediately following the merger, Southwestern National Bank, the wholly-owned subsidiary of SWNB, will merge with and into Hanmi Bank, the wholly-owned subsidiary of Hanmi, with Hanmi Bank as the surviving entity. Hanmi will remain the bank holding company for Hanmi Bank.

Background of the Merger

From time to time, SWNB’s board of directors has engaged in reviews and discussions of SWNB’s long-term strategies and objectives, considering ways that it might enhance stockholder value and SWNB’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by SWNB’s board of directors have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution. These discussions have also focused on, among other things, the business and regulatory environment facing financial institutions in general, and SWNB in particular, as well as ways to enhance SWNB’s competitive position in the marketplace.

In the context of reviewing its strategic plans, in 2014, SWNB discussed with representatives of Sheshunoff opportunities for SWNB to enhance or provide liquidity to stockholders, while continuing to allow SWNB to operate and grow its business. In this process, executives, board members and other representatives of SWNB and Sheshunoff held many conversations, both by telephone and in person, about possible strategic alternatives, including continued independent operations and the potential sale or merger of SWNB.

These discussions ultimately led to SWNB engaging Sheshunoff in 2014 to explore opportunities for a sale of SWNB. Sheshunoff identified several potential acquirors for SWNB and communicated these to management of SWNB. These parties were selected in consultation with SWNB based upon their size, capacity to pay, stock liquidity and strategic interest in SWNB or banks in the Texas marketplace.

In June 2014, Sheshunoff engaged in an auction process and requested that interested parties submit written expressions of interest concerning an acquisition of SWNB. SWNB received three written offers; however, no offers were deemed acceptable for various reasons, including, but not limited to, price and liquidity of the bidder’s currency. As a result, at that time, SWNB’s board of directors determined that the best course of action was to continue growing the bank, improving asset quality and waiting for market conditions and prices to improve. SWNB continued down this path for the next three years.

In November 2017, SWNB’s board of directors appointed a subcommittee to work with Sheshunoff to determine if market conditions were now more favorable for a potential sale. The need for liquidity requested by several large stockholders as well as improvement in bank merger prices were both noted as reasons for re-engaging Sheshunoff in November 2017.

Sheshunoff submitted to SWNB’s board of directors a list of ten banks that Sheshunoff believed would be interested in engaging in a business transaction with SWNB, including Hanmi. This list was approved by the subcommittee in late 2017. As before, these potential suitors were selected in consultation with SWNB based upon their size, capacity to pay, stock liquidity and strategic interest in SWNB or banks in the Texas marketplace.

Sheshunoff then began the process of assembling current financial information on SWNB and Southwestern National Bank, reaching out to banks on the approved list and obtaining non-disclosure agreements from interested parties. The non-disclosure agreements did not contain stand-still provisions. As a result of this process, in early 2018, five banks signed non-disclosure agreements and received the confidential information memorandum concerning SWNB and Southwestern National Bank. Of these five interested parties, three submitted written offers and one submitted an oral offer. The fifth elected not to continue the process. Sheshunoff held discussions with all parties submitting offers in an effort to fully understand their level of interest and determine if a higher price than that stated in the respective offers could be obtained. These discussions resulted in offers ranging from aggregate consideration valued from $58.0 million to $78.0 million, with Hanmi identified as the highest bidder with the most liquid currency.

On January 10, 2018, Hanmi provided SWNB a non-binding letter of interest that contemplated Hanmi acquiring all of the issued and outstanding SWNB common stock in a transaction for shares of Hanmi common stock and cash, subject to among other things completion of due diligence and entry into a definitive agreement. Through their respective financial advisors, SWNB and Hanmi continued discussions and negotiations concerning the terms of the non-binding letter of interest, arriving at a revised letter of interest dated January 30, 2018, with stock and cash consideration that had an aggregate transaction value of $78.0 million.

On or about February 1, 2018, the subcommittee of SWNB’s board of directors submitted Hanmi’s letter of interest to the full board of directors for its consideration, along with a summary of all the parties Sheshunoff had contacted and the offers received from those parties. SWNB’s board of directors, after a full day of deliberation, determined that an 8% improvement in the price of Hanmi’s offer would be needed to sign the letter of interest. Following discussions between Sheshunoff and Hanmi’s financial advisor, Hanmi agreed to the request for an 8% improvement in price and submitted a revised letter of interest dated January 30, 2018. This letter stipulated a purchase price of 20% cash and 80% stock, with the number of shares to be determined by the volume weighted average price (which we refer to as the “VWAP”) for the 20 days prior to the signing of the definitive agreement, and contained other standard terms for a letter of interest, including an exclusivity provision, a requirement that members of SWNB’s board of directors sign a voting agreement and that the directors also sign a non-competition and non-solicitation agreement. SWNB’s board of directors met again in mid-February 2018 to review the revised letter of interest with representatives of Sheshunoff, and at that meeting authorized its Chairman to sign the revised letter of interest and move forward with Hanmi.

Hanmi performed onsite due diligence from February 27, 2018 to March 2, 2018. Their review did not identify any matters requiring an adjustment to the purchase price.

On April 2, 2018, SWNB engaged Fenimore, Kay, Harrison & Ford LLP (which we refer to as “Fenimore Kay”), as legal counsel, to assist with matters related to a proposed transaction with Hanmi. On April 5, 2018, Luse Gorman, PC (which we refer to as “Luse Gorman”), on behalf of Hanmi, sent an initial draft of the merger agreement to Fenimore Kay, on behalf of SWNB. On April 18, 2018, the SWNB Board held a board meeting to review and consider the proposed transaction and the initial draft of the merger agreement submitted by Hanmi. At that meeting, representatives of Fenimore Kay explained the terms of the merger agreement and related transaction documents. Also at the meeting, representatives of Sheshunoff reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by SWNB’s board of directors. At that time, the SWNB board of directors determined that there continued to be open issues relating to the transaction, and requested that Fenimore Kay and Sheshunoff continue negotiations with the legal and financial advisors for Hanmi to resolve the remaining open issues.

One of these issues was that during the pendency of the negotiations in April and early May, Hanmi’s stock price drifted downward by more than 10%, raising concern among SWNB’s board members. Following extensive discussions among SWNB board members, Hanmi’s executive management, Sheshunoff and Hanmi’s financial advisors, an agreement was reached to fix the number of Hanmi shares to be issued at 2,123,376, plus cash of $15,899,260 (inclusive of outstanding options).

From late April through mid-May, the parties continued to negotiate certain aspects of the transaction, including the price negotiations described in the preceding paragraph, and to complete further due diligence. Additional transaction terms negotiated included additional flexibility for Southwestern National Bank’s management to sell certain assets before closing of the merger, reducing the fiduciary-out break-up fee from 4.5% to 4.0%, clarifying certain definitions and other requirements in the merger agreement and clarifying that Southwestern National Bank and SWNB may continue to pay Subchapter S tax distributions through closing consistent with past practice.

On May 18, 2018, the SWNB board of directors held another special meeting to consider approval of the merger agreement. Representatives of Sheshunoff and Fenimore Kay participated in that board meeting. At that meeting, the SWNB board of directors reviewed a final draft of the merger agreement, and Fenimore Kay reviewed the final material terms of the proposed merger agreement and related documents with the SWNB board of directors. Representatives of Fenimore Kay also reviewed the regulatory and stockholder processes required to complete the merger, and each member of the board had the opportunity to discuss and ask questions of SWNB’s legal counsel and management regarding the terms of the merger agreement and such related documents.

At this special meeting, representatives of Sheshunoff reviewed with the SWNB board of directors Sheshunoff’s financial analysis of the merger consideration and rendered its oral fairness opinion (later confirmed in writing dated as of May 18, 2018), to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such opinion, the merger consideration was fair, from a financial point of view, to the disinterested stockholders of SWNB.

On May 18, 2018, Hanmi’s board of directors held a meeting at which representatives of Hanmi’s senior management were present and representatives from its financial advisor, D.A. Davidson & Co. (which we refer to as “D.A. Davidson”), and its legal counsel, Luse Gorman, were present via telephone. Representatives of D.A. Davidson reviewed the financial aspects of the transaction. Hanmi’s board of directors was updated on the results of the completion of the legal and business due diligence review of SWNB. A representative of Luse Gorman reviewed in detail the terms of the merger agreement. After further discussion, Hanmi’s board of directors unanimously approved the merger agreement.

After further discussion among the directors and SWNB’s advisors, including with respect to the factors described, the SWNB board of directors unanimously determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, SWNB and its stockholders, and unanimously approved the merger agreement, related documents and related actions, and recommended the adoption and approval of such agreement and transactions to the SWNB stockholders. After this meeting, the parties continued work to finalize the merger agreement, related documents and disclosure schedules, and entered into the merger agreement dated May 18, 2018, and announced the transaction in a joint press release at the opening of business on May  21, 2018.

SWNB’s Reasons for the Merger; Recommendation of SWNB’s Board of Directors

After careful consideration, at its meeting on May 18, 2018, the SWNB board of directors determined that the merger is in the best interests of SWNB and its stockholders and that the consideration to be received in the merger is fair to the SWNB stockholders. Accordingly, the SWNB board of directors unanimously approved the merger agreement and recommended that the SWNB stockholders vote “FOR” the merger agreement.

The SWNB board of directors believes that partnering with Hanmi will maximize the long-term value of SWNB’s investment in SWNB, and that the merger will provide the combined company with additional resources necessary to compete more effectively in its Texas market areas.

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the SWNB board of directors evaluated the merger and the merger agreement, in consultation with SWNB’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of SWNB and Hanmi;

•	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of SWNB and Hanmi, development, productivity, profitability and strategic options;

•	the complementary aspects of SWNB’s and Hanmi’s respective businesses, including customer focus, Hanmi’s experience with and dedication to the Asian-American community, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	SWNB’s belief that a merger with Hanmi would allow SWNB stockholders to participate in the future performance of a combined company that would have better future prospects than SWNB was likely to achieve on a stand-alone basis or through other strategic alternatives;

•	SWNB’s belief that SWNB and Hanmi share a similar strategic vision;

•	Hanmi’s commitment to enhancing its strategic position in its markets;

•	the fact that a significant portion of the merger consideration is to be paid in the form of Hanmi common stock, which would allow former SWNB stockholders to participate as Hanmi stockholders in the growth of Hanmi and in any synergies resulting from the merger;

•	the historical performance of Hanmi common stock;

•	the limited liquidity that SWNB stockholders have with respect to their investment in SWNB, for which there is no active public market, and the fact that as Hanmi stockholders, SWNB’s stockholders would have increased liquidity in the form of a publicly-traded security;

•	the value of the merger consideration compared to the current and projected book value of SWNB and compared to similar recent transactions in the industry;

•	the fact that the portion of the merger consideration to be paid in the form of Hanmi common stock is expected to be tax-free to SWNB stockholders;

•	the terms of the merger agreement, and the presentation by SWNB’s legal advisors regarding the merger and the merger agreement;

•	the financial presentation of Sheshunoff, dated May 18, 2018, to the SWNB board of directors and the opinion of Sheshunoff, dated May 18, 2018, to the SWNB board of directors to the effect that, as of May 18, 2018, and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of SWNB common stock, as more fully described below under the section of this proxy statement/prospectus entitled “—Opinion of SWNB’s Financial Advisor” beginning on page 38;

•	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions;

•	Hanmi’s agreement to provide certain benefits to the employees of Southwestern National Bank; and

•	the likelihood of Hanmi consummating the merger based upon Hanmi’s history of completing other merger transactions.

The SWNB board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to SWNB if the merger is not completed;

•	the fact that the merger consideration, which consists primarily of shares of Hanmi common stock, provides less certainty of value to SWNB stockholders compared to a transaction in which they would receive only cash consideration;

•	the potential for a decline in the value of Hanmi common stock - whether before or after consummation of the merger - which would reduce the value of the consideration received by SWNB’s stockholders;

•	the risks of the condition to closing related to the request for relief from the IRS;

•	the provisions of the merger agreement restricting SWNB’s solicitation of third party acquisition proposals and the fact that SWNB would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

•	the requirement that SWNB conduct its business in the ordinary course and other restrictions on the conduct of SWNB’s business before completion of the merger, which may delay or prevent SWNB from undertaking business opportunities that may arise before completion of the merger;

•	the fact that gains from the cash component of the merger consideration would generally be taxable to SWNB’s United States stockholders for United States federal income tax purposes;

•	the risk that the anticipated benefits of the merger may not be realized or may take longer than expected to be realized;

•	the potential for unintended delays in the regulatory approval process; and

•	that interests of certain of SWNB’s directors and executive officers in the merger are different from, or in addition to, their interests as SWNB stockholders, which are further described in the section of this proxy statement/prospectus entitled “—Interests of SWNB’s Directors and Executive Officers in the Merger” beginning on page 56.

The foregoing discussion of the factors considered by the SWNB board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the SWNB board of directors. The SWNB board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the SWNB board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the SWNB board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the SWNB board of directors may have given different weight to different factors. The SWNB board of directors conducted an overall analysis of the factors described above including thorough discussions with SWNB management and SWNB’s advisors, and considered the factors overall to be favorable to, and to support, its determination.

For the reasons set forth above, the SWNB board of directors unanimously determined that the merger agreement and the related transactions, are advisable and in the best interests of SWNB and its stockholders, and unanimously adopted and approved the merger agreement and the related transactions. The SWNB board of directors unanimously recommends that the SWNB stockholders vote “FOR” the approval of merger agreement.

Opinion of SWNB’s Financial Advisor in Connection with the Merger

SWNB retained Sheshunoff to provide an opinion as to the fairness from a financial point of view to SWNB’s stockholders of the merger consideration to be received by the stockholders of SWNB. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporation and other purposes. SWNB retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On May 18, 2018, Sheshunoff rendered its fairness opinion to the board of directors of SWNB that, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of SWNB. The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this document. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of SWNB and does not constitute a recommendation to any stockholder of SWNB as to how he or she should vote at the special meeting of stockholders of SWNB.

In connection with the fairness opinion, Sheshunoff:

•	Reviewed the latest draft of the merger agreement;

•	Discussed the terms of the merger agreement with the management of SWNB and SWNB’s legal counsel;

•	Conducted conversations with management of SWNB regarding recent and projected financial performance of SWNB;

•	Evaluated the financial condition of SWNB and its subsidiary bank based upon a review of Call Reports/Uniform Bank Performance Reports for the five-year period ended December 31, 2017 and interim period through March 31, 2018, and internally-prepared financial reports for SWNB and its subsidiary bank for the interim period through March 31, 2018;

•	Compared SWNB’s recent operating results with those of certain other banks in the United States with an Asian-American customer focus as defined by S&P Global Market Intelligence that have recently been acquired;

•	Compared SWNB’s recent operating results with those of certain other banks in the Southwest Region of the United States as defined by S&P Global Market Intelligence that have recently been acquired;

•	Compared the pricing multiples for SWNB in the merger to recent acquisitions of banks in the United States with an Asian-American customer focus as defined by S&P Global Market Intelligence with similar characteristics to SWNB;

•	Compared the pricing multiples for SWNB in the merger to recent acquisitions of banks in the Southwest Region of the United States as defined by S&P Global Market Intelligence with similar characteristics to SWNB;

•	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by SWNB for the five-year period ending March 31, 2023;

•	Reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of SWNB and Hanmi;

•	Discussed certain matters regarding Hanmi’s regulatory standing, financial performance, and business prospects with Hanmi executives;

•	Reviewed certain internal and publicly available information regarding Hanmi that Sheshunoff deemed relevant;

•	Compared Hanmi’s recent operating results and pricing multiples with those of certain other publicly traded banks in the West Region as defined by S&P Global Market Intelligence that Sheshunoff deemed relevant;

•	Compared the historical stock price data and trading volume of Hanmi common stock to certain relevant indices;

•	Reviewed available stock analyst research reports concerning Hanmi; and

•	Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by SWNB in conjunction with this opinion. Sheshunoff assumed that any projections provided by or approved by SWNB were reasonably prepared on a basis reflecting the best currently available estimates and judgments of SWNB’s management. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of SWNB or Hanmi nor was Sheshunoff furnished with any such appraisal. Sheshunoff assumed that any off-balance-sheet activities of SWNB or Hanmi will not materially and adversely impact the future financial position or results of operation of Hanmi after the merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for SWNB and Hanmi are, respectively, adequate to cover such losses.

Sheshunoff assumed that the merger will be effected without any amendment or waiver of, or delay in the fulfillment of, any material terms or conditions set forth in the merger agreement provided to Sheshunoff or without any subsequent development that would have a material adverse effect on SWNB or Hanmi and thereby on the results of its analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Hanmi after the completion of the merger.

The fairness opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to Sheshunoff as of May 18, 2018.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of SWNB, Hanmi or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SWNB or Hanmi. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of SWNB with respect to the value of SWNB or Hanmi or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning SWNB and Hanmi as of March 31, 2018 that is believed to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such information.

Pursuant to the draft merger agreement dated May 18, 2018, Hanmi has agreed to exchange approximately $15.5 million in cash and approximately 2,123,376 shares of Hanmi common stock for all of the outstanding shares of common stock and options of SWNB. The aggregate consideration to be received by SWNB stockholders is valued at approximately $76.2 million as of Hanmi’s closing share price of $28.55 on May 17, 2018. SWNB will also pay out excess capital prior to the completion of the transaction, currently estimated at approximately $3.5 million assuming a closing date of August 31, 2018.

SWNB Discounted Cash Flow Analysis: Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that SWNB could produce on a stand-alone basis through March 31, 2023 under various circumstances, assuming that it performed in accordance with the projections provided by SWNB’s management.

Sheshunoff estimated the terminal value for SWNB at the end of March 31, 2023 by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of SWNB of 5.0% (or 1.05) and (2) dividing this product by the difference between the required rates of return shown below and the assumed annual long-term growth rate of earnings of 5.0% in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0%) and the terminal values using discount rates ranging from 14.5% to 16.5%. The discount rate range was chosen to reflect different assumptions regarding the required rates of return of SWNB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $4.29 to $5.27 as shown in the table below compared to the estimated merger consideration of $5.61 per share (excluding the payment of any excess capital to SWNB stockholders prior to the completion of the transaction).

	Discount Rate
	16.5%	15.5%	14.5%
Present value (in thousands)	$58,134	$64,212	$71,621
Present value (per share)	$4.29	$4.73	$5.27

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to SWNB. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks and thrifts in the United States with an Asian-American customer focus for which pricing data was available, with the following characteristics: targets with headquarters in the United States that were announced since January 1, 2011, and reporting a return on average assets greater than 0.0%. These comparable transactions consisted of 14 mergers and acquisitions of banks and thrifts with total assets ranging between $119.5 million and

$4.74 billion that were announced between January 23, 2011 and April 23, 2018. A listing of the transactions included in this comparable group follows:

Buyer	ST	Target	City	ST	Ann Date
RBB Bancorp	CA	First American Intl Corp	Brooklyn	NY	4/23/2018
Cathay General Bancorp	CA	SinoPac Bancorp	Los Angeles	CA	7/8/2016
Pvt Invr – Mr. Sai Yun Chung	CA	Eastern International Bank	Los Angeles	CA	3/4/2016
BBCN Bancorp Inc.	CA	Wilshire Bancorp Inc.	Los Angeles	CA	12/7/2015
RBB Bancorp	CA	TFC Holding Co.	Alhambra	CA	11/10/2015
Preferred Bank	CA	United International Bank	Flushing	NY	7/20/2015
FNB Bancorp	CA	America California Bank	San Francisco	CA	5/14/2015
Cathay General Bancorp	CA	Asia Bancshares Inc.	Flushing	NY	1/21/2015
East West Bancorp Inc.	CA	MetroCorp Bancshares Inc.	Houston	TX	9/18/2013
Wilshire Bancorp Inc.	CA	BankAsiana	Palisades Park	NJ	6/10/2013
RBB Bancorp	CA	Los Angeles National Bank	Buena Park	CA	1/8/2013
BBCN Bancorp Inc.	CA	Pacific International Bancorp	Seattle	WA	10/22/2012
FNB Bancorp	CA	Oceanic Bank Holding Inc.	San Francisco	CA	3/26/2012
ICBC		Bank of East Asia (USA) NA	New York	NY	1/23/2011

The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	1.94	2.24	2.52	66.3	26.7	41.2	15.8
Minimum	0.52	0.52	0.55	14.2	9.5	5.1	(4.7)
Median	1.31	1.34	1.56	25.7	16.7	21.5	5.8
SWNB*	1.57	1.57	1.85	24.4	18.6	22.0	8.0

*	SWNB pricing multiples exclude the distribution of any excess capital to its stockholders prior to closing
**	Last-twelve-months

The transaction value multiples exceed the medians of the Asian-American focused comparable group on a price to book, price to tangible book, price to 8% tangible book, price to assets, price to deposits, and premium to deposits basis by a comfortable margin. The transaction value multiples are slightly below the median of the Asian-American focused comparable group on a price to last twelve months earnings basis. The transaction value multiple on price to last twelve months earnings trail the comparable group median due in part to the slightly higher return on average assets level of SWNB compared to the median of the comparable group level.

The second set of comparable transactions consisted of a group of selected transactions for banks and thrifts headquartered in the United States for which pricing data was available, with the following characteristics: deals that were announced in the Southwest Region of the United States (as defined by S&P Global Market Intelligence) since January 1, 2016 with target total assets less than $2.0 billion and a return on average assets between 0.0% and 1.0%. These comparable transactions consisted of 12 mergers and acquisitions of banks and thrifts with total assets ranging between $112.7 million and $1.38 billion that were announced between March 7, 2016 and February 13, 2018. A listing of the transactions included in this comparable group follows:

Buyer	ST	Target	City	ST	Ann Date
Hilltop Holdings Inc.	TX	Bank of River Oaks	Houston	TX	2/13/2018
Guaranty Bancshares Inc.	TX	Westbound Bank	Katy	TX	1/29/2018
Union S&L Association	LA	Hibernia Bancorp Inc.	New Orleans	LA	12/11/2017
Veritex Holdings Inc.	TX	Liberty Bancshares Inc.	Forth Worth	TX	8/1/2017
People’s Utah Bancorp	UT	Town & Country Bank Inc.	Saint George	UT	5/31/2017
Mid-America Financial Corp.	KS	Morgan Financial Corp.	Fort Morgan	CO	4/26/2017
Investar Holding Corp.	LA	Citizens Bancshares Inc.	Ville Platte	LA	3/8/2017
Heartland Financial USA Inc.	IA	Citywide Banks of Colorado Inc.	Denver	CO	2/13/2017
First Guaranty Bancshares Inc.	LA	Premier Bancshares Inc.	McKinney	TX	1/30/2017
Veritex Holdings Inc.	TX	Sovereign Bancshares Inc.	Dallas	TX	12/14/2016
First Bancshares Inc.	MS	Iberville Bank	Plaquemine	LA	10/14/2016
Triumph Bancorp Inc.	TX	ColoEast Bankshares Inc.	Lamar	CO	3/7/2016

The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	1.92	1.94	2.07	42.3	20.9	26.1	9.6
Minimum	1.06	1.16	1.22	18.9	9.2	10.5	2.0
Median	1.35	1.37	1.59	21.6	15.1	17.2	5.2
SWNB*	1.57	1.57	1.85	24.4	18.6	22.0	8.0

*	SWNB pricing multiples exclude the distribution of excess capital to its stockholders prior to closing
**	Last twelve months

The transaction value multiples exceed the medians of the Southwest Region comparable group on a price to book, price to tangible book, price to 8% tangible book, price to earnings, price to assets, price to deposits, and premium to deposits basis by a comfortable margin.

Contribution Analysis: Sheshunoff reviewed the relative contributions of SWNB and Hanmi to the combined company based on regulatory data as of March 31, 2018 for SWNB and Hanmi. Sheshunoff compared the pro forma ownership interests (which excludes the cash component of the merger consideration) of SWNB and Hanmi of 6.1% and 93.9%, respectively, to: (1) total assets of 7.2% and 92.8%, respectively; (2) total loans of 5.6% and 94.4%, respectively; (3) total deposits of 7.3% and 92.7%, respectively; (4) last twelve months net-interest income of 6.3% and 93.7%, respectively; (5) last twelve months non-interest income of 6.6% and 93.4%, respectively; (6) last twelve months non-interest expenses of 7.7% and 92.3%, respectively; (7) last twelve months earnings (tax-affected for SWNB) of 5.7% and 94.3%, respectively; and (8) total tangible equity of 8.1% and 91.9%, respectively. The contribution analysis shows that the ownership of SWNB stockholders in the combined company is less than the contribution of the components listed due largely to the considerable amount of cash consideration in the merger. The contributions are shown in the following table.

($000)	Assets	%	Loans	%	Deposits	%
SWNB	$409,435	7.2%	$261,224	5.6%	$345,753	7.3%
Hanmi	$5,305,641	92.8%	$4,413,557	94.4%	$4,378,101	92.7%

Combined Company	$5,715,076	100.0%	$4,674,781	100.0%	$4,723,854	100.0%

($000)	LTM Net Interest Income	%	LTM Non-Interest Income	%	LTM Non-Interest Expenses	%
SWNB	$12,083	6.3%	$2,267	6.6%	$9,707	7.7%
Hanmi	$179,372	93.7%	$32,259	93.4%	$116,619	92.3%

Combined Company	$191,455	100.0%	$34,526	100.0%	$126,326	100.0%

($000)	Earnings*	%	Shares (Actual)%		Tangible Equity	%
SWNB	$3,361	5.7%	2,123,376	6.1%	$48,411	8.1%
Hanmi	$55,732	94.3%	32,502,658	93.9%	$551,824	91.9%

Combined Company	$59,093	100.0%	34,626,034	100.0%	$600,235	100.0%

Data as of March 31, 2018; LTM defined as last twelve months

Shares issued to SWNB slightly lower as a % than contributed tangible capital due to approximately

$15.5 million of purchase price being paid in cash (20% of total consideration, excludes any excess capital)

*	SWNB earnings adjusted to a C-Corp basis

If this was an all-stock transaction, SWNB Stockholders would have 7.6% of pro forma shares of Hanmi outstanding.

Pro Forma Financial Impact: Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share and tangible book value per share for the twelve-month periods ending 2019 through 2023 based on the projections provided by SWNB’s management for SWNB on a stand-alone basis assuming pre-tax cost savings of $3.88 million phased in by 2020 (the end of the second year after completion of the transaction). Stand-alone projections for Hanmi were based on median analyst estimates and obtained from S&P Global Market Intelligence.

The analysis indicated pro forma consolidated earnings per share dilution of $0.10 per share or 4.1% in year one and accretion of $0.07 per share or 2.1% by year five compared to estimated earnings per share for Hanmi on a stand-alone basis. The implied tangible book value per share dilution in the merger was $0.26 per share or 1.3% in year one and the implied tangible book value accretion was $0.13 per share or 0.5% by year five. The tangible book value dilution is earned back between years three and four. The analysis of whether the merger consideration is accretive or dilutive to Hanmi based on the above measures and the amounts of such accretion or dilution is sensitive to the composition of the merger consideration and the accounting assumptions to be made by Hanmi.

Comparable Company Analysis: Sheshunoff compared the operating and market results of Hanmi to the results of other publicly traded banking companies. The comparable publicly traded companies in the West Region of the United States (as defined by S&P Global Market Intelligence) were selected primarily on the basis of location and total asset size. Hanmi was compared to banks with total assets between $1 billion and $10 billion that were headquartered in the West Region of the United States (also as defined by S&P Global Market Intelligence). The companies listed below are the group that met this criteria:

Company	City	State	Ticker	Exchange	Total Assets ($000)
Bank of Commerce Holdings	Sacramento	CA	BOCH	NASDAQ	1,245,575
Bank of Marin Bancorp	Novato	CA	BMRC	NASDAQ	2,510,043
Bofi Holding, Inc.	San Diego	CA	BOFI	NASDAQ	9,982,320
Central Pacific Financial Corp.	Honolulu	HI	CPF	NYSE	5,651,287
Central Valley Community Bancorp	Fresno	CA	CVCY	NASDAQ	1,622,997
CVB Financial Corp.	Ontario	CA	CVBF	NASDAQ	8,356,160
First Financial Northwest, Inc.	Renton	WA	FFNW	NASDAQ	1,226,358
First Foundation Inc.	Irvine	CA	FFWM	NASDAQ	4,842,182
First Northwest Bancorp	Port Angeles	WA	FNWB	NASDAQ	1,189,585
Hanmi Financial Corporation	Los Angeles	CA	HAFC	NASDAQ	5,305,641
Heritage Commerce Corp	San Jose	CA	HTBK	NASDAQ	2,785,548
Heritage Financial Corporation	Olympia	WA	HFWA	NASDAQ	4,676,250
HomeStreet, Inc.	Seattle	WA	HMST	NASDAQ	6,924,056
Luther Burbank Corporation	Santa Rosa	CA	LBC	NASDAQ	6,033,888
Northrim Bancorp, Inc.	Anchorage	AK	NRIM	NASDAQ	1,524,741
Oak Valley Bancorp	Oakdale	CA	OVLY	NASDAQ	1,052,813
Opus Bank	Irvine	CA	OPB	NASDAQ	7,297,761
Pacific Mercantile Bancorp	Costa Mesa	CA	PMBC	NASDAQ	1,297,767
Pacific Premier Bancorp, Inc.	Irvine	CA	PPBI	NASDAQ	8,086,816
Preferred Bank	Los Angeles	CA	PFBC	NASDAQ	3,781,924
Provident Financial Holdings, Inc.	Riverside	CA	PROV	NASDAQ	1,176,602
RBB Bancorp	Los Angeles	CA	RBB	NASDAQ	1,715,104
Riverview Bancorp, Inc.	Vancouver	WA	RVSB	NASDAQ	1,151,535
Sierra Bancorp	Porterville	CA	BSRR	NASDAQ	2,373,524
Territorial Bancorp Inc.	Honolulu	HI	TBNK	NASDAQ	2,055,701
TriCo Bancshares	Chico	CA	TCBK	NASDAQ	4,779,957
Westamerica Bancorporation	San Rafael	CA	WABC	NASDAQ	5,551,036

The data for the following table is based on GAAP financial information as of March 31, 2018 provided by S&P Global Market Intelligence. Some of the ratios presented are proprietary to S&P Global Market Intelligence and may not strictly conform to the common industry determination.

	Hanmi	Peer Group Median
	(%)	(%)
Return on Average Assets	1.10	0.97
Return on Average Equity	10.02	8.75
Net Interest Margin	3.77	3.82
Efficiency Ratio	55.0	62.0
Tangible Equity to Tangible Asset Ratio	10.43	9.64
Loan Loss Reserves to Loans Ratio	0.72	0.97
Ratio of Non-performing Assets to Total Assets	0.40	0.46
Total Capital Ratio	15.4	15.4

Hanmi’s performance as measured by its return on average assets and return on average equity was above the peer group while its net interest margin was slightly below that of its peer group median level. Hanmi’s efficiency ratio was somewhat stronger (lower level) than its peers. Hanmi’s tangible capital level was above its peers, while its asset quality, as measured by its ratio of non-performing assets to total assets, generally matched that of the peer group median. Its ratio of loan loss reserves to loans was slightly lower than the median peer group level, while its Total Capital Ratio matched the peer group median.

Sheshunoff compared Hanmi’s trading results to its peers. The results are summarized in the following table. The data for the following table is based on publicly available GAAP financial information and market data as of May 16, 2018 provided by S&P Global Market Intelligence.

	Hanmi		Peer Group Median
Market Price as a Multiple of Stated Book Value	1.64	x	1.66	x
Market Price as a Multiple of Stated Tangible Book Value	1.68	x	1.89	x
Price as a Multiple of LTM Earnings	16.5	x	19.0	x
Market Price as a Percent of Assets	17.5%		17.5%
Dividend Yield	3.4%		1.8%
Dividend Payout	49.1%		23.9%

Hanmi’s price-to-book multiple as measured by its market price as a multiple of stated book value and its market price as a multiple of stated tangible book value were lower than the comparable peer group medians. Hanmi’s price-to-earnings multiple, as shown by the price as a multiple of last twelve months earnings through March 31, 2018, was lower compared to its peers. Hanmi’s market price to assets ratio matched that of its peers. Hanmi’s dividend yield and dividend payout ratio were both higher than its peers.

Sheshunoff compared selected stock market results of Hanmi to the KBW Nasdaq Regional Bank Index for all publicly traded banks over the past three-month, one-year and two-year periods. Hanmi’s common stock has underperformed the KBW Nasdaq Regional Bank index over the three-month, one-year and two-year period on a percentage stock price change basis.

No company or transaction used in the comparable company and comparable transaction analysis is identical to SWNB, Hanmi, or the combined company following the completion of the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of SWNB and Hanmi and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with SWNB, Sheshunoff will receive a fee of $35,000 for the fairness opinion that is not contingent on the closing of the merger and additional fees in an amount approximately equal to 0.90% of the total merger consideration that are contingent upon consummation of the merger. In addition, SWNB agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. SWNB also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial point of view to the stockholders of SWNB and does not constitute a recommendation to any of SWNB’s stockholders to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by SWNB.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Hanmi pursuant to the merger is fair to the stockholders of SWNB, from a financial point of view.

Hanmi’s Reasons for the Merger

Hanmi’s board of directors believes that the merger is in the best interests of Hanmi and its stockholders. In deciding to approve the merger and the merger agreement, Hanmi’s board of directors considered a number of factors, including:

•	SWNB’s community banking orientation, its favorable reputation within its local communities and the Asian-American community, and its compatibility with Hanmi and its subsidiaries;

•	Hanmi management’s review of the business, operations, earnings and financial condition, including asset quality, of SWNB;

•	the scale, scope and strength of operations, product lines and delivery systems that could be achieved by combining Hanmi and SWNB;

•	the complementary nature of the business, market areas and corporate cultures of Hanmi and SWNB;

•	Hanmi’s historic performance in similar markets, including its success in Texas following its acquisition of United Central Bank in 2014;

•	the expectation that the merger will create the opportunity for the combined company to have superior future earnings and prospects compared to Hanmi’s earnings and prospects on a stand-alone basis;

•	Hanmi’s successful track record of creating stockholder value through merger and acquisition transactions, including its proven experience in successfully integrating acquired businesses and management’s belief that it will be able to integrate SWNB with Hanmi successfully;

•	Hanmi’s expectation that it will achieve cost savings equal to approximately 40% of SWNB’s non-interest expense;

•	that the transaction is expected to be accretive to earnings per share;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share; and

•	the likelihood of regulators approving the merger without burdensome conditions or delay.

The foregoing discussion of the information and factors considered by Hanmi’s board of directors is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Hanmi’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Hanmi’s board of directors considered all these factors as a whole, with the assistance of Hanmi’s management and Hanmi’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Unaudited Prospective Financial Information

SWNB does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, SWNB’s management provided its financial advisor, Sheshunoff, and Hanmi with certain non-public unaudited prospective financial information regarding SWNB prepared by SWNB’s management that was considered by Sheshunoff in preparing its fairness opinion, as described in this document under the heading “—Opinion of SWNB’s Financial Advisor in Connection with the Merger” beginning on page 38. This non-public unaudited prospective financial information was prepared as part of SWNB’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by SWNB to Sheshunoff and Hanmi.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of SWNB’s management made at the time they were prepared, and assume execution of various strategic initiatives that SWNB is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which SWNB operates, and the risks and uncertainties described under “Risk Factors” beginning on page 13 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 17, all of which are difficult to predict and many of which are outside the control of SWNB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this document of the non-public unaudited prospective financial information below should not be regarded as an indication that SWNB, Hanmi, their respective boards of directors, or Sheshunoff considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents SWNB management’s evaluation at the time it was prepared of certain measures of SWNB’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Hanmi or SWNB, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this document, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Hanmi would operate the SWNB business after the merger. Hanmi and SWNB do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of SWNB. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on SWNB or Southwestern National Bank of any possible failure of the merger to occur. None of SWNB, Southwestern National Bank, or Sheshunoff, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any stockholder of SWNB, or other person regarding SWNB’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Hanmi or SWNB that it is viewed as material information of SWNB or Southwestern National Bank particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the SWNB special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, SWNB stockholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of SWNB at and for the years ending December 31, 2018 and December 31, 2019 prepared by SWNB’s management and provided to Sheshunoff and Hanmi. Hanmi did not rely on these projections, as presented, for purposes of its internal financial analysis of the transaction.

	At and For the Year Ended December 31,
	2018	2019
	(In thousands)
Total Assets	$467,500	$555,000
Net Income	6,200	8,400
Tangible Equity	52,131	57,171

Consideration to be Received in the Merger

If and when the merger becomes effective, each share of SWNB common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive, at the holder’s election, either $5.74 in cash or 0.1961 shares of Hanmi common stock, plus cash in lieu of any fractional share. Although stockholders of SWNB can choose to receive cash or Hanmi common stock in exchange for their shares of SWNB common stock, all elections will be subject to the allocation and proration procedures described in the merger agreement.

If Hanmi declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Hanmi common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide SWNB stockholders with the same economic effect as contemplated by the merger agreement before any of these events.

SWNB’s stockholders will not receive fractional shares of Hanmi common stock. Instead, SWNB’s stockholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Hanmi common stock to which the stockholder is entitled, multiplied by (2) the average price of Hanmi common stock over the 20 trading days ending on and including the fifth business day before the closing date of the merger.

Additionally, if the “SWNB Closing Capital” (as determined in accordance with the merger agreement) is in excess of $48,563,000, SWNB may declare and pay a special dividend in the amount of such excess, subject to certain federal tax considerations. SWNB Closing Capital is the SWNB Capital as of closing. “SWNB Capital” is defined in the merger agreement as SWNB’s capital stock, surplus, accumulated other comprehensive income or loss, as determined in accordance with GAAP on a consolidated basis (calculated in the same manner in which SWNB’s consolidated equity capital at December 31, 2017 was calculated) and excluding realized gains on the sales of securities, gains on the dispositions of property and equipment (including any real estate owned), gains on the sales of loans (except for realized gains on the sales of SBA 7(a) loans originated after May 18, 2018 through the effective time, and certain SBA 7(a) loans disclosed by SWNB to Hanmi), any recovery or net benefit received on loans disclosed by SWNB to Hanmi, and goodwill and other intangible assets (i.e., tangible common equity). In calculating SWNB Capital, the transaction-related expenses, as defined in the merger agreement, that exceed $1.5 million, on an after tax basis, will reduce the amount of SWNB Capital.

For purposes of illustration only, as of March 31, 2018, the SWNB Closing Capital would have been approximately $48,430,786. This would not have resulted in the payment of any special dividend to SWNB’s stockholders.

Cash, Stock or Mixed Election

Under the terms of the merger agreement, SWNB stockholders may elect to convert their shares into cash, Hanmi common stock or a mixture of cash and Hanmi common stock. All elections are subject to the allocation and proration procedures described in the merger agreement, which provides that 80% of the shares of SWNB common stock outstanding at the effective time of the merger be converted into Hanmi common stock and 20% of the shares of SWNB common stock outstanding at the effective time of the merger be converted into cash. Neither Hanmi nor SWNB makes any recommendation as to whether SWNB stockholders should elect to receive cash or Hanmi common stock in the merger. Each SWNB stockholder must make their own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if SWNB stockholders in the aggregate elect to receive more or less of the Hanmi common stock than Hanmi has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If SWNB stockholders elect to receive more Hanmi common stock than Hanmi has agreed to issue in the merger, then all SWNB stockholders who have elected to receive cash or who have made no election will receive cash for their SWNB shares and all stockholders who elected to receive Hanmi common stock will receive a pro rata portion of the available Hanmi shares plus cash for those shares not converted into Hanmi common stock.

•	If Stock Is Undersubscribed: If SWNB stockholders elect to receive fewer shares of Hanmi common stock than Hanmi has agreed to issue in the merger, then all SWNB stockholders who have elected to receive Hanmi common stock will receive Hanmi common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by SWNB stockholders who have made no election is sufficient to make up the shortfall in the number of Hanmi shares that Hanmi is required to issue, then all SWNB stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Hanmi common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by SWNB stockholders who have made no election is insufficient to make up the shortfall, then all SWNB stockholders who made no election will receive Hanmi common stock and those SWNB stockholders who elected to receive cash will receive cash and Hanmi common stock in such proportion as is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Material U.S. Federal Income Tax Consequences of the Merger,” it may be necessary for Hanmi to reduce the number of shares of SWNB common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of SWNB common stock that will be converted into Hanmi common stock. If this adjustment is necessary, stockholders who elect to receive cash may be required on a pro rata basis to receive a greater amount of Hanmi common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and the merger agreement, you may receive Hanmi common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this document to holders of shares of SWNB common stock on or about the date this document is being mailed. Each election form entitles each holder of SWNB common stock to elect to receive cash, Hanmi common stock, or a combination of cash and stock, or make no election with respect to the form of merger consideration they wish to receive.

To make an effective election, you must submit a properly completed election form, along with your SWNB stock certificates representing all shares of SWNB common stock covered by the election form (or an appropriate guarantee of delivery), to the exchange agent, Computershare Trust Company, N.A., on or before 5:00 p.m., Central time, on August 31, 2018. Computershare Trust Company, N.A. will act as exchange agent in the merger and in that role will process the exchange of SWNB common stock for cash and/or Hanmi common stock. Shortly before the completion of the merger, the exchange agent will allocate cash and stock among SWNB stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your SWNB stock certificates after the merger is completed. In any event, do not forward your SWNB stock certificates with your proxy cards.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form that is received by the exchange agent before the election deadline or by withdrawal of your stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Hanmi common stock and/or cash for your SWNB common stock, you should complete and return the election form. If you do not make an election, you will be allocated Hanmi common stock and/or cash depending solely on the elections made by other stockholders.

Neither Hanmi nor SWNB makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for SWNB stockholders to the extent they receive Hanmi common stock. See “—Material U.S. Federal Income Tax Consequences of the Merger.”

If your certificates for SWNB common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent before the election deadline, SWNB shares may be properly exchanged, and an election will be effective, if:

•	such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•	the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged SWNB shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

SWNB stockholders who do not submit a properly completed election form or revoke their election form before the election deadline will have their shares of SWNB common stock designated as non-election shares. SWNB stock certificates represented by elections that have been revoked will be promptly returned without charge to the SWNB stockholder revoking the election upon written request.

If you own shares of SWNB common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

After the completion of the merger, the exchange agent will mail to SWNB stockholders who do not submit election forms, or who have revoked their election, a letter of transmittal, together with instructions for the exchange of their SWNB stock certificates for the merger consideration. Until you surrender your SWNB stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Hanmi common stock in which your SWNB shares have been converted. When you surrender your SWNB stock certificates, Hanmi will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of SWNB common stock. SWNB stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. At any time following the twelve month period after the effective time, Hanmi will be entitled to require the exchange agent to deliver to it any portion of the exchange fund that had been made available to the exchange agent and not disbursed to SWNB stockholders, and thereafter such holders will be entitled to look to Hanmi (subject to abandoned property, escheat and other similar laws) with respect to any merger consideration that may be payable upon due surrender of the stock certificates held by them.

If your SWNB stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The letter of transmittal includes instructions on how to provide evidence of ownership.

Management and Board of Directors of Hanmi After the Merger

After completion of the merger, the executive officers and the members of the board of directors of Hanmi and Hanmi Bank will consist of the current executive officers and members of the board of directors of Hanmi and Hanmi Bank.

Accounting Treatment

Hanmi will account for the merger under the “acquisition” method of accounting in accordance with GAAP. Using the acquisition method of accounting, Hanmi will record SWNB’s assets and liabilities at their respective fair values at the time of the completion of the merger. The difference between the Hanmi’s purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as either goodwill (if the purchase price exceeds the fair value of net assets acquired) or bargain purchase gain (if the purchase price is less than the fair value of net assets acquired).

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the anticipated material United States federal income tax consequences of the merger of SWNB with and into Hanmi, to United States holders of SWNB common stock who exchange shares of SWNB common stock for shares of Hanmi common stock pursuant to the merger.

For purposes of this discussion, a United States holder is a beneficial owner of SWNB common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons (as defined in the Internal Revenue Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (as so defined); or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds SWNB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding SWNB common stock, you should consult your tax advisor.

This discussion addresses only those SWNB stockholders that hold their SWNB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular SWNB stockholders in light of their individual circumstances or to SWNB stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons who hold SWNB common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individual retirement and other tax-deferred accounts;

•	certain expatriates or persons that have a functional currency other than the United States dollar;

•	foreign persons, including foreign corporations, foreign partnerships and other foreign entities; and

•	stockholders who acquired their shares of SWNB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or non-United States tax consequences of the merger.

The following discussion is based on the Internal Revenue Code, its legislative history, existing temporary, final and proposed regulations thereunder and published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular SWNB stockholder.

In connection with the filing of the registration statement of which this document is a part, Luse Gorman, counsel to Hanmi, and Fenimore Kay, counsel to SWNB, have delivered opinions to Hanmi and SWNB, respectively, to the effect that the merger will for United States federal income tax purposes qualify as one or more reorganizations within the meaning of Internal Revenue Code Section 368(a); and both Hanmi and SWNB expect to report the merger accordingly on their United States federal income tax returns. The opinion is based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by Hanmi and SWNB. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinion. The opinion is not binding on the Internal Revenue Service or the courts. Hanmi and SWNB have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequence of the merger. Accordingly, each SWNB stockholder should consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of SWNB Common Stock. If the merger of SWNB with and into Hanmi is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences of the merger to United States holders of SWNB common stock are as follows:

•	If an SWNB stockholder exchanges all of his, her or its SWNB common stock for Hanmi common stock in the merger, such stockholder will recognize no gain (or loss) on the exchange (except with respect to any cash received instead of fractional share interests in Hanmi common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Hanmi Common Stock”);

•	If an SWNB stockholder exchanges all of his, her or its SWNB common stock solely for cash in the merger, such stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the SWNB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the SWNB stockholder at the effective time of the merger. Such gain or loss will be long-term gain or loss if the SWNB stockholder’s holding period is more than one year at the effective time of the merger;

•	If an SWNB stockholder receives a combination of Hanmi common stock and cash, such stockholder will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Hanmi common stock and cash received by the holder of SWNB common stock exceeds such holder’s cost basis in its SWNB common stock, and (2) the amount of cash received by such holder of SWNB common stock in exchange for such holder’s SWNB common stock (except with respect to any cash received instead of fractional share interests in Hanmi common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Hanmi Common Stock”);

•	An SWNB stockholder’s aggregate tax basis in the Hanmi common stock received in the merger will be equal to the stockholder’s aggregate tax basis in such stockholder’s SWNB common stock surrendered, decreased by the amount of any cash received (if any) and increased by the amount of any gain recognized (if any); and

•	The holding period of Hanmi common stock received in an exchange for shares of SWNB common stock will include the holding period of the SWNB common stock for which it is exchanged.

If a United States holder of SWNB common stock acquired different blocks of SWNB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of SWNB common stock and such holder’s basis and holding period in his, her or its shares of Hanmi common stock may be determined with reference to each block of SWNB common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Hanmi common stock received in the exchange should be allocated among different blocks of SWNB common stock and with respect to identifying the bases or holding periods of the particular shares of Hanmi common stock received in the merger.

Gain that a United States holder of SWNB common stock recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holder has held (or is treated as having held) his, her or its SWNB common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of SWNB common stock is generally taxed at preferential rates.

In addition, such gain may be subject to the 3.8% Unearned Income Medicare Contribution Tax on net investment income. Holders of SWNB common stock that are individuals, estates, or trusts should consult their tax advisors regarding the applicability of the Unearned Income Medicare Contribution Tax to the disposition of their shares pursuant to the merger.

In some cases, if a holder actually or constructively owns Hanmi stock other than Hanmi stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Internal Revenue Code Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of SWNB common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Hanmi Common Stock. A holder of SWNB common stock who receives cash instead of a fractional share of Hanmi common stock will generally be treated as having received the fractional share pursuant to the merger and then as having that fractional share of Hanmi common stock redeemed for cash. As a result, a holder of SWNB common stock will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the basis in his, her or its fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Payment of Special Dividend. If SWNB’s capital prior to closing of the merger is in excess of a specified minimum amount, SWNB may in its discretion declare and pay a special dividend to holders of its common stock in the amount of such excess. SWNB intends to treat that special dividend as a distribution in respect of SWNB common stock. The Internal Revenue Service may take a contrary position, and to the extent the Internal Revenue Service were to prevail, the amount paid as the special cash dividend would be treated as additional cash received in connection with the merger, and not as a distribution as described in the succeeding sentence. If the special dividend is treated as a distribution with respect to SWNB common stock, it will be taxable to the extent it exceeds such holder’s basis in his, her or its shares of SWNB common stock. Any amount that exceeds such holder’s basis in his, her or its SWNB common stock will be treated as gain from the sale or exchange of property (which will generally be capital gain, and will be long-term capital gain if, as of the date of the distribution, the holding period for the shares is greater than one year) and will reduce the holder’s basis in his, her or its SWNB common stock.

Subchapter S Considerations. SWNB is taxed under Subchapter S of the Internal Revenue Code as an “S corporation.” Hanmi is taxed under Subchapter C of the Internal Revenue Code as a “C corporation.” Certain tax consequences will change for SWNB stockholders as a result of holding stock in a C corporation instead of an S corporation.

The income (or loss) of an S corporation is passed through to its stockholders for United States federal income tax purposes. As a result, holders of SWNB common stock have been required to include their pro rata share of SWNB’s income (or loss) on their United States federal income tax returns and have been directly liable for any resulting taxes owed. SWNB, as an S corporation, does not incur any separate United States federal income tax liability except in limited situations.

As a C corporation, Hanmi’s income (or loss) is not passed through to its stockholders, but instead Hanmi is subject to taxation on any income realized from its operations. Accordingly, there is no “pass-through” of any items of income or loss to the holders of Hanmi common stock. Instead, stockholders of Hanmi are generally taxed on distributions received from Hanmi. Distributions from Hanmi to holders of its common stock will be treated as ordinary dividend income to the extent of Hanmi’s current or accumulated undistributed earnings and profits. Distributions in excess of Hanmi’s current and accumulated earnings and profits will be treated first as a return of a stockholder’s tax basis in his, her or its Hanmi common stock to the extent of the holder’s basis in the common stock and then as capital gain.

Upon the consummation of the merger, SWNB will be required to file a final short-period S corporation corporate income tax return for the period ending on the closing date of the merger. The former holders of SWNB common stock will include in their individual returns, as appropriate, the items of income, gain, loss, deduction or credit realized from SWNB’s final short period.

Backup Withholding and Information Reporting. Payments of cash made to a holder of SWNB common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Hanmi and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from cash payments made to a holder of SWNB common stock under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

Reporting Requirements. SWNB stockholders who are “significant holders” and who receive shares of Hanmi common stock in the merger are required to file a statement with their United States federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the merger) in the SWNB common stock exchanged in the merger and the fair market value (determined immediately before the merger) of the SWNB common stock and cash received in the merger. For these purposes a “significant holder” is a holder of SWNB common stock who, immediately before the merger, (i) owned at least 1% of the total outstanding stock of SWNB by vote or value or (ii) owned stock of SWNB with a tax basis of at least $1 million. All SWNB stockholders will be required to retain permanent tax records of the basis of SWNB common stock exchanged and the Hanmi common stock and cash received in the merger.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of United States federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters Relating to the Merger

Hanmi’s acquisition of SWNB is subject to the approval of the Federal Reserve. However, pursuant to applicable regulations, a formal application to the Federal Reserve is not required if: (1) the bank merger occurs simultaneously with the acquisition of the shares of the acquired holding company and the acquired bank is not operated as a separate entity; (2) the bank merger requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve the acquisition of any non-bank company requiring approval under the Bank Holding Company Act; (4) both before and after the transaction, the acquired bank holding company meets the Federal Reserve’s capital adequacy guidelines; and (5) the acquiring bank holding company provides the Federal Reserve at least ten days prior written notice of the transaction, including a description of the transaction and a copy of the application made to the appropriate federal regulatory agency. Hanmi filed a waiver request with the Federal Reserve requesting confirmation that it may acquire SWNB without the filing of a formal application. While Hanmi expects that the waiver will be granted, it will file any necessary application with the Federal Reserve if the waiver is not received.

Immediately following the merger of SWNB with and into Hanmi, Hanmi expects to merge Southwestern National Bank with and into Hanmi Bank, with Hanmi Bank as the resulting entity. The bank merger is subject to the approval by the FDIC under the Bank Merger Act and by the Department of Business Oversight under applicable California law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Hanmi Bank filed the requisite applications for the bank merger with the FDIC and the Department of Business Oversight in June 2018. As of the date of this document, action on these applications is pending.

The non-objection of the Texas Department of Banking to the merger is also required. Hanmi filed the requisite notice for the merger with the Texas Department of Banking in June 2018.

In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the merger is allowed, within which period the U.S. Department of Justice may file objections to the merger under the federal antitrust laws. While Hanmi and SWNB believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals or waivers. See “Description of the Merger—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting SWNB common stock into Hanmi common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Stock Options. Directors and executive officers hold outstanding stock option awards. Under the terms of the merger agreement, immediately prior to the effective time of the merger, holders of outstanding options to purchase shares of SWNB common stock will receive, in cancellation of the stock options, a cash payment in an amount equal to the number of shares provided for in each such stock option, multiplied by the positive difference between $5.74 and the exercise price of the relevant stock option, less applicable tax withholdings. As of the record date, the number of SWNB stock options held by executive officers and directors of SWNB are as follows:

Executive/Director of SWNB	SWNB Stock Options (#)	Weighted-Average Exercise Price ($)
Gary Owens	144,444	$4.32
Mohammed Younus	75,000	$3.75
All executive officers and directors as a group (2 persons)	219,444	$4.13

Indemnification and Insurance of Directors and Officers. In the merger agreement, Hanmi has agreed to indemnify and hold harmless each of the current and former officers and directors of SWNB and its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments or amounts paid in settlements in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, pertaining to any matter that existed or occurred at or before the effective time of the merger to the same extent as SWNB currently provides for indemnification of its officers and directors. Hanmi has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by SWNB or to provide a policy with comparable coverage, provided that, to obtain such insurance coverage, Hanmi is not obligated to expend, in the aggregate, an amount exceeding 175% of the amount of the annual premiums currently paid by SWNB for such insurance.

Employee Matters

Each person who is an employee of Southwestern National Bank as of the effective time of the merger (whose employment is not specifically terminated as of the effective time of the merger) who becomes an employee of Hanmi Bank will be eligible to participate in employee benefit plans and compensation opportunities that are similar in character (to the extent they exist) and that are generally made available to similarly situated employees of Hanmi Bank. Continuing employees will receive prior service credit for purposes of eligibility and vesting in Hanmi Bank’s benefit plans, including its 401(k) plan, provided that such recognition of service will not operate to duplicate any benefits with respect to the same period of service.

Each full-time employee of SWNB whose employment is involuntarily terminated by Hanmi (other than for cause) within one year following the effective time of the merger and who is not covered by a separate employment agreement, change in control agreement or other agreement that provides for the payment of severance will, upon executing an appropriate release in the form reasonably determined by Hanmi, receive a severance payment equal to two weeks of base pay for each year of service with SWNB, with a maximum payment of 26 weeks of base pay.

Any paid time-off accrued or earned thereunder by an employee of SWNB shall be paid out by SWNB immediately prior to the closing date of the merger.

Operations of Southwestern National Bank after the Merger

After the merger of Southwestern National Bank with and into Hanmi Bank, the former banking offices of Southwestern National Bank will operate as branch offices of Hanmi Bank.

Restrictions on Resale of Shares of Hanmi Common Stock

The shares of Hanmi common stock to be issued to SWNB’s stockholders under the merger agreement have been registered under the Securities Act and may be freely traded by such stockholders without restriction (unless they are affiliates of Hanmi, in which case certain restrictions under the securities laws may apply). Certain stockholders who are deemed to be affiliates of Hanmi must abide by certain transfer restrictions under the Securities Act.

Time of Completion of the Merger

Unless the parties agree otherwise, or unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by Hanmi that is no later than the fifth business day following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, Hanmi will file certificates of merger with the Secretary of State of Delaware and with the Secretary of State of Texas merging SWNB into Hanmi. The merger will become effective at the time stated in the certificates of merger.

Hanmi and SWNB are working diligently to complete the merger as quickly as possible. It is currently expected that the merger will be completed in the third quarter of 2018. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Hanmi’s and SWNB’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement, and the transactions contemplated thereby, by SWNB’s stockholders;

•	no party to the merger is subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, and no governmental entity or bank regulator has enacted or enforced a statute, rule or regulation that prohibits completion of any part of the transaction;

•	the parties have obtained all required regulatory approvals, waivers or non-objections and all statutory waiting periods have expired;

•	the registration statement, of which this document forms a part, has been declared effective by the Securities and Exchange Commission, there is no stop order or pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement, and, if applicable, no stop order has been issued by any state securities commissioner; and

•	the shares of Hanmi common stock to be issued pursuant to the merger agreement are authorized for listing on the Nasdaq Stock Market.

In addition, Hanmi’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of SWNB contained in the merger agreement are true and correct as of the closing date of the merger, subject to the materiality standard contained in the merger agreement, and Hanmi has received a written certificate from SWNB’s Chairman and Chief Financial Officer to that effect;

•	SWNB has performed in all materials respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the merger, and Hanmi has received a written certificate from SWNB’s Chairman and Chief Financial Officer to that effect;

•	no event or circumstance has occurred that has had a material adverse effect on SWNB;

•	Hanmi has received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Code;

•	not more than 10% of the outstanding shares of common stock of SWNB have perfected their right to dissent under the Texas Business Organizations Code;

•	none of the regulatory approvals contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Hanmi of the transactions contemplated by the merger agreement that, had such condition or requirement been known, Hanmi would not, in its reasonable judgment, have entered into the merger agreement;

•	on the third business day immediately preceding the closing date, Southwestern National Bank must have total month-to-date average core deposits of not less than $190,000,000;

•	SWNB’s closing capital must be equal or greater than $48,563,000;

•	on the third business day immediately preceding the closing date, Southwestern National Bank’s allowance for loan losses must not be less than $4,231,000; and

•	SWNB must have received a favorable private letter ruling from the IRS within six months of the date of the merger agreement.

In addition, SWNB’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of Hanmi contained in the merger agreement are true and correct as of the closing date of the merger, subject to the materiality standard contained in the merger agreement, and SWNB has received a written certificate from Hanmi’s Chief Executive Officer and Chief Financial Officer to that effect;

•

Hanmi has performed in all materials respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the merger, and SWNB has received a written certificate from Hanmi’s Chief Executive Officer and Chief Financial Officer to that effect;

•	no event or circumstance has occurred that has had a material adverse effect on Hanmi; and

•	SWNB has received an opinion from its counsel, dated as of the closing date of the merger, to the effect that the merger constitutes a reorganization under Section 368(a) of the Code.

Hanmi and SWNB cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

SWNB has agreed that, until completion of the merger and unless permitted by Hanmi, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular, and ordinary course of business;

•	fail to preserve intact its business organization and assets and to preserve its rights and franchises;

•	fail to maintain the allowance for loan losses account in accordance with GAAP, in the ordinary course of business, consistent with past practice, and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses shall be an amount not less than $4,231,000;

•	fail to promptly accrue for the estimated cost of carrying and disposing of nonperforming loans and other real estate owned (which we refer to as “OREO”) property including any specific reserve required for the ownership or sale of such OREO property;

•	fail to promptly pay or accrue all expenses incurred in the ordinary course of business, consistent with past practice;

Merger Agreement

•	take any action that would materially adversely affect the ability of Hanmi and SWNB to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	take any action that would materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	take any action that would result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied;

•	take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws, except as required by law;

Capital Stock

•	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock (except for issuances of SWNB common stock upon the exercise of outstanding stock options);

•	accelerate the vesting of any outstanding warrants, options or other convertible securities;

•	split, combine, reclassify, redeem, repurchase or otherwise acquire shares of its capital stock;

•	declare or pay any dividends or other distribution on its capital stock except for dividends payable pursuant to the merger agreement wherein the SWNB closing capital exceeds $48,563,000, and except that SWNB may pay Subchapter S tax distributions to its stockholders in a manner consistent with past practice, and Southwestern National Bank may pay dividends to SWNB to facilitate the payment of such Subchapter S tax distributions;

Material Contracts

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $75,000, except as contemplated by the merger agreement;

Branch Offices and Related Facilities

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

Employees

•	increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (1) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts will not exceed 5%; or (2) as otherwise contemplated by the merger agreement;

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that it may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business;

•	hire any new employee without first seeking to fill any position internally;

Employee Benefits

•	enter into or modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice, except as may be required by law or regulatory guidance, by the terms of any such plan or agreement or by the terms of the merger agreement;

•	take any action that would give rise to an acceleration of the right to payment to any individual under any SWNB benefit plan, except for the transactions contemplated by the merger agreement;

•	except for the execution of the merger agreement and actions taken or that will be taken in accordance with the merger agreement, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

•	make any payment that would constitute a “parachute payment” as such term is defined in code section 280G;

Extraordinary Transactions

•	merge or consolidate with any other person;

•	sell or lease all or any substantial portion of its assets or business;

•	make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it and any other person;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities;

•	incur deposit liabilities or increase the rate paid on deposits, other than liabilities incurred and rate increases in the ordinary course of business consistent with past practice;

•	permit the revocation or surrender by Southwestern National Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

Indebtedness

•	except for transactions with the Federal Home Loan Bank (which we refer to as “FHLB”) of Dallas, subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice with a duration of not more than one year;

•	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice and with a duration of not more than one year;

•	waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which it is a party other than in the ordinary course of business consistent with past practice;

Accounting Practices

•	change its methods, practices or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating it;

Investments

•	purchase any securities except securities: (1) rated “AA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (2) having a face amount in the aggregate of not more than $100,000; and (3) with a duration of not more than one year;

Loans

•

except for loans or commitments for loans that have previously been approved by SWNB prior to the date of the merger agreement, (1) make, renegotiate, renew, increase the amount of, extend the term of,

modify or purchase any loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices, (2) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $75,000 if such loan is not fully secured, $500,000 if such loan is fully secured by residential real estate or $1,000,000 if such loan is fully secured by commercial or multi-family real estate and the proposed credit facility does not represent an exception to SWNB’s existing commercial loan policy, (b) loans as to which SWNB has a binding obligation to make regarding exceptions to these restrictions as of the date of the merger agreement and that have been previously disclosed by SWNB to Hanmi; provided, however, that neither SWNB nor any of its subsidiaries will make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed $2,000,000. Any consent sought from Hanmi will be deemed to be given if Hanmi does not object within 48 hours after Hanmi’s chief credit administration officers receives the relevant loan package and provided further that SWNB will have unfettered access to Hanmi’s chief credit administration officer;

•	make any new loan, or commit to make any new loan, to any director or executive officer of SWNB or Southwestern National Bank, or amend, renew any existing loan, or commit to do so, with any director or executive officer of SWNB or Southwestern National Bank, except for in accordance with Regulation O of the Federal Reserve regulations;

Affiliates

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate of SWNB;

Futures Contracts and Related Contracts

•	enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

Policies and Procedures

•	make any change in its policies regarding the extension of credit, the establishment of reserves with respect to the possible loan losses or the charge off of loan losses, investments, asset/liability management or other banking policies, except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;

•	make any reversal of its allowance for loan losses;

Capital Expenditures

•	make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement or as previously disclosed by SWNB to Hanmi;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $400,000 to any person;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

Loan Participations

•	except as previously disclosed by SWNB to Hanmi, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Hanmi has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Hanmi;

Commitments

•	undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

Litigation

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of materials of environmental concern, providing notice to Hanmi thereof before final sale;

Mortgage Servicing Rights

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Communications

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hanmi and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Hanmi (which shall not be unreasonably withheld, conditioned or delayed), or issue any broadly distributed communication of a general nature to customers without the prior approval of Hanmi (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement;

Tax Matters

•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

Other Agreements

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Hanmi has agreed that, until the completion of the merger and unless permitted by SWNB, it will not:

General Business

•	fail to use reasonable best efforts to preserve intact its business organization and assets and to maintain its rights and franchises;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of SWNB stockholders, except as required by law;

Merger Agreement

•	take any action that would materially adversely affect the ability of Hanmi and SWNB to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	take any action that would materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•	take any action that would result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied; or

•	take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Covenants of SWNB and Hanmi in the Merger Agreement

Agreement Not to Solicit Other Proposals. SWNB has agreed not to, directly or indirectly, initiate, solicit, induce or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal, or furnish any information or data regarding SWNB or afford access to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal, or continue or otherwise participate in any discussions or negotiations regarding an acquisition proposal, or approve, endorse or recommend any acquisition proposal, or release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SWNB or any of its subsidiaries is a party, or enter into or consummate any agreement or understanding contemplating any acquisition proposal or requiring SWNB to abandon the merger. An acquisition proposal includes a proposal or offer, whether or not in writing, with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving SWNB;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of SWNB in a single transaction or series of transactions;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of SWNB or the filing of a registration statement under the Securities Act in connection with any such offer; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of SWNB not to undertake the actions listed above, before the SWNB stockholder meeting, SWNB may furnish non-public information regarding SWNB or enter into discussions with a third party if:

•	the proposed transaction is or could reasonably result in a “superior proposal,” which is defined as an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal which (1) SWNB’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, would, if consummated, result in a more favorable transaction to SWNB’s stockholders from a financial point of view than the transaction contemplated by the merger agreement with Hanmi (taking into account all factors relating to such proposed transaction deemed relevant by SWNB’s board of directors including without limitations, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, any financing and all other conditions), (2) is for 100% of the outstanding shares of SWNB common stock or substantially all of the assets of SWNB, and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of such proposal;

•	SWNB has not violated the restrictions set forth in the merger agreement with respect to third-party proposals;

•	after consultation with and having received the advice of outside legal counsel, the SWNB board of directors in good faith determines that the failure to do so would reasonably likely to result in a violation of its fiduciary obligations to the SWNB’s stockholders under applicable law; and

•	at least two business days prior to furnishing any non-public information to, or entering into discussions with, such third party, SWNB gives Hanmi written notice of the identity of such third party and of SWNB’s intention to furnish non-public information to, or enter into discussions with, such third party and SWNB receives from such person an executed confidentiality agreement on terms no more favorable to such third party than the confidentiality agreement between Hanmi and SWNB is to Hanmi.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Hanmi and SWNB before the consummation of the merger, including the following:

•	SWNB will cause its representatives to confer with representatives of Hanmi to inform Hanmi regarding SWNB’s operations at such times as Hanmi may reasonably request, and SWNB will promptly notify Hanmi of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving SWNB;

•	SWNB and Hanmi will cooperate regarding a plan for the conversion of data processing and related electronic informational systems of SWNB to those used by Hanmi, which planning will include, but not be limited to, discussion of the possible termination by SWNB of third-party service provider arrangements effective at the closing of the merger or on a date thereafter, including SWNB providing the necessary termination notice to its data processing provider prior to June 30, 2018, non-renewal of personal property leases and software licenses used by SWNB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services;

•	SWNB will provide Hanmi, within 15 business days of the end of each calendar month, a written list of nonperforming assets and, on a monthly basis, SWNB will provide Hanmi with a schedule of all loan grading changes, loan charge offs and all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, and SWNB will provide Hanmi, substantially contemporaneously with the delivery to the SWNB board of directors, the materials for the monthly board meeting;

•	SWNB will promptly inform Hanmi, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of SWNB under all applicable laws;

•	SWNB will permit Hanmi access upon reasonable notice and at reasonable times to its properties and will make available during normal business hours its books and records relating to its assets, properties, operations, obligations and liabilities;

•	SWNB will permit Hanmi, at Hanmi’s expense, to perform a Phase I or Phase II environmental assessment at any SWNB property;

•	SWNB will provide Hanmi with a copy of all financial statement audits and internal control reports and such other financial information as Hanmi may reasonably request;

•	As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, OCC or FRB, SWNB will deliver to Hanmi the SWNB’s regulatory reports filed by SWNB or Southwestern National Bank and within twenty days after the end of each month, Southwestern National Bank will deliver to Hanmi a consolidating balance sheet and a consolidating statement of operations;

•	SWNB will use commercially reasonable efforts to maintain insurance in amounts reasonable to cover customary risks, and will promptly disclose to Hanmi if it receives a notice from any insurance carrier that a policy will be canceled or that coverage will be reduced or eliminated, or that premium costs will be substantially increased;

•	SWNB and Hanmi will use commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any persons or entities necessary to consummate the transactions contemplated by the merger agreement;

•	SWNB will promptly notify Hanmi of any stockholder litigation against SWNB and/or its directors or affiliates relating to the transactions contemplated by the merger agreement and will give Hanmi the opportunity to participate at its own expense in the defense or settlement of any such litigation;

•	SWNB and Hanmi will use their reasonable best efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•	SWNB and Hanmi will follow the procedures to calculate the SWNB Closing Capital and the Final Transaction Related Expenses;

•	SWNB may, upon prior written notice to Hanmi and upon the satisfaction of the requirements and procedures pursuant to the merger agreement, effective immediately prior to the effective time, declare and pay a special dividend to its stockholders in the amount equal to the positive Closing Capital Differential; provided, however, that the amount of such dividend may be limited to the extent necessary to cause the merger to effect a transfer of “substantially all of the properties” of SWNB and Southwestern National Bank within the meaning of Code Section 368(a)(2)(D), as determined in the reasonable discretion of Hanmi in consultation with its tax counsel and after consultation with SWNB and its tax counsel;

•	SWNB will pay out to SWNB employees all accrued and unpaid vacation, sick and/or paid off time as of the closing date;

•	SWNB, at its own expense, will file as soon as practicable following the date of the merger agreement, but in no event later than ten calendar days after the date of the merger agreement, all necessary documentation to obtain a private letter ruling from the IRS;

•	Hanmi will use best efforts so that all former SWNB employees who become employees of Hanmi or Hanmi Bank after the merger become eligible to participate in comparable Hanmi employee benefit plans, and will make available to former SWNB employees who become employees of Hanmi or Hanmi Bank employer-provided health coverage on the same basis as it provides such coverage to Hanmi and Hanmi Bank employees;

•	If requested by Hanmi, SWNB agrees to take all actions necessary to terminate the SWNB 401(K) Plan;

•	Hanmi will, for six years following the closing of the merger, maintain directors’ and officers’ liability insurance covering the persons who are presently covered by SWNB’s current directors’ and officers’ liability insurance policy with respect to facts or events occurring before the merger, subject to certain limits on the annual premium payments;

•	Hanmi will, from and after the closing of the merger, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws of SWNB (to the extent not prohibited by federal law), indemnify, defend and hold harmless each person who is now, or who has been at any time before the date of the merger agreement or who becomes before the closing of the merger, an officer or director of SWNB;

•	Hanmi will file with the Nasdaq Stock Market a notification for the listing of the additional shares of Hanmi common stock to be issued in connection with the merger;

•	SWNB will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement, and will have its board of directors recommend at the stockholders meeting that its stockholders vote to approve the merger agreement and will use commercially reasonable efforts to solicit stockholder approval, provided however, at any time prior to the SWNB stockholders meeting, SWNB’s board of directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of SWNB approve the merger agreement in a manner adverse to Hanmi as long as SWNB has complied in all material respects with the acquisition proposal requirements pursuant to the merger agreement and SWNB has given Hanmi written notice promptly, and, if the decision relates to an acquisition proposal, SWNB has given Hanmi the material terms and conditions of the acquisition proposal or inquiry, including the identity of the person making any such acquisition proposal and provided further, that if the decision relates to an acquisition proposal: (1) SWNB has given Hanmi two business days after delivery of such notice to Hanmi to propose revisions to the terms of the merger agreement and if Hanmi proposes to revise the terms of the merger agreement, SWNB has negotiated in good faith with Hanmi with respect to such proposed revisions or other proposal; and (2) SWNB’s board of directors has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Hanmi, if any, that such acquisition proposal constitutes a superior proposal;

•	Hanmi and SWNB will cooperate in the preparation of this document and Hanmi will file a registration statement, of which this document forms a part, with the Securities and Exchange Commission registering the shares of Hanmi common stock to be issued in the merger to SWNB’s stockholders; and

•	Hanmi and SWNB will use their reasonable efforts to prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations from any governmental entity.

Representations and Warranties Made by Hanmi and SWNB in the Merger Agreement

Hanmi and SWNB have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement, attached as Appendix A. Certain representations and warranties of Hanmi and SWNB are qualified as to materiality or material adverse effect. See “—Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by Hanmi and SWNB, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Each of Hanmi and SWNB has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization, including total outstanding shares and classes of stock;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger or the bank merger;

•	governmental filings and consents necessary to complete the merger;

•	filing of regulatory reports;

•	financial statements and internal controls;

•	tax matters;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2017;

•	matters relating to certain contracts

•	real and personal property;

•	insurance matters;

•	legal proceedings;

•	compliance with applicable laws;

•	employee matters and benefit plans;

•	environmental matters;

•	brokers or financial advisor fees; and

•	loan portfolio matters.

In addition, SWNB has made other representations and warranties about itself to Hanmi as to:

•	leases;

•	related party transactions;

•	capital and deposits;

•	risk management instruments;

•	the receipt of a fairness opinion from its financial advisor;

•	intellectual property;

•	duties as a fiduciary;

•	labor matters.

•	privacy and protection of personal data;

•	bank owned life insurance;

•	information technology systems;

•	repurchase agreements;

•	related party transactions; and

•	antitakeover provisions,

In addition, Hanmi has made other representations and warranties about itself to SWNB related to its securities documents. The representations and warranties of each of Hanmi and SWNB will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by SWNB’s stockholders, as follows:

•	by the mutual written consent of Hanmi and SWNB;

•	by either party, if the other party breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default, provided that the terminating party is not in material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	by either party, if the merger is not consummated by January 31, 2019, unless failure to complete the merger by that time is due to a breach of a warranty or failure to fulfill a covenant or other agreement by the party seeking to terminate the merger agreement;

•	by either party if SWNB’s stockholders fail to approve the merger agreement, provided that SWNB will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholders meeting;

•	by either party, if a required regulatory approval, consent or waiver is denied or any court or other governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•	by Hanmi, if SWNB has breached its covenant not to solicit another acquisition proposal or its obligations related to its stockholders’ meeting, or if SWNB has received a superior proposal for a transaction and the board of directors of SWNB does not publicly recommend that SWNB’s stockholders vote in favor of the merger agreement or changes its recommendation that the SWNB stockholders approve the merger agreement in a manner adverse to Hanmi;

•	by SWNB, if it has received a superior proposal for a transaction and SWNB’s board of directors has determined to accept the superior proposal, after determining in good faith, after consulting with legal counsel, that the failure to take such action would cause the board of directors to violate its fiduciary duties under applicable law; or

•	by Hanmi, if SWNB does not receive a favorable private letter ruling from the IRS as required by the merger agreement or SWNB does not receive a private letter ruling from the IRS as required by the merger agreement within six months from the date of the merger agreement.

Termination Fee

The merger agreement requires SWNB to pay Hanmi a cash termination fee of $3.12 million if the merger agreement is terminated in any of the following circumstances:

•	if SWNB terminates the merger agreement after it receives a superior proposal for a transaction and determines to enter into an acquisition agreement with respect to such superior proposal;

•	if Hanmi terminates the merger agreement after SWNB breaches its covenant not to solicit another acquisition proposal or its obligations related to its stockholders’ meeting, or after SWNB receives a superior proposal for a transaction and fails to publicly recommend that its stockholders vote in favor of the merger with Hanmi; or

•	if, after an acquisition proposal by a party other than Hanmi has been publicly announced or otherwise made known to SWNB’s senior management or board of directors, Hanmi terminates the merger agreement because (1) SWNB breaches a representation and warranty or fails to fulfill a covenant, (2) the merger is not consummated by the termination date, or (3) SWNB’s stockholders have failed to approve the merger agreement, and within one year after such termination SWNB enters into a definitive agreement with respect to, or consummates, an acquisition proposal.

Expenses

Hanmi and SWNB will each pay its own costs and expenses incurred in connection with the merger. However, under the merger agreement, SWNB may be required to reimburse Hanmi for its documented reasonable costs and expenses incurred in connection with obtaining the regulatory approvals required under the merger agreement if the merger agreement is terminated because SWNB fails to obtain a favorable private letter ruling from the IRS.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Hanmi and SWNB may agree to waive, amend or modify any provision of the merger agreement. However, after the vote of SWNB stockholders, Hanmi and SWNB cannot make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by SWNB’s stockholders in connection with the merger, without the further SWNB stockholder approval.

DESCRIPTION OF HANMI CAPITAL STOCK

As a result of the merger, SWNB stockholders who receive Hanmi common stock will become Hanmi stockholders. Your rights as a stockholder of Hanmi will be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”), Hanmi’s certificate of incorporation and Hanmi’s bylaws. The following summary describes the material terms of Hanmi’s capital stock and is subject to, and qualified by, Hanmi’s certificate of incorporation and bylaws and Delaware law. We urge you to read the applicable provisions of the DGCL, Hanmi’s certificate of incorporation and Hanmi’s bylaws. Copies of Hanmi’s governing documents have been filed with the SEC. See “Where You Can Find More Information” as to how to obtain a copy of Hanmi’s certificate of incorporation and bylaws.

Hanmi’s authorized capital stock consists of 62,500,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of July 9, 2018, there were 33,169,291 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of Hanmi common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Hanmi common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future, holders of Hanmi common stock are entitled to receive ratably such dividends as may be declared by Hanmi’s board of directors out of funds legally available therefor. In the event of the liquidation of Hanmi, dissolution or winding up, holders of Hanmi common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Hanmi common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to Hanmi common stock.

Preferred Stock

The Hanmi board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series.

The DGCL provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of Hanmi common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of Hanmi or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of Hanmi’s common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Hanmi’s Charter Documents

Certificate of Incorporation

Stockholders have no cumulative voting rights.

Hanmi’s certificate of incorporation also requires that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend the bylaws or adopt new bylaws only by the affirmative vote of two-thirds of the outstanding voting securities. A special meeting of the stockholders may be called by the Chairman, the Chief Executive Officer, a resolution adopted by a majority of the total number of authorized directors or by holders of shares entitled to cast not less than 10% of the votes at the meeting. These provisions may have the effect of delaying, deferring or preventing a change in control.

The lack of cumulative voting will make it more difficult for Hanmi stockholders to replace the board of directors as well as for another party to obtain control of Hanmi by replacing its board of directors. Since the Hanmi board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for Hanmi stockholders or another party to effect a change in management.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of Hanmi’s board of directors and in the policies of the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce Hanmi’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for Hanmi’s shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of Hanmi’s shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Hanmi’s management.

Section 203 of the DGCL

Hanmi is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years following the time that such stockholder became an “interested stockholder,” unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certain Transactions

Hanmi’s bylaws provide that Hanmi will indemnify its directors and executive officers to the fullest extent permitted by the DGCL and any other applicable law. Hanmi is also empowered under its bylaws to indemnify other officers, employees and other agents as set forth in the DGCL or any other applicable law and to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person whom Hanmi are required or permitted to indemnify.

In addition, Hanmi’s certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, Hanmi’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Hanmi and its stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (1) breach of the director’s duty of loyalty to Hanmi or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) violating Section 174 of the DGCL, or (4) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for Hanmi’s common stock. Computershare Trust Company, N.A.’s address is 250 Royall St., Canton MA 02021.

Listing

Hanmi’s common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.”

COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of Hanmi are currently governed by Hanmi’s certificate of incorporation, bylaws and the DGCL. The rights of stockholders of SWNB are currently governed by SWNB’s articles of incorporation, bylaws and the Texas Business Organizations Code (which we refer to as the “TBOC”). As a result of the merger, SWNB stockholders who receive Hanmi common stock will become Hanmi stockholders and their rights will likewise be governed by Hanmi’s certificate of incorporation, Hanmi’s bylaws and the DGCL.

The following summary compares the rights of a SWNB stockholder and the rights of a stockholder of Hanmi. The following summary is not a complete statement of the differences between the rights of SWNB stockholders and the rights of Hanmi stockholders and is qualified in its entirety by reference to the certificate of incorporation, articles of incorporation and bylaws of each corporation. Copies of Hanmi’s certificate of incorporation and bylaws are on file with the SEC and are available on written request addressed to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Vivian I. Kim, Corporate Secretary.

Authorized Stock
Hanmi	SWNB

•  Hanmi’s certificate of incorporation authorizes 72,500,000 shares of capital stock, consisting of 62,500,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

•  As of July 9, 2018, there were 33,169,291 shares of common stock issued and outstanding.

•  As of July 9, 2018, there were no shares of preferred stock issued and outstanding.

•  SWNB’s articles of incorporation authorize 15,000,000 shares of common stock, par value $0.01 per share, and no shares of preferred stock.

•  As of July 9, 2018, there were 13,535,036 shares of common stock issued and outstanding.

Stock Transfer Rights
Hanmi	SWNB
• Hanmi’s does not have a similar provision in its certificate of incorporation.

•  SWNB’s articles of incorporation provide that stockholders are prohibited from making transfers of SWNB common stock to any person or entity who would not be an eligible stockholder of a Subchapter S corporation and are prohibited from making transfers of SWNB common stock that would cause SWNB to be ineligible for status as an S Corporation.

Voting Rights
Hanmi	SWNB

•  Hanmi’s certificate of incorporation does not provide for cumulative voting in the election of directors. Hanmi’s bylaws provide that in an “uncontested election” each director nominee is elected by a majority of the votes cast and in a “contested election” shall be elected by a plurality of the votes cast.

•  Each share of Hanmi common stock is entitled to one vote per share.

•  SWNB’s articles of incorporation provide for cumulative voting in the election of directors.

•  SWNB’s bylaws provide that, unless otherwise expressly provides in the articles of incorporation, each stockholder is entitled to one vote for each share of stock held by such stockholder.

Preemptive Rights
Hanmi	SWNB

•  Under Delaware law, there are no preemptive rights unless expressly provided in the corporation’s certificate of incorporation. The certificate of incorporation and bylaws of Hanmi do not provide for preemptive rights.

•  SWNB’s articles of incorporation provide that stockholders have preemptive rights to acquire shares of SWNB except that stockholders do not have any preemptive rights to purchase or subscribe for all or any part of 50,000 shares of authorized but unissued common stock to be issued from time to time by SWNB for purposes of compensation programs, raising additional capital funds or otherwise.

Required Vote for Authorization of Certain Actions
Hanmi	SWNB

•  Hanmi’s bylaws provide that, except as provided by law, the certificate of incorporation or the bylaws, in all matters, other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders.

•  Under the TBOC, on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the stockholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws.

•  Under the TBOC law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the articles of incorporation.

•  SWNB’s articles of incorporation provide that, except as otherwise required by law, the vote or concurrence of the holders of a majority of the shares of common stock entitled to vote at a meeting at which a quorum is present shall be the act of the stockholders.

Required Vote for Authorization of Business Combinations with Interested Stockholders
Hanmi	SWNB

•  Hanmi’s certificate of incorporation provides that both (1) two-thirds of the outstanding voting stock and (2) a majority of the voting stock held by stockholders other than an interested stockholder must vote in favor of certain business combinations involving an interested stockholder or any affiliate of an interested stockholder. However, if a majority of directors not affiliated with the interested stockholder approve the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination involving an interested stockholder or any affiliate of an interested stockholder.

• SWNB has no similar restriction on business combinations with interested stockholders.

Dissenters’ Rights
Hanmi	SWNB

•  Under the DGCL, stockholders may dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, appraisal rights do not apply if (1) the company’s shares are listed on a national securities exchange or held of record by more than 2,000 holders, or (2) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or held of record by more than 2,000 holders. Hanmi shares are listed on the Nasdaq Global Select Market, thus Hanmi stockholders are generally not entitled to appraisal rights.

•  Notwithstanding the previous paragraph, Hanmi’s certificate of incorporation provides that stockholders may dissent from a business combination involving Hanmi and any interested stockholder, or any affiliate of an interested stockholder, if they follow statutorily defined procedures.

•  Under the TBOC, stockholders may dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, dissenters’ rights do not apply if (1) the company’s shares are listed on a national securities exchange or held of record by more than 2,000 holders, (2) all stockholders generally receive the same per share consideration in the transaction and (3) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or held of record by more than 2,000 holders. SWNB’s shares are not listed on a national securities exchange, thus SWNB stockholders are entitled to dissenters’ rights.

Dividends
Hanmi	SWNB

•  Under the DGCL, Hanmi may declare a dividend either (1) out of its surplus or (2) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Holders of Hanmi common stock are entitled, when declared by the Hanmi board of directors, to receive dividends, subject to the rights of holders of preferred stock.

•  Under the TBOC, SWNB may not make a distribution to its stockholders if (1) SWNB would be insolvent after the distribution or (2) the distribution exceeds the surplus of the corporation. The SWNB board of directors or, if so authorized by resolution of the board of directors, the executive committee of the SWNB board of directors may declare a dividend in the manner provided by law.

Indemnification of Directors and Officers and Limitation of Liability
Hanmi	SWNB

•  Under Delaware law, a corporation may indemnify its directors, officers and employees against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings arising because of the person’s relationship to the company, so long as the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the company (and, in the case of a criminal proceeding, so long as the individual had no reasonable cause to believe his or her conduct was unlawful). To the extent a person eligible for indemnification is successful on the merits or otherwise in defense in such an

•  Under Texas law, a corporation must indemnify a director for his or her service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits

Indemnification of Directors and Officers and Limitation of Liability
Hanmi	SWNB

action, indemnification for expenses actually and reasonably incurred is mandatory. Hanmi indemnifies its current and former directors and officers to the fullest extent permitted by Delaware law.

•  Delaware law provides that a company may pay expenses incurred in advance of the final disposition of the proceeding provided the company receives from the individual a written undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to be indemnified. A similar standard for indemnification applies in a stockholder “derivative” claim (i.e., an action by or in the right of the company) except that indemnification only extends to expenses incurred in defense of such a proceeding and except that, where the individual has been found liable to the company, indemnification must be approved by the court.

•  Under its bylaws, Hanmi will from time to time, make the good faith determination whether or not it is practicable to obtain and maintain insurance providing its directors and officers with coverage for losses from wrongful acts, or to ensure Hanmi’s performance of its indemnification obligations. Notwithstanding the foregoing, Hanmi has no obligation to obtain or maintain such insurance if it determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the indemnitee is covered by similar insurance maintained by a subsidiary or parent of Hanmi.

•  Delaware law provides that the certificate of incorporation of a corporation may provide that a director of the corporation is not personally liable, or is personally liable only to the extent provided by the certificate of incorporation, to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors. Hanmi indemnifies its current and former directors and officers to the fullest extent permitted by Texas law.

•  SWNB’s articles of incorporation provide that expenses incurred by any person who may be indemnified by SWNB in defending any pending, threatened or completed action, suit or proceeding, or any appeal in such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, may be paid by SWNB in advance of the final disposition as authorized by the board of directors in the specific case, in the manner and to the extent permitted by law.

•  Under SWNB’s articles of incorporation, SWNB may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of SWNB or who is or was serving at the request of SWNB as a director, officer, partner, venturer, proprietor, trustee, employee, agent of another entity, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person, whether or not SWNB would have the power to indemnify him or her against that liability under its articles of incorporation.

•  Texas law provides that the articles of incorporation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the articles of incorporation to the corporation or its stockholders for monetary damages for an act or omission by the person in the person’s capacity as a director. SWNB’s articles of incorporation state that no director will be liable to SWNB or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted under Texas law.

Indemnification of Directors and Officers and Limitation of Liability
Hanmi	SWNB
any transaction from which the director derived an improper personal benefit. Hanmi’s certificate of incorporation limits liability of directors to the fullest extent permitted under Delaware law.

Stockholders’ Meetings
Hanmi	SWNB

•  Notice of a meeting must be delivered and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 60 days before the meeting to each stockholder or record entitled to vote.

•  Special meetings of stockholders may be called by (1) the Chairman of the board of directors, (2) the board of directors by resolution adopted by a majority of the total number of authorized directors, (3) the Chief Executive Officer or (4) holders of shares entitled to cast not less than 10% of the votes at the meeting.

•  For purposes of determining stockholders entitled to vote at a meeting, the Hanmi board of directors may fix a record date. Such record date be no more than 60 days and no less than 10 days before the meeting.

•  To nominate a director or propose new business, stockholders must give written notice to the secretary not less than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary of the preceding year’s annual stockholders’ meeting; provided, however, if no stockholders meeting was held in the prior year or the annual meeting is called for a date that is not within 25 days of such anniversary date, notice of the nomination is required to be delivered no later than the 10th day following the date on which notice of the meeting was mailed or made public, whichever occurs first. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must be in writing and include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

•  Notice of a meeting must be delivered and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 50 days before the meeting to each stockholder of record entitled to vote.

•  Special meetings of stockholders may be called by (1) the Chairman of the board of directors, (2) the President, (3) by the board of directors or (4) by the President at the request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting.

•  Same provisions as Hanmi with respect to the stockholder record date for stockholder meetings.

•  Neither the TBOC nor SWNB’s articles of incorporation or bylaws contain any provision for stockholders to nominate a director or propose new business.

Action by Stockholders Without a Meeting
Hanmi	SWNB
• Hanmi’s bylaws provide that any action required or permitted to be taken by stockholders must be effected at an annual or special meeting and may not be effected by written consent.	• Any action required or permitted to be taken at a meeting may be approved without a meeting if the action is approved by all SWNB stockholders entitled to vote on the action.

Board of Directors
Hanmi	SWNB

•  Hanmi’s board of directors is not classified and each director is elected for a one-year term. Each director hold office until the next annual meeting, unless earlier removed, and until his or her successor has been elected and qualified.

•  In the case of an “uncontested election,” if an incumbent director nominee does not receive a majority of the votes cast, such director nominee will tender his or her resignation, the nominating and corporate governance committee of the board of directors will recommend to the board on whether to accept or reject the resignation and the board will decide whether to accept or reject the director’s resignation or whether other action should be taken. If the director nominee is not an incumbent director, the board of directors may fill the resulting vacancy pursuant to Hanmi’s bylaws or may decrease the size of the board of directors. If a director’s resignation is not accepted, the director will continue to serve until the next annual meeting and until his or her successor has been duly elected and qualified.

•  Hanmi’s bylaws provide that vacancies on the board of directors will be filled by a vote of two-thirds of the remaining directors. Any director appointed to fill a vacancy will hold office until the next annual meeting and until his or her successor has been duly elected and qualified.

•  Under Hanmi’s bylaws, the entire board and any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

•  SWNB’s board of directors is not classified and each director is elected for a one-year term. Each director hold office until the next annual meeting, unless earlier removed, and until his or her successor has been elected and qualified.

•  SWNB’s bylaws provide that vacancies on the board of directors will be filled by a vote of a majority of the outstanding shares entitled to vote on the matter or of the remaining directors. Any director elected to fill a vacancy will hold office for the balance of the term. The board of directors may not fill more than two directorships during the period between any two successive annual stockholder meetings by reason of an increase in the number of directors.

•  Under SWNB’s bylaws, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors or by unanimous written consent without a meeting.

Amendment of the Bylaws
Hanmi	SWNB

•  Hanmi’s bylaws may be amended or repealed by a majority vote of the board of directors. Hanmi’s bylaws may also be amended upon a two-thirds vote of the outstanding shares of capital stock entitled to vote in the election of directors.

• SWNB’s bylaws may be repealed or amended by the board of directors. The stockholders do not have the power to amend or repeal the bylaws.

Amendment of the Certificate of Incorporation
Hanmi	SWNB

•  Hanmi’s certificate of incorporation may be amended in the manner allowed under the DGCL; however, the amendment of any of the provisions relating to certain provisions of the certificate of incorporation will require the vote of two-thirds of the outstanding shares of the Hanmi common stock, including the provisions regarding stockholder action at annual and special meetings, amending the bylaws or the certificate of incorporation, fixing the number of directors, evaluating offers for Hanmi’s equity securities, procedures regarding certain types of business combinations, the limitation of liability for officers and directors, and indemnification for officers and directors.

• SWNB’s articles of incorporation may be amended in the manner allowed under the TBOC.

INFORMATION ABOUT HANMI

Hanmi Financial Corporation is a Delaware corporation incorporated in 2000 to be the holding company for Hanmi Bank. Hanmi’s common stock is listed on the Nasdaq Global Select Market under the symbol “HAFC.” Hanmi is subject to the Bank Holding Company Act of 1956, as amended, and elected financial holding company status in 2000. Hanmi Bank, the primary subsidiary of Hanmi, is a state chartered bank incorporated under California law in 1981. Effective July 19, 2016, Hanmi Bank converted from a state member bank to a state nonmember bank and, as a result, the Federal Deposit Insurance Corporation is now its primary federal bank regulator. The California Department of Business Oversight remains the Bank’s primary state bank regulator. Hanmi Bank is a community bank conducting general business banking, with its primary market encompassing the Korean-American community as well as other ethnic communities across California, Colorado, Georgia, Illinois, New Jersey, New York, Texas, Virginia and Washington. Hanmi Bank’s full-service offices are located in markets where many of the businesses are run by immigrants and other minority groups. Hanmi Bank’s client base reflects the multi-ethnic composition of these communities.

At March 31, 2018, Hanmi, on a consolidated basis, had total assets of $5.3 billion, total deposits of $4.4 billion and stockholders’ equity of $564.3 million.

Hanmi is headquartered at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, and Hanmi’s telephone number is (213) 382-2200. Its website is www.hanmi.com. Information contained on this website does not constitute part of and is not incorporated into this document.

Additional information about Hanmi and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

INFORMATION ABOUT SWNB

SWNB Bancorp, Inc. is a Texas corporation incorporated in 2004 to be the holding company for Southwestern National Bank. Southwestern National Bank provides a broad line of financial products and services to small and medium sized businesses and consumers. Southwestern National Bank operates branches in Houston, Sugar Land, Plano, Richardson, and Austin, Texas. During 2016, Southwestern National opened a loan and deposit production office in Irvine, California. At March 31, 2018, SWNB, on a consolidated basis, had total assets of $409.4 million, total deposits of $345.8 million and stockholders’ equity of $48.4 million.

SWNB is headquartered at 6901 Corporate Drive, Houston, Texas 77036, and its telephone number at that address is (713) 771-9700. Its website is www.swnbk.com. Information contained on this website does not constitute part of and is not incorporated into this document.

STOCK OWNERSHIP OF SWNB

The following table sets forth information, as of July 9, 2018, regarding the shares of SWNB common stock beneficially owned by persons known to SWNB to beneficially own more than 5% of SWNB’s common stock, by each director and executive officer of SWNB, and by all directors and executive officers as a group. Unless otherwise noted below, the address for each director and executive officer listed in the table below is: c/o SWNB Bancorp, Inc., 6901 Corporate Drive, Houston, Texas 77036

Persons Owning Greater than 5%	Shares of Common Stock Beneficially Owned (1)		Percent (2)
Thu-Binh Si Ho	909,690		6.72%

Directors and Executive Officers
Chao Kuan Lee	842,931		6.23%
Michael K.Y. Hong	562,665		4.16%
Ted Hsieh	820,872	(3)	6.06%
Doris Chen	527,748		3.90%
Suhan Sean Hou	520,368	(4)	3.84%
Sam T. Hwong	405,116		2.99%
Chen Horng Lee	1,023,341	(5)	7.56%
Jody Lee	781,122		5.77%
Edwin Malmgren	488,990		3.61%
Gary Owens	319,660	(6)	2.34%
Hasmukhbai Patel	318,473		2.35%
Mohammed Younus	100,000	(7)	*
All directors and executive officers as a group (12 persons)	6,711,286		48.79%

*	Less than 1%
(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock if he or she has or shares voting or investment power with respect to such security. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of SWNB common stock.
(2)	Based on 13,535,036 shares of SWNB common stock outstanding as of July 9, 2018.
(3)	Includes 156,642 shares held separately by spouse Yuk-Wah Hsieh.
(4)	Shares are held in the Hou’s Family Irrevocable Trust, for which Mr. Hou serves as trustee.
(5)	Includes 50,000 shares held by the Lee Chen Foundation, over which Chen Horng Lee has voting power.
(6)	Includes 144,444 vested options to acquire shares of SWNB common stock.
(7)	Includes 75,000 vested options to acquire shares of SWNB common stock.

LEGAL MATTERS

The validity of the shares of Hanmi common stock to be issued in the merger has been passed upon for Hanmi by Luse Gorman, PC, Washington, D.C. Certain federal income tax consequences of the merger have been passed upon for Hanmi by Luse Gorman, PC, Washington, D.C, and for SWNB by Fenimore, Kay, Harrison & Ford, LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Hanmi as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference in this document have been so incorporated in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Hanmi filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Hanmi common stock to be issued to SWNB stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Hanmi and a proxy statement of SWNB for its special meeting. As permitted by the Securities and Exchange Commission rules, this document does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

Hanmi files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Hanmi files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Hanmi to “incorporate by reference” information into this document. This means that Hanmi can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Hanmi has previously filed with the Securities and Exchange Commission and additional documents that Hanmi will file with the Securities and Exchange Commission. These documents contain important information about Hanmi’s financial condition.

Hanmi Filings with the Securities and Exchange Commission

(File No. 001-36706)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)	Filed on January 25, 2018, February 27, 2018, March 6, 2018, April 2, 2018, April 26, 2018, May 21, 2018, May 24, 2018 and June 15, 2018

The description of Hanmi’s common stock set forth in the registration statement on Form 8-A12G and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description

Filed on April 21, 2000

In addition, Hanmi also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the SWNB special meeting, provided that Hanmi is not incorporating by reference any information furnished to, but not filed with, the Securities and Exchange Commission.

Except where the context otherwise indicates, Hanmi has supplied all information contained or incorporated by reference in this document relating to Hanmi, and SWNB has supplied all information contained in this document relating to SWNB.

Documents incorporated by reference are available from Hanmi without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Hanmi at the following address and telephone number:

Hanmi Financial Corporation

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

Attention: Vivian I. Kim, Corporate Secretary

(213) 382-2200

If you would like to request documents from Hanmi, you must do so by August 9, 2018 to receive them before SWNB’s meeting of stockholders. You will not be charged for any of these documents that you request. If you request any incorporated documents from Hanmi, Hanmi will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this document when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●]. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of SWNB nor the issuance of shares of Hanmi common stock as contemplated by the merger agreement shall create any implication to the contrary.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HANMI FINANCIAL CORPORATION

AND

SWNB BANCORP, INC.

DATED AS OF

MAY 18, 2018

ARTICLE I CERTAIN DEFINITIONS		A-1
1.1	Certain Definitions	A-1
ARTICLE II THE MERGER		A-9
2.1	Merger	A-9
2.2	Closing; Effective Time	A-9
2.3	Certificate of Incorporation and Bylaws; Board of Directors and Management	A-9
2.4	Effects of the Merger	A-9
2.5	Tax Consequences	A-10
2.6	Possible Alternative Structures	A-10
2.7	Bank Merger	A-10
2.8	Absence of Control	A-10
2.9	Additional Actions	A-10
ARTICLE III CONVERSION OF SHARES		A-11
3.1	Conversion of SWNB Common Stock; Merger Consideration	A-11
3.2	Election and Proration Procedures	A-12
3.3	Procedures for Exchange of SWNB Common Stock	A-13
3.4	Treatment of Stock Options	A-15
3.5	Reservation of Shares	A-15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SWNB		A-15
4.1	Standard	A-15
4.2	Organization	A-16
4.3	Capitalization	A-16
4.4	Authority; No Violation	A-17
4.5	Consents	A-18
4.6	Financial Statements	A-18
4.7	Taxes	A-18
4.8	No Material Adverse Effect	A-20
4.9	Material Contracts; Leases; Defaults	A-20
4.10	Ownership of Property; Insurance Coverage	A-22
4.11	Legal Proceedings	A-22
4.12	Compliance with Applicable Law	A-23
4.13	Employee Benefit Plans	A-24
4.14	Brokers, Finders and Financial Advisors	A-26
4.15	Environmental Matters	A-26
4.16	Loan Portfolio	A-27
4.17	Related Party Transactions	A-28
4.18	Capital; Deposits	A-28
4.19	Board Approval	A-28
4.20	Risk Management Instruments	A-28
4.21	Fairness Opinion	A-29
4.22	Intellectual Property	A-29
4.23	Duties as Fiduciary	A-29
4.24	Employees; Labor Matters	A-30
4.25	Privacy and Protection of Personal Data	A-30
4.26	Internal Controls	A-31
4.27	Bank Owned Life Insurance	A-31
4.28	IT Systems	A-31
4.29	Repurchase Agreements	A-31
4.30	SWNB Information Supplied	A-32
4.31	Antitakeover Provisions Inapplicable; Required Vote	A-32

A-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF HANMI		A-32
5.1	Standard	A-32
5.2	Organization	A-32
5.3	Capitalization	A-33
5.4	Authority; No Violation	A-34
5.5	Consents	A-34
5.6	Financial Statements	A-34
5.7	Taxes	A-35
5.8	No Material Adverse Effect	A-36
5.9	Contracts	A-36
5.10	Ownership of Property; Insurance Coverage	A-36
5.11	Legal Proceedings	A-37
5.12	Compliance with Applicable Law	A-37
5.13	Employee Benefit Plans	A-38
5.14	Brokers, Finders and Financial Advisors	A-39
5.15	Environmental Matters	A-39
5.16	Loan Portfolio	A-40
5.17	Board Approval	A-40
5.18	Hanmi Information Supplied	A-40
5.19	Internal Controls	A-40
5.20	Securities Documents	A-41
5.21	Hanmi Common Stock	A-41
5.22	Available Funds	A-41
ARTICLE VI COVENANTS OF SWNB		A-41
6.1	Conduct of Business	A-41
6.2	Current Information	A-45
6.3	Access to Properties and Records	A-46
6.4	Financial and Other Statements	A-46
6.5	Maintenance of Insurance	A-47
6.6	Disclosure Supplements	A-47
6.7	Consents and Approvals of Third Parties	A-47
6.8	All Reasonable Efforts	A-47
6.9	Failure to Fulfill Conditions	A-47
6.10	No Solicitation	A-48
6.11	Termination of Certain SWNB Benefit Plans	A-48
6.12	Stockholder Litigation	A-49
6.13	SWNB Closing Capital	A-49
6.14	Transaction Related Expense	A-49
6.15	Payment of Special Dividend	A-50
6.16	SNWB to Pay Out Accrued Paid Time Off Prior to Closing	A-50
6.17	Private Letter Ruling	A-50
ARTICLE VII COVENANTS OF HANMI		A-50
7.1	Conduct of Business	A-50
7.2	Disclosure Supplements	A-51
7.3	Consents and Approvals of Third Parties	A-51
7.4	All Reasonable Efforts	A-51
7.5	Failure to Fulfill Conditions	A-51
7.6	Employee Matters	A-51
7.7	Directors and Officers Indemnification and Insurance	A-53
7.8	Stock Listing	A-54
7.9	Reservation of Stock	A-54
7.10	Communications to SWNB Employees	A-54

A-ii

ARTICLE VIII REGULATORY AND OTHER MATTERS		A-54
8.1	Meeting of SWNB Stockholders	A-54
8.2	Proxy Statement-Prospectus; Merger Registration Statement	A-55
8.3	Regulatory Approvals	A-56
ARTICLE IX CLOSING CONDITIONS		A-57
9.1	Conditions to Each Party’s Obligations Under this Agreement	A-57
9.2	Conditions to the Obligations of Hanmi Under this Agreement	A-57
9.3	Conditions to the Obligations of SWNB Under this Agreement	A-58
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		A-59
10.1	Termination	A-59
10.2	Effect of Termination	A-60
10.3	Amendment, Extension and Waiver	A-61
ARTICLE XI MISCELLANEOUS		A-61
11.1	Confidentiality	A-61
11.2	Public Announcements	A-61
11.3	Survival	A-61
11.4	Notices	A-62
11.5	Parties in Interest	A-62
11.6	Complete Agreement	A-62
11.7	Counterparts	A-63
11.8	Severability	A-63
11.9	Governing Law	A-63
11.10	Interpretation	A-63
11.11	Specific Performance	A-63
11.12	Tax Matters	A-63
11.13	Waiver of Trial by Jury	A-64

EXHIBITS

A	Form of Voting Agreement
B	Form of Director Non-Solicitation Agreement
C	Form of Transaction-Related Expenses Calculation
D	Agreement and Plan of Bank Merger

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of May 18, 2018, is entered into by and between Hanmi Financial Corporation, a Delaware corporation, and SWNB Bancorp, Inc., a Texas corporation.

Recitals

1. The Board of Directors of each of Hanmi and SWNB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. In accordance with the terms of this Agreement, SWNB will merge with and into Hanmi, with Hanmi as the surviving corporation.

3. As a condition to the willingness of Hanmi to enter into this Agreement, all of the directors and executive officers of SWNB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Hanmi, pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of SWNB Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4. As a condition to the willingness of Hanmi to enter into this Agreement, certain of the directors of SWNB have entered into a Non-Solicitation Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Hanmi and Hanmi Bank.

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“ACA” shall mean the Patient Protection and Affordable Care Act.

“Acquisition Proposal” shall mean any proposal or offer, whether or not in writing, as to any of the following (other than the transactions contemplated hereunder) involving SWNB or any SWNB Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of SWNB and the SWNB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of SWNB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of Southwestern National Bank with and into Hanmi Bank, with Hanmi Bank as the surviving or resulting institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the CDBO, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate Hanmi Bank, Southwestern National Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant federal or state regulator, as it relates to anticompetitive matters.

“Benefit Schedule” shall have the meaning set forth in Section 4.13.12.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the State of California are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.4.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“CDBO” shall mean the California Department of Business Oversight.

“Certificate” shall mean a certificate or book entry evidencing shares of SWNB Common Stock.

“CFC” shall mean the California Financial Code.

“Change of Recommendation” shall have the meaning set forth in Section 8.1.2.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Capital Differential” means the positive or negative difference between the SWNB Closing Capital and the Closing Capital Requirement.

“Closing Capital Requirement” means $48,563,000.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of December 19, 2017 between Hanmi and SWNB.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Core Deposits” shall mean the total deposits of Southwestern National Bank other than (a) time deposits and (b) all other brokered deposits or deposits from financial institutions.

“CRA” shall have the meaning set forth in Section 4.12.1.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.7

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term “Environmental Laws” includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare Trust Company, N.A., or such other bank or trust company or other agent as mutually agreed upon by Hanmi and SWNB, which shall act as agent for Hanmi in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.9, subject to adjustment under Section 3.1.8.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FHLB” shall mean the Federal Home Loan Bank of Dallas or the Federal Home Loan Bank of San Francisco, as applicable.

“Final Transaction Related Expenses” shall have the meaning set forth in Section 6.14.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Hanmi” shall mean Hanmi Financial Corporation, a Delaware corporation with its principal offices located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010.

“Hanmi Bank” shall mean Hanmi Bank, a California state chartered bank with its principal office located at 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, which is a wholly owned subsidiary of Hanmi.

“Hanmi Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“Hanmi Common Stock” shall mean the common stock, par value $0.001 per share, of Hanmi.

“Hanmi Contract” shall have the meaning set forth in Section 5.9

“Hanmi Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Hanmi to SWNB pursuant hereto.

“Hanmi Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Hanmi as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Hanmi for each of the three years ended December 31, 2017, as set forth in Hanmi’s Annual Report on Form 10-K for the year ended December 31, 2017, and (ii) the unaudited interim consolidated financial statements of Hanmi as of the end of each calendar quarter following December 31, 2017, and for the periods then ended, as filed by Hanmi in its Securities Documents.

“Hanmi 401(k) Plan” shall mean the Hanmi Bank Profit Sharing & 401(k) Savings Plan.

“Hanmi Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Hanmi Regulatory Reports” shall mean the Call Reports of Hanmi Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date, and all Reports on Form FR Y-9 filed with the FRB by Hanmi from December 31, 2017 through the Closing Date.

“Hanmi SEC Reports” shall have the meaning set forth in Section 5.20.

“Hanmi Stock” shall have the meaning set forth in Section 5.3.1.

“Hanmi Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by Hanmi, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Hanmi Bank.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Independent Accountants” shall have the meaning set forth in Section 6.13.

“Information Security Requirements” shall have the meaning set forth in Section 4.25.

“Intellectual Property” shall have the meaning set forth in Section 4.22.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems”shall have the meaning set forth in Section 4.28.

“Knowledge” of SWNB means the actual knowledge of any of the officers of SWNB listed on SWNB Disclosure Schedule 1.1 and “Knowledge” of Hanmi means the actual knowledge of any of the officers of Hanmi listed on Hanmi Disclosure Schedule 1.1. Use in this Agreement of the words “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Hanmi or SWNB, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of Hanmi and the Hanmi Subsidiaries, taken as a whole, or SWNB and the SWNB Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either SWNB or Hanmi to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting financial institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to SWNB or any SWNB Subsidiary, on the one hand, or Hanmi or any Hanmi Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of SWNB or any SWNB Subsidiary on the one hand, or Hanmi or any Hanmi Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of Hanmi or SWNB, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, except with respect to clauses (i), (iv) and (v), to the extent that the effects of such change uniquely affects Hanmi or SWNB or its Subsidiaries as compared to comparable U.S. banking organizations.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Transaction Related Expenses Amount” shall mean $1,500,000.

“Merger” shall mean the merger of SWNB with and into Hanmi pursuant to the terms hereof.

“Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register the offer of shares of Hanmi Common Stock to be offered to holders of SWNB Common Stock in connection with the Merger.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.5.

“Non-retained Employees” shall have the meaning set forth in Section 7.6.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OFAC”shall have the meaning set forth in Section 4.12.2.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.25.

“Privacy Requirements” shall have the meaning set forth in Section 4.25.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.4.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Regulatory Communication” shall have the meaning set forth in Section 8.3.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Sheshunoff” shall have the meaning set forth in Section 4.14.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Southwestern National Bank” shall mean Southwestern National Bank, a national banking association with its principal office located at with its principal office located at 6901 Corporate Drive, Houston, Texas 77036, which is a wholly owned subsidiary of SWNB.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the partnership, limited liability company or other entity is owned, either directly or indirectly, by such Person, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of such Person or on the basis of a “debt previously contracted.”

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) SWNB’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of SWNB than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by SWNB’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Hanmi in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of SWNB Common Stock or all or substantially all of the assets of SWNB; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“SWNB” shall mean SWNB Bancorp, Inc., a Texas corporation with its principal office located at 6901 Corporate Drive, Houston, Texas 77036.

“SWNB Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“SWNB Capital” means SWNB’s capital stock, surplus, accumulated other comprehensive income or loss, as determined in accordance with GAAP on a consolidated basis (calculated in the same manner in which SWNB’s consolidated equity capital at December 31, 2017 was calculated) and excluding realized gains on the sales of securities, gains on the dispositions of property and equipment (including any real estate owned), gains on the sales of loans (except for realized gains on the sales of SBA 7(a) loans originated beginning after the date of this Agreement through the Effective Time, and certain SBA 7(a) loans listed in SWNB Disclosure Schedule 6.1.2(W)), any recovery or net benefit received on loans listed in SWNB Disclosure Schedule 1.1, and goodwill and other intangible assets (i.e., tangible common equity). In calculating SWNB Capital, the Final Transaction Related Expenses that exceed the Maximum Transaction Related Expenses Amount, on an after tax basis, shall reduce the amount of SWNB Capital.

“SWNB Closing Capital” shall have the meaning set forth in Section 6.13.

“SWNB Common Stock” shall mean the common stock, par value $0.01 per share, of SWNB.

“SWNB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by SWNB to Hanmi pursuant hereto.

“SWNB Financial Statements” shall mean (i) the audited consolidated balance sheets of SWNB as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of SWNB for each of the years ended December 31, 2017 and 2016 and (ii) the unaudited interim consolidated financial statements of SWNB as of the end of each calendar quarter following December 31, 2017, and for the periods then ended.

“SWNB 401(k) Plan” shall mean the SWNB Bancorp, Inc. 401(k) Plan or any successor thereto.

“SWNB Loan Property” shall have the meaning set forth in Section 4.15.2.

“SWNB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“SWNB Regulatory Reports” shall mean the Call Reports of Southwestern National Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date, and all Reports on Form FR Y-9 filed with the FRB by SWNB from December 31, 2017 through the Closing Date.

“SWNB Stock Option” shall have the meaning set forth in Section 3.4.

“SWNB Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“SWNB Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” means the Texas Business Organizations Code.

“Transaction Related Expenses” means all payments and obligations of SWNB related to the Merger, including without limitation, (v) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for SWNB for services rendered solely in connection with the transactions contemplated by this Agreement paid by SWNB prior to the Effective Time; (w) attorneys’ fees arising directly and exclusively from any actions, claims, suits or hearings brought by SWNB’s stockholders with respect to this Agreement or the transactions contemplated hereby; (x) any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein, including any severance or non-solicitation agreement payments paid by either Hanmi or SWNB) or any retention bonuses paid in accordance with this Agreement and any costs incurred in connection with SWNB’s data processing deconversion fees and the termination of contracts pursuant to Section 6.2; (y) any costs associated with obtaining the private letter ruling required under Section 6.17 herein and (z) any costs related to SWNB holding the SWNB Stockholders Meeting and soliciting the SWNB Stockholder Approval. Exhibit C includes a worksheet describing such Transaction Related Expenses.

“Termination Date” shall mean January 31, 2019.

“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 Merger.

Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the TBOC, at the Effective Time: (a) SWNB shall merge with and into Hanmi, with Hanmi as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of SWNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of SWNB shall be vested in and assumed by Hanmi.

2.2 Closing; Effective Time.

The closing of the Merger (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of Delaware and a certificate of merger with the Secretary of State of Texas on the day of the Closing (the “Closing Date”), in accordance with the DGCL and the TBOC. The Merger shall be effective on the date and time specified in the certificate of merger filed with the Secretary of State of Delaware and the certificate of merger filed with the Secretary of State of Texas (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place by electronic delivery at the offices of Luse Gorman, PC at 1:00 p.m. PDT on the day prior to the Closing Date.

2.3 Certificate of Incorporation and Bylaws; Board of Directors and Management.

The certificate of incorporation and bylaws of Hanmi as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The board of directors and management of Hanmi as in effect immediately prior to the Effective Time shall be the board of directors and management of the Surviving Corporation.

2.4 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the TBOC.

2.5 Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.6 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Hanmi may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for Hanmi or Hanmi Bank, as applicable, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the federal income tax consequences of the Merger to Hanmi, Hanmi Bank, SWNB or Southwestern National Bank or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of SWNB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.7 Bank Merger.

Hanmi intends to cause the merger of Southwestern National Bank with and into Hanmi Bank, with Hanmi Bank as the surviving or resulting institution. Following the execution and delivery of this Agreement, (i) Hanmi will cause Hanmi Bank, and SWNB will cause Southwestern National Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger, substantially in the form of Exhibit D hereto, (ii) Hanmi, as the sole stockholder of Hanmi Bank, shall approve the agreement and plan of merger in respect of the Bank Merger, and (iii) SWNB, as the sole stockholder of Southwestern National Bank, shall approve the agreement and plan of merger in respect of the Bank Merger. The parties agree that the Bank Merger shall become effective immediately or as soon as practicable after the Effective Time.

2.8 Absence of Control.

It is the intent of the parties hereto that until the Effective Time, Hanmi, by reason of this Agreement, shall not be deemed to control, directly or indirectly, SWNB or to exercise, directly or indirectly, a controlling influence over the management or policies of SWNB.

2.9 Additional Actions.

If, at any time after the Effective Time, Hanmi shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Merger Agreement, SWNB and its Subsidiaries and their respective officers and directors shall be deemed to have granted to Hanmi and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Merger Agreement, and the officers and directors of Hanmi and its Subsidiaries, as applicable, are authorized in the name of SWNB and its Subsidiaries or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of SWNB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Hanmi, SWNB or the holders of any of the shares of SWNB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of Hanmi Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 All shares of SWNB Common Stock held in the treasury of SWNB and each share of SWNB Common Stock owned by Hanmi prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Subject to the provisions of Section 3.2, each outstanding share of SWNB Common Stock (other than Treasury Stock and Dissenting Shares) with respect to which an election to receive Hanmi Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (a “Stock Election”), shall be converted into the right to receive 0.1961 (the “Exchange Ratio”) of a share of Hanmi Common Stock, subject to adjustment as provided in Section 3.1.9 (the “Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4 Subject to the provisions of Section 3.2, each outstanding share of SWNB Common Stock (other than Treasury Stock and Dissenting Shares) with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $5.74 (the “Cash Consideration”) (collectively, the “Cash Election Shares”).

3.1.5 Except as set forth in Section 3.1.7, each outstanding share of SWNB Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.1 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Stock Consideration and/or Cash Consideration as shall be determined in accordance with Section 3.2.

3.1.6 Except as set forth in Section 3.1.7, upon the Effective Time, outstanding shares of SWNB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by SWNB on such shares of SWNB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

3.1.7 Each outstanding share of SWNB Common Stock, the holder of which has perfected his right to dissent under the TBOC and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him or her in accordance with the applicable provisions of the TBOC; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

3.1.8 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Hanmi Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Hanmi Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Hanmi. In lieu of the issuance of any such fractional share, Hanmi shall pay to each former holder of SWNB Common Stock who otherwise would be entitled to receive a fractional share of Hanmi Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average price of a share of Hanmi Common Stock for the twenty (20) trading days ending on and including the fifth Business Day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of SWNB Common Stock owned by a SWNB stockholder shall be combined so as to calculate the maximum number of whole shares of Hanmi Common Stock issuable to such SWNB stockholder.

3.1.9 If Hanmi changes (or the Hanmi Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Hanmi Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If SWNB changes (or the SWNB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of SWNB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2 Election and Proration Procedures.

3.2.1 Holders of record of SWNB Common Stock may elect to receive shares of Hanmi Common Stock or cash in exchange for their shares of SWNB Common Stock. The total number of shares of SWNB Common Stock to be converted into Stock Consideration pursuant to this Section 3.2.1 shall be equal to the product obtained by multiplying (x) the number of shares of SWNB Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Conversion Number”). All other shares of SWNB Common Stock (other than Dissenting Shares) shall be converted into Cash Consideration.

3.2.2 An election form and other appropriate customary transmittal material in such form as Hanmi and SWNB shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as Hanmi and SWNB shall mutually agree (the “Mailing Date”) to each holder of record of SWNB Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of SWNB Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provision of Section 3.1.4, (ii) to specify the number of shares of SWNB Common Stock owned by such holder with respect to which such holder desires to make a Stock Election in accordance with the provision of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or Hanmi Common Stock for such shares. Holders of record of shares of SWNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of SWNB Common Stock held by each Representative for a particular beneficial owner. Any shares of SWNB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Any Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Hanmi Common Stock. Hanmi shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SWNB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline (as defined in Section 3.2.3), and SWNB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3 The term “Election Deadline,” as used below, shall mean 5:00 p.m., Central time, on the later of (i) the date of the SWNB Stockholders Meeting and (ii) the date that Hanmi and SWNB shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date, or (iii) such other time and date as Hanmi and SWNB may mutually agree. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Hanmi nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4 No later than five (5) Business Days after the later to occur of (i) the Election Deadline or (ii) the Effective Time, Hanmi shall cause the Exchange Agent to effect the allocation among holders of SWNB Common Stock as set forth in Sections 3.2.5 and 3.2.6.

3.2.5 If the aggregate number of shares of SWNB Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holders’ Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.6 If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3 Procedures for Exchange of SWNB Common Stock.

3.3.1 Hanmi to Make Merger Consideration Available. Prior to the Effective Time, Hanmi shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of SWNB Common

Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of Hanmi Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of Hanmi Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2 Exchange of Certificates. Hanmi shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who did not previously submit their Certificates with a completed Election Form a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the SWNB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding SWNB Common Stock shall have no rights, after the Effective Time, with respect to such SWNB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement, and as to Dissenting Shares, such rights as provided under the TBOC. No dividends or other distributions declared after the Effective Time with respect to Hanmi Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Hanmi Common Stock represented by such Certificate.

3.3.4 Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of SWNB of the SWNB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent (other than Dissenting Shares), they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Hanmi shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Hanmi (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Hanmi nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding. Hanmi or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of SWNB Common Stock such amounts as Hanmi (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Hanmi or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the SWNB Common Stock in respect of whom such deduction and withholding were made by Hanmi or the Exchange Agent.

3.4 Treatment of Stock Options.

At the Effective Time, each option to acquire shares of SWNB Common Stock that is outstanding and unexercised immediately prior thereto (“SWNB Stock Option”) shall automatically become vested and shall be cancelled and, subject to Hanmi’s receipt of an option surrender agreement in the form set forth in the Hanmi’s Disclosure Schedule 3.4, converted into the right to receive from Hanmi a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of SWNB Common Stock subject to the SWNB Stock Option, multiplied by (ii) the amount by which the Cash Consideration exceeds the exercise price of such SWNB Stock Option. If the exercise price of a SWNB Stock Option is greater than the Cash Consideration, then at the Effective Time such SWNB Stock Option shall be cancelled without any payment made in exchange therefor.

3.5 Reservation of Shares.

Hanmi shall reserve for issuance a sufficient number of shares of the Hanmi Common Stock for the purpose of issuing shares of Hanmi Common Stock to the SWNB stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SWNB

SWNB represents and warrants to Hanmi as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the SWNB Disclosure Schedule delivered by SWNB to Hanmi on the date hereof, provided, however, that disclosure in any section of such SWNB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. SWNB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the SWNB Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of SWNB shall include the Knowledge of the SWNB Subsidiaries.

4.1 Standard.

Except as set forth in the following sentence, no representation or warranty of SWNB contained in this Article IV shall be deemed untrue or incorrect, and SWNB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4, 4.2.5 and the last sentence of each of Sections 4.2.1 and 4.2.2), or 4.4.1, 4.4.2(i) and (ii), 4.14, 4.18(i), 4.19 and 4.28 which shall be true and correct in all material respects, and in Section 4.3, which shall be true in all respects.

4.2 Organization.

4.2.1 SWNB is a corporation duly organized and validly existing under the laws of the State of Texas, and is duly registered as a bank holding company under the BHCA. SWNB has full corporate power and authority to carry on its business as now conducted. SWNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2 Southwestern National Bank is a national bank duly organized and validly existing under the laws of the United States. The deposits in Southwestern National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Southwestern National Bank when due. Southwestern National Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

4.2.3 SWNB Disclosure Schedule 4.2.3 sets forth each SWNB Subsidiary and its jurisdiction of incorporation or organization. Each SWNB Subsidiary (other than Southwestern National Bank) is a corporation, limited liability company or other legal entity as set forth on SWNB Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each SWNB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4 The respective minute books of SWNB, Southwestern National Bank and each other SWNB Subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

4.2.5 Prior to the date of this Agreement, SWNB has made available to Hanmi true and correct copies of the articles of incorporation or charter, as applicable, and bylaws or other governing documents of SWNB, Southwestern National Bank and each other SWNB Subsidiary.

4.3 Capitalization.

4.3.1 The authorized capital stock of SWNB consists of 15,000,000 shares of SWNB Common Stock. As of the date hereof, there are (i) 13,535,036 shares of SWNB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights; (ii) no shares of SWNB Common Stock held by SWNB as Treasury Stock; (iii) no shares of SWNB preferred stock issued and outstanding; (iv) 229,444 shares of SWNB Common Stock are reserved for issuance pursuant to outstanding SWNB Stock Options (including exercisable and unexercisable SWNB Stock Options). SWNB does not own, of record or beneficially, any shares of SWNB Common Stock that are not Treasury Stock. Other than the SWNB Stock Options, neither SWNB nor any SWNB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of SWNB, or any other security of SWNB or a SWNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of SWNB or a SWNB Subsidiary or any other security of SWNB or any SWNB Subsidiary other than shares of SWNB Common Stock underlying the options granted pursuant to benefit plans maintained by SWNB. All shares of SWNB

Common Stock issuable pursuant to option plans maintained by SWNB are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2 SWNB owns all of the capital stock of each SWNB Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the SWNB Subsidiaries, SWNB does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of SWNB or any SWNB Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Southwestern National Bank.

4.3.3 Except as disclosed on SWNB Disclosure Schedule 4.3.3, to SWNB’s Knowledge, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of SWNB Common Stock.

4.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which SWNB’s stockholders may vote have been issued by SWNB and are outstanding.

4.3.5 Set forth in the SWNB Disclosure Schedule 4.3.5 is a complete and accurate list of all outstanding SWNB Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

4.3.6 Other than the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or similar agreements to which SWNB or any of its Subsidiaries is a party in effect with respect to the voting or transfer of the SWNB Common Stock or other voting securities or equity interests of the SWNB or granting any shareholder or other person any registration rights. SWNB does not have in effect a “poison pill” or similar shareholder rights plan. SWNB has no securities that are registered, or are required to be registered, under the Exchange Act.

4.4 Authority; No Violation.

4.4.1 SWNB has full corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals and filings set forth in Section 4.5, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of SWNB’s Board of Directors, and no other corporate proceedings on the part of SWNB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock. This Agreement has been duly and validly executed and delivered by SWNB and, assuming the due authorization, constitutes a valid and binding obligation of SWNB, enforceable against SWNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

4.4.2 The execution, delivery and performance of this Agreement by SWNB do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.5 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which SWNB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of SWNB or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SWNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which SWNB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

4.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the certificate of merger with the Secretary of State of the State of Texas, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) the receipt of the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock, and (f) notification of the listing of Hanmi Common Stock to be issued in the Merger on Nasdaq, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by SWNB, the completion by SWNB of the Merger and the performance by SWNB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. As of the date hereof, SWNB has no Knowledge of any reason pertaining to SWNB why any of the approvals referred to in this Section 4.5 should not be obtained without the imposition of any material condition or restriction described in Section 9.2.6.

4.6 Financial Statements.

4.6.1 The SWNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. SWNB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with (i) the OCC and (ii) any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith.

4.6.2 SWNB has previously made available to Hanmi the SWNB Financial Statements. The SWNB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of SWNB and the SWNB Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3 At the date of the most recent consolidated balance sheet included in the SWNB Financial Statements or in the SWNB Regulatory Reports, SWNB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such SWNB Financial Statements or in the SWNB Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7 Taxes.

4.7.1 Except as disclosed on SWNB Disclosure Schedule 4.7.1, SWNB and each SWNB Subsidiary are collectively a single pass-through entity for federal income tax purposes, with SWNB at all times since January 1, 2014 being an “S” corporation under Section 1361 of the Code and with each SWNB Subsidiary at all times since January 1, 2014 during its ownership by SWNB being a Qualified Subchapter S Subsidiary under the Code. Except as disclosed on SWNB Disclosure Schedule 4.7.1, no event has ever occurred that could, prior to the Effective Time, adversely affect the “S” corporation status of the Company or the Qualified

Subchapter S Subsidiary status of any Company Subsidiary for federal income tax purposes. SWNB and each of its Subsidiaries has filed all federal and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by SWNB or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of SWNB and which SWNB is contesting in good faith. SWNB is not the beneficiary of any extension of time within which to file any Tax Return and neither SWNB nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where SWNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SWNB or any of its Subsidiaries.

4.7.2 SWNB has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

4.7.3 Except as disclosed on SWNB Disclosure Schedule 4.7.1, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to SWNB’s Knowledge, are pending with respect to SWNB. Other than with respect to audits that have already been completed and resolved, SWNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where SWNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SWNB. To the Knowledge of SWNB, each SWNB stockholder’s treatment of Subchapter S items with respect to SWNB is consistent with the manner in which SWNB has filed its Tax Returns, and no audit by the IRS of any SWNB stockholder has occurred with respect to such stockholder’s treatment of Subchapter S items of SWNB.

4.7.4 SWNB has made available to Hanmi true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to SWNB for taxable periods ended on or after December 31, 2014. SWNB has delivered to Hanmi correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by SWNB filed for the years ended on or after December 31, 2014. SWNB has timely and properly taken such actions in response to and, in compliance with notices, SWNB has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

4.7.5 SWNB has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.7.6 SWNB has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). SWNB has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. SWNB is not a party to or bound by any Tax allocation or sharing agreement. SWNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SWNB), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than SWNB) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.7.7 The unpaid Taxes of SWNB (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SWNB Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of SWNB in filing its Tax Returns. Since December 31, 2017, SWNB has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

4.7.8 SWNB will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

4.7.9 SWNB has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.7.10 Neither SWNB nor any of the SWNB Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.8 No Material Adverse Effect.

Since December 31, 2017, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of SWNB or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SWNB, (ii) any change by SWNB or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by SWNB’s independent registered public accounting firm, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of SWNB or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or upon the exercise of stock options, (iv) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of SWNB or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of SWNB or any of its Subsidiaries, or (v) any material change in the credit policies or procedures of SWNB or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth on SWNB Disclosure Schedule 4.9.1, neither SWNB nor any SWNB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of SWNB or any SWNB Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of SWNB or any SWNB Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by SWNB or any SWNB Subsidiary; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $250,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which SWNB or any SWNB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or that contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to SWNB or any SWNB Subsidiary; (v) any other agreement, written or oral, that is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates SWNB or any SWNB Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by SWNB or any SWNB Subsidiary.

4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed on SWNB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Hanmi on or before the date hereof, and are in full force and effect on the date hereof. No such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of SWNB or any SWNB Subsidiary or upon the occurrence of a subsequent event; (ii) requires SWNB or any SWNB Subsidiary to provide a benefit in the form of SWNB Common Stock or determined by reference to the value of SWNB Common Stock; or (iii) contains provisions that permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4 Since December 31, 2017, through and including the date of this Agreement, except as set forth on SWNB Disclosure Schedule 4.9.4, neither SWNB nor any SWNB Subsidiary has: (i) except for (A) normal increases for employees (other than executive officers) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by SWNB), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of SWNB Common Stock or shares of capital stock of any SWNB Subsidiary, or any right to acquire any shares of capital stock to any executive officer, director or employee of SWNB or any SWNB Subsidiary; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of SWNB or any SWNB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of SWNB or any SWNB Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 SWNB and each SWNB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by SWNB or such SWNB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet contained in the SWNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a SWNB Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. SWNB and the SWNB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by SWNB and the SWNB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the SWNB Financial Statements.

4.10.2 With respect to all material agreements pursuant to which SWNB or any SWNB Subsidiary has purchased securities subject to an agreement to resell, if any, SWNB or such SWNB Subsidiary, as the case may be, has a lien or security interest (which to SWNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 SWNB and each SWNB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither SWNB nor any SWNB Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claim have been given by SWNB or any SWNB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and since January 1, 2015, SWNB and each SWNB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. SWNB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by SWNB and each SWNB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. SWNB has made available to Hanmi copies of all of the policies listed on SWNB Disclosure Schedule 4.10.3.

4.11 Legal Proceedings.

Except as disclosed on SWNB Disclosure Schedule 4.11, neither SWNB nor any SWNB Subsidiary is a party to any, and there are no pending or, to SWNB’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against SWNB or any SWNB Subsidiary, (ii) to which SWNB or any SWNB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of SWNB or any SWNB Subsidiary to perform under this Agreement.

4.12 Compliance with Applicable Law.

4.12.1 To SWNB’s Knowledge, SWNB and each SWNB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither SWNB nor any SWNB Subsidiary has received any written notice to the contrary.

4.12.2 None of (i) SWNB, (ii) any Subsidiary of SWNB, (iii) any Person on whose behalf SWNB or any Subsidiary of SWNB is acting, or (iv) to SWNB’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by SWNB or any Subsidiary of SWNB, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither SWNB and nor any of its Subsidiaries, including Southwestern National Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither SWNB nor any of its Subsidiaries, including Southwestern National Bank, is currently engaging in such transactions. SWNB and its Subsidiaries, including Southwestern National Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

4.12.3 SWNB and each SWNB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of SWNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.4 Since January 1, 2015, neither SWNB nor any SWNB Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that SWNB or any SWNB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require SWNB or any SWNB Subsidiary, or indicating that SWNB or any SWNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of SWNB or any SWNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of SWNB or any SWNB

Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither SWNB nor any SWNB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Southwestern National Bank as to compliance with the CRA is “Satisfactory” or better.

4.13 Employee Benefit Plans.

4.13.1 SWNB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and any other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, SWNB, any SWNB Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to SWNB or any SWNB Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of SWNB are eligible to participate (collectively, the “SWNB Benefit Plans”). Neither SWNB nor any SWNB Subsidiary has any written or oral commitment to create any additional SWNB Benefit Plan or to materially modify, change or renew any existing SWNB Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof or to comply with changes to applicable law including, but not limited to ERISA and regulations and guidance issued pursuant thereto.

4.13.2 All SWNB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder, HIPAA and ACA and any regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each SWNB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of SWNB, there exists no fact that would adversely affect the qualification of any of the SWNB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the SWNB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary has engaged in a transaction, or omitted to take any action with respect to any SWNB Benefit Plan that would reasonably be expected to subject SWNB or any SWNB Subsidiary to a material unpaid Tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 No SWNB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which SWNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither SWNB nor any ERISA Affiliate have ever maintained or contributed to any SWNB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

4.13.4 All material contributions required to be made under the terms of any SWNB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on SWNB’s consolidated financial statements to the extent required by GAAP. SWNB and each SWNB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable SWNB Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5 To SWNB’s Knowledge, neither SWNB nor any SWNB Subsidiary, nor any director or employee of SWNB or any SWNB Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of SWNB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

4.13.6 With respect to each SWNB Benefit Plan, if applicable, SWNB has furnished or otherwise made available to Hanmi true and complete copies of: (i) the current plan documents, the most recent summary plan description, current underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules for each written SWNB Benefit Plan, if any; (ii) a summary of each unwritten SWNB Benefit Plan; (iii) the annual report (Form 5500 series) for the two (2) most recent years; (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each SWNB Benefit Plan, including the total accrued and vested liabilities, all contributions made by SWNB and any SWNB Subsidiary and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements that currently implement the SWNB Benefit Plans; (vi) the most recent IRS determination letter with respect to each tax-qualified SWNB Benefit Plan (or, for a SWNB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS advisory letter issued on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any SWNB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7 Except as listed on SWNB Disclosure Schedule 4.13.7, SWNB has no liability for retiree health, life or disability insurance, or any retiree death benefits under any SWNB Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by SWNB or any SWNB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits, other than respecting the SWNB Benefit Plans listed on SWNB Disclosure Schedule 4.13.17.

4.13.8 Except as set forth on SWNB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance other than as provided pursuant to Sections 7.7.4 and 7.7.5) becoming due to any director or any employee of SWNB from SWNB under any SWNB Benefit Plan; (ii) increase any benefits otherwise payable under any SWNB Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. No payment that in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any SWNB Benefit Plan, either alone or in conjunction with any other payments will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by SWNB or any SWNB Subsidiary that would not be deductible under Section 162(m) of the Code.

4.13.9 SWNB Disclosure Schedule 4.13.9 identifies each SWNB Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“SWNB Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred or accrued, if any, under each such SWNB Non-qualified Deferred Compensation Plan as of September 30, 2017. Except with respect to any action taken pursuant to Section 6.11.2, as to which no representation or warranty is made, each SWNB Non-qualified Deferred Compensation Plan is either (1) grandfathered under Section 409A of the Code, (2) exempt from Section 409A of the Code, or (3) subject to Section 409A, and if subject to Section 409A of the Code, has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.10 Except as set forth on SWNB Disclosure Schedule 4.13.10, there is not, and has not been, any trust or fund maintained by or contributed to by SWNB or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of SWNB, has been threatened or is anticipated, against any SWNB Benefit Plan (other than routine claims for benefits and appeals of such claims), SWNB or any SWNB Subsidiary or any director, officer or employee thereof, with respect to any SWNB Benefit Plan, or any of the assets of any trust of any SWNB Benefit Plan.

4.13.12 There are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any SWNB Benefit Plan or otherwise as of the date hereof.

4.14 Brokers, Finders and Financial Advisors.

Neither SWNB nor any SWNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”) by SWNB and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sheshunoff, setting forth the fee payable to Sheshunoff for its services rendered to SWNB in connection with the Merger and transactions contemplated by this Agreement has been delivered to Hanmi.

4.15 Environmental Matters.

4.15.1 With respect to SWNB and each SWNB Subsidiary:

(A) To the Knowledge of SWNB, each of SWNB and the SWNB Subsidiaries, and the SWNB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Since December 31, 2014, neither SWNB nor any SWNB Subsidiary has received written notice that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of SWNB, no such action is threatened, before any court, governmental agency or other forum against them or any SWNB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by SWNB, or any of the SWNB Subsidiaries;

(C) To the Knowledge of SWNB, the properties currently owned or operated by SWNB or any SWNB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or that are de minimis in nature and extent;

(D) To the Knowledge of SWNB, there are no underground storage tanks on, in or under any properties owned or operated by SWNB or any of the SWNB Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by SWNB or any of the SWNB Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) SWNB’s or any of the SWNB Subsidiaries’ ownership or operation of any of their respective current properties or (b) SWNB’s or any of the SWNB Subsidiaries’ participation in the management of any SWNB Loan Property, to the Knowledge of SWNB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of SWNB, prior to the period of (x) SWNB’s or any of the SWNB Subsidiaries’ ownership or operation of any of their respective current properties or (y) SWNB’s or any of the SWNB Subsidiaries’ participation in the management of any SWNB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Since December 31, 2014, neither SWNB nor any SWNB Subsidiary has conducted any environmental studies (other than Phase I studies or Phase II studies that did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the SWNB Subsidiaries, or with respect to any SWNB Loan Property.

4.15.2 For purposes of this Section 4.15, “SWNB Loan Property” means any property in which SWNB or a SWNB Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by SWNB or a SWNB Subsidiary.

4.16 Loan Portfolio.

4.16.1 The allowance for loan losses reflected in SWNB’s audited consolidated statements of financial condition at December 31, 2017 and 2016 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, calculated in accordance with GAAP and all applicable rules and regulations as applied to banking institutions, and, in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

4.16.2 SWNB Disclosure Schedule 4.16.2 sets forth a listing, as of April 30, 2018, by account, of: (A) each borrower, customer or other party that has notified Southwestern National Bank during the past twelve (12) months of, or has asserted against SWNB or Southwestern National Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of SWNB, each borrower, customer or other party that has given SWNB or Southwestern National Bank any oral notification of, or orally asserted to or against SWNB or Southwestern National Bank, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by SWNB or Southwestern National Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of SWNB and Southwestern National Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of SWNB’s and Southwestern National Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of SWNB and Southwestern National Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by SWNB or Southwestern National Bank free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.16.5 Other Real Estate Owned reflected in SWNB’s audited consolidated financial statements of financial condition at December 31, 2017 and 2016 were, and Other Real Estate Owned shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, at carrying amounts calculated in accordance with GAAP and all applicable rules and regulations applied to banking institutions.

4.17 Related Party Transactions.

Neither SWNB nor any SWNB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of SWNB or any SWNB Subsidiary, except as set forth on SWNB Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of SWNB or any SWNB Subsidiary is presently in default or, since December 31, 2014, has been in default or has been restructured, modified or extended. Neither SWNB nor any SWNB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Capital; Deposits.

4.18.1 Southwestern National Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the OCC.

4.18.2 None of the deposits of Southwestern National Bank as of December 31, 2017 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2). The deposits of Southwestern National Bank have been solicited, originated and administered by Southwestern National Bank in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects. Each of the agreements relating to the deposits of Southwestern National Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies. Southwestern National Bank has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts. As of December 31, 2017, SWNB Disclosure Schedule 4.18.2 lists the balance of deposits for (i) the twenty (20) largest Southwestern National Bank deposit relationships; and (ii) all deposits for each SWNB and Southwestern National Bank director and officer.

4.19 Board Approval.

The Board of Directors of SWNB has determined that the Merger is fair to, and in the best interests of, SWNB and its stockholders, has approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, has resolved to recommend approval of this Agreement to the holders of SWNB Common Stock and has directed that this Agreement be submitted to the holders of SWNB Common Stock for their approval. The Board of Directors of SWNB has taken all action so that Hanmi and Hanmi Bank will not be prohibited from entering into or consummating a business combination with SWNB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SWNB’s own account, or for the account of one or more of

SWNB’s Subsidiaries or their customers, in force and effect as of December 31, 2017, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of SWNB, with counterparties believed to be financially responsible at the time; and to the Knowledge of SWNB each of them constitutes the valid and legally binding obligation of SWNB or such SWNB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither SWNB nor any SWNB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.21 Fairness Opinion.

The Board of Directors of SWNB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Sheshunoff to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of SWNB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Intellectual Property.

SWNB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. SWNB Disclosure Schedule 4.22 sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to SWNB or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that SWNB or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by SWNB or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that SWNB or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to SWNB and the Subsidiaries. Neither SWNB nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that SWNB or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). Neither SWNB nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of SWNB or any of its Subsidiaries.

4.23 Duties as Fiduciary.

Southwestern National Bank (i) is not presently engaged in any line of business that requires it to act in a “fiduciary capacity” to any other Person and (ii) has, if required by virtue of any line of business in which it previously was engaged in a “fiduciary capacity,” performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Southwestern National Bank has not received notice of any claim, allegation, or complaint from any Person that Southwestern National Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in SWNB’s Financial

Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Southwestern National Bank’s capacity with respect to individual retirement accounts or the SWNB Benefit Plans.

4.24 Employees; Labor Matters.

4.24.1 SWNB Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of SWNB and the SWNB Subsidiaries as of December 31, 2017: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2 There are no labor or collective bargaining agreements to which SWNB or any SWNB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of SWNB, threatened against SWNB or any SWNB Subsidiary (other than routine employee grievances that are not related to union employees). SWNB and each SWNB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither SWNB nor any SWNB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.24.3 To SWNB’s Knowledge, all Persons who have been treated as independent contractors by SWNB or any SWNB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25 Privacy and Protection of Personal Data.

In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “non-public personal information” concerning a consumer for Title V of the Gramm-Leach-Bliley Act, 12 C.F.R. part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), SWNB and each of its Subsidiaries have at all times complied in all material respects with and currently comply with all applicable statutes and regulations in all relevant jurisdictions in all material respects where SWNB or any Subsidiary of SWNB currently conducts business, any publicly available privacy policy of SWNB or any Subsidiary of SWNB, any privacy policy otherwise furnished for customers and any third party privacy policies which SWNB or any Subsidiary of SWNB has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of SWNB or any Subsidiary of SWNB (the “Privacy Requirements”). SWNB or any Subsidiary of SWNB, as applicable, will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by SWNB or such Subsidiary prior to the execution of this Agreement. Southwestern National Bank has adopted a written information security program approved by the Board of Directors of Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, and 201 C.M.R. 17.00 (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access or use by any parties and (B) SWNB’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Data in accordance with the Privacy Requirements and the Information Security Requirements. To the Knowledge of SWNB, neither SWNB nor any Subsidiary of SWNB has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of SWNB or any Subsidiary of SWNB. SWNB or any Subsidiary of SWNB, as applicable, has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

4.26 Internal Controls.

4.26.1 SWNB and its Subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of SWNB and its Subsidiaries, (iii) access to assets of SWNB and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of SWNB and its Subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of SWNB and its Subsidiaries are recorded accurately in SWNB’s Financial Statements.

4.26.2 SWNB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of SWNB: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3 Since December 31, 2017, (i) neither SWNB nor any of the SWNB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of SWNB or any of the SWNB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SWNB or any of the SWNB Subsidiaries, whether or not employed by it or any of the SWNB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SWNB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.27 Bank Owned Life Insurance.

SWNB and each SWNB Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Southwestern National Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI.

4.28 IT Systems.

To the Knowledge of SWNB, since January 1, 2015, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by SWNB and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of SWNB and its Subsidiaries. SWNB and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

4.29 Repurchase Agreements.

SWNB and its Subsidiaries have not entered into any agreements pursuant to which SWNB or its Subsidiaries have purchased securities subject to an agreement to resell.

4.30 SWNB Information Supplied.

The information relating to SWNB and its Subsidiaries to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.31 Antitakeover Provisions Inapplicable; Required Vote

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Texas, including the provisions of the TBOC applicable to SWNB. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which SWNB or any of its Subsidiaries is a party or is otherwise bound.

The affirmative vote of two-thirds of the issued and outstanding shares of SWNB Common Stock is required to approve this Agreement and the Merger under the TBOC and SWNB’s articles of incorporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HANMI

Hanmi represents and warrants to SWNB as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the Hanmi Disclosure Schedule delivered by Hanmi to SWNB on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Hanmi prior to the date hereof and on or after the date on which Hanmi filed with the SEC its annual report on Form 10-K for the year ended December 31, 2017, provided, however, that disclosure in any schedule of such Hanmi Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. Hanmi has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Hanmi Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of Hanmi shall include the Knowledge of Hanmi Bank.

5.1 Standard.

Except as set forth in the following sentence, no representation or warranty of Hanmi contained in this Article V shall be deemed untrue or incorrect, and Hanmi shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4 and 5.2.5 and the last sentence of each of Sections 5.2.1 and 5.2.2), 5.4.1, 5.4.2(i) and (ii), and 5.14 and 5.17, which shall be true and correct in all material respects, and in Section 5.3, which shall be true in all respects.

5.2 Organization.

5.2.1 Hanmi is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Hanmi has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 Hanmi Bank is a California state chartered bank duly organized and validly existing under the laws of the State of California. The deposits in Hanmi Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hanmi Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.2.3 Each Hanmi Subsidiary (other than Hanmi Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Hanmi Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4 The respective minute books of Hanmi, Hanmi Bank and each other Hanmi subsidiary accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

5.2.5 Prior to the date of this Agreement, Hanmi has made available to SWNB true and correct copies of the certificate of incorporation and bylaws or other governing documents of Hanmi and Hanmi Bank.

5.3 Capitalization.

5.3.1 The authorized capital stock of Hanmi consists of (i) 62,500,000 shares of Hanmi Common Stock and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (“Hanmi Preferred Stock” and collectively with the Hanmi Common Stock, the “Hanmi Stock”). As of the date hereof, there are (i) 32,496,354 shares of Hanmi Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 669,470 shares of Hanmi Common Stock held by Hanmi in its treasury, (iii) no shares of Hanmi Preferred Stock outstanding, and (iv) 329,003 shares of Hanmi Common Stock reserved for issuance upon the exercise of outstanding stock options. Hanmi does not own, of record or beneficially, any shares of Hanmi Stock, other than shares held as treasury stock. Neither Hanmi nor any Hanmi Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Hanmi, or any other security of Hanmi or any Hanmi Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Hanmi or any Hanmi Subsidiary or any other security of Hanmi or any Hanmi Subsidiary, other than shares of Hanmi Common Stock underlying the options granted pursuant to benefit plans maintained by Hanmi. All shares of Hanmi Common Stock issuable pursuant to option plans maintained by Hanmi are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2 Hanmi owns all of the capital stock of each Hanmi Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Hanmi Subsidiaries, Hanmi does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Hanmi or any Hanmi Subsidiary, including stock in the FHLB (which as to any one issuer, does not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Hanmi Bank.

5.3.3 To Hanmi’s Knowledge, except as set forth in Schedules 13D or 13G filed with the SEC, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Hanmi Common Stock.

5.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hanmi’s stockholders may vote have been issued by Hanmi and are outstanding.

5.4 Authority; No Violation.

5.4.1 Hanmi has full corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals and filings set forth in Section 5.5, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Hanmi’s Board of Directors, and no other corporate proceedings on the part of Hanmi are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Hanmi and, assuming the due authorization, constitutes a valid and binding obligation of Hanmi, enforceable against Hanmi in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

5.4.2 The execution, delivery and performance of this Agreement by Hanmi do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 5.5 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Hanmi or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of Hanmi or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Hanmi or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Hanmi or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

5.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the certificate of merger with the Secretary of State of the State of Delaware and the certificate of merger with the Secretary of State of the State of Texas, (d) the filing with the SEC of the Merger Registration Statement and obtaining from the SEC of such orders as may be required in connection therewith, (e) the receipt of the affirmative vote of the holders of two-thirds of the issued and outstanding shares of SWNB Common Stock, and (f) notification of the listing of Hanmi Common Stock to be issued in the Merger on Nasdaq, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Hanmi, the completion by Hanmi of the Merger and the performance by Hanmi of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. As of the date hereof, Hanmi has no Knowledge of any reason, fact or circumstance pertaining to Hanmi or Hanmi Bank as to why any of the approvals referred to in this Section 5.5 should not be obtained without the imposition of any material condition or restriction described in Section 9.2.6, or that would materially impede or delay receipt of any such approvals.

5.6 Financial Statements.

5.6.1 The Hanmi Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2 Hanmi has previously made available to SWNB the Hanmi Financial Statements. The Hanmi Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Hanmi and the Hanmi Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the Hanmi Financial Statements or in the Hanmi Regulatory Reports, Hanmi did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Hanmi Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material, individually or in the aggregate, or that are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7 Taxes.

5.7.1 Hanmi and each of its Subsidiaries has filed all federal and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by Hanmi or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Hanmi and which Hanmi is contesting in good faith. Hanmi is not the beneficiary of any extension of time within which to file any Tax Return and neither Hanmi nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where Hanmi does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Hanmi or any of its Subsidiaries.

5.7.2 Hanmi has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

5.7.3 No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to Hanmi’s Knowledge, are pending with respect to Hanmi. Other than with respect to audits that have already been completed and resolved, Hanmi has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Hanmi has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Hanmi.

5.7.4 Hanmi has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.7.5 Hanmi has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Hanmi has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Hanmi is not a party to or bound by any Tax allocation or sharing agreement. Hanmi (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hanmi), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Hanmi) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

5.7.6 The unpaid Taxes of Hanmi (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Hanmi Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Hanmi in filing its Tax Returns. Since December 31, 2017, Hanmi has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

5.7.7 Hanmi will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

5.7.8 Neither Hanmi nor any of the Hanmi Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8 No Material Adverse Effect.

Since December 31, 2017, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Hanmi or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hanmi or (ii) except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Hanmi and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.9 Contracts.

Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Hanmi or any of its Subsidiaries is a party or by which Hanmi or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Hanmi, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Hanmi Contract”). Each Hanmi Contract is valid and binding on Hanmi or its Subsidiaries and is in full force and effect.

5.10 Ownership of Property; Insurance Coverage.

5.10.1 Hanmi and each Hanmi Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Hanmi or such Hanmi Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Hanmi Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an Hanmi Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. Hanmi and the Hanmi Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Hanmi and the Hanmi Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Hanmi Financial Statements.

5.10.2 With respect to all material agreements pursuant to which Hanmi or any Hanmi Subsidiary has purchased securities subject to an agreement to resell, if any, Hanmi or such Hanmi Subsidiary, as the case may be, has a lien or security interest (which to Hanmi’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 Hanmi and each Hanmi Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Hanmi nor any Hanmi Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claim have been given by Hanmi or any Hanmi Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and Since January 1, 2015, Hanmi and each Hanmi Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.11 Legal Proceedings.

Neither Hanmi nor any Hanmi Subsidiary is a party to any, and there are no pending or, to the Knowledge of Hanmi, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Hanmi or any Hanmi Subsidiary, (ii) to which Hanmi or any Hanmi Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that reasonably could be expected to adversely affect the ability of Hanmi or any Hanmi Subsidiary to perform under this Agreement.

5.12 Compliance with Applicable Law.

5.12.1 To Hanmi’s Knowledge, Hanmi and each Hanmi Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, USA PATRIOT Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, Regulation O of the Federal Reserve Board, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Hanmi nor any Hanmi Subsidiary has received any written notice to the contrary.

5.12.2 None of (i) Hanmi, (ii) any Subsidiary of Hanmi, (iii) any Person on whose behalf Hanmi or any Subsidiary of Hanmi is acting, or (iv) to Hanmi’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Hanmi or any Subsidiary of Hanmi, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Hanmi and nor any of its Subsidiaries, including Hanmi Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Hanmi nor any of its Subsidiaries, including Hanmi Bank, is currently engaging in such transactions. Hanmi and its Subsidiaries, including Hanmi Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

5.12.3 Hanmi and each Hanmi Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Hanmi, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.4 Since January 1, 2015, neither Hanmi nor any Hanmi Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Hanmi or any Hanmi Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Hanmi or any Hanmi Subsidiary, or indicating that Hanmi or any Hanmi Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Hanmi or any Hanmi Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Hanmi or any Hanmi Subsidiary. Neither Hanmi nor any Hanmi Subsidiary has, since January 1, 2015, consented to or entered into any Regulatory Agreement that is currently in effect, or been threatened with any Regulatory Agreement. The most recent regulatory rating given to Hanmi Bank as to compliance with the CRA is “Satisfactory” or better.

5.13 Employee Benefit Plans.

5.13.1 For purposes of this Agreement, “Hanmi Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, Hanmi, any Hanmi Subsidiary or any of their ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Hanmi or any Hanmi Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Hanmi are eligible to participate.

5.13.2 All Hanmi Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws, including but not limited to the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any

regulations promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Hanmi Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and there are no circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan that has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Hanmi, there exists no fact that would adversely affect the qualification of any of the Hanmi Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Hanmi Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). To Hanmi’s Knowledge, neither Hanmi nor any Hanmi Subsidiary has engaged in a transaction, or omitted to take any action with respect to any Hanmi Benefit Plan that would reasonably be expected to subject Hanmi or any Hanmi Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.13.3 No Hanmi Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which SWNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a pension plan maintained by more than one employer as described in Section 413(c) of the Code. Neither Hanmi nor any ERISA Affiliate has ever maintained or contributed to any Hanmi Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

5.13.4 All material contributions required to be made under the terms of any Hanmi Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Hanmi’s consolidated financial statements to the extent required by GAAP. Hanmi and each Hanmi Subsidiary have expensed and accrued as a liability the present value of future benefits under each applicable Hanmi Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.13.5 To Hanmi’s Knowledge, neither Hanmi nor any Hanmi Subsidiary, nor any director or employee of Hanmi or any Hanmi Subsidiary who is a fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Hanmi Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

5.13.6 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Hanmi, has been threatened or is anticipated, against any Hanmi Benefit Plan (other than routine claims for benefits and appeals of such claims), Hanmi or any Hanmi Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Hanmi Benefit Plan.

5.14 Brokers, Finders and Financial Advisors.

Neither Hanmi nor any Hanmi Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of D.A. Davidson & Co. by Hanmi and the fee payable pursuant thereto.

5.15 Environmental Matters.

Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hanmi, Hanmi and its Subsidiaries are in compliance, and at all times since January 1, 2015 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to Environmental Laws.

5.16 Loan Portfolio.

The allowance for loan losses reflected in Hanmi’s audited consolidated statements of financial condition at December 31, 2017 and 2016 were, and the allowance for loan losses shown in the unaudited consolidated financial statements for periods ending after December 31, 2017 were, or will be, calculated in accordance with GAAP and all applicable rules and regulations as applied to banking institutions, and, in the reasonable opinion of management, adequate to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Hanmi, each outstanding Loan of Hanmi and its Subsidiaries (including Loans held for resale to investors) was originated, and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Hanmi and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

5.17 Board Approval.

The Board of Directors of Hanmi determined that the Merger is fair to, and in the best interests of, Hanmi, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby. The Board of Directors of Hanmi has taken all action so that SWNB and Southwestern National Bank will not be prohibited from entering into or consummating a business combination with Hanmi as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.18 Hanmi Information Supplied.

The information relating to Hanmi and any Hanmi Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.19 Internal Controls.

5.19.1 The records, systems, controls, data and information of Hanmi and the Hanmi Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hanmi or the Hanmi Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hanmi and the Hanmi Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Hanmi has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the Hanmi Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.19.2 Hanmi has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Hanmi; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.19.3 Since December 31, 2017, (i) neither Hanmi nor any of the Hanmi Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Hanmi or any of the Hanmi Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hanmi or any of the Hanmi Subsidiaries, whether or not employed by it or any of the Hanmi Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hanmi or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.20 Securities Documents.

Hanmi has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Hanmi SEC Reports”) required to be filed by it with the SEC since January 1, 2016. As of their respective dates, the Hanmi SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Hanmi SEC Reports has been incorporated by reference into the Hanmi SEC Reports, the Hanmi SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Hanmi has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Hanmi SEC Reports.

5.21 Hanmi Common Stock.

The shares of Hanmi Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.22 Available Funds

Immediately prior to the Effective Time, Hanmi will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.1.

ARTICLE VI

COVENANTS OF SWNB

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Hanmi, which consent will not be unreasonably withheld, conditioned or delayed, SWNB will, and it will cause each SWNB Subsidiary to: (i) operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (ii) maintain the allowance for loan losses account in accordance with GAAP, in the ordinary course of business, consistent with past practice, and in an amount reasonably estimated to be adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with applicable regulatory requirements; provided, further, that such allowance for loan losses shall be an amount not less than $4,231,000; (iii) promptly accrue for the estimated cost of carrying and disposing of nonperforming loans and OREO Property including any specific reserve required for the ownership or sale of such OREO Property; (iv) promptly pay or accrue all expenses as incurred in the ordinary course of business, consistent with past practice; and (v) voluntarily take no action that would: (x) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger (other than as contemplated in Section 6.10); (y) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (z) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants. SWNB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, consented to by Hanmi in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, or as set forth on SWNB Disclosure Schedule 6.1.2, it will not, and it will cause each of the SWNB Subsidiaries not to:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its articles of incorporation (or charter in the case of Southwestern National Bank) or bylaws, except as required by law;

(C) (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of SWNB Common Stock upon the exercise of SWNB Stock Options outstanding on the date hereof and included in SWNB Disclosure Schedule 4.3.5), any Rights, any new award or grant under the SWNB Benefit Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, repurchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of SWNB Common Stock from a holder of SWNB Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to SWNB Benefit Plans or the applicable award agreements).

(D) make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends payable pursuant to Section 6.15, and except that SWNB may pay Subchapter S tax distributions to its shareholders in a manner consistent with past practice, and Southwestern National Bank may pay dividends to SWNB to facilitate the payment of such Subchapter S tax distributions;

(E) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $75,000, except as contemplated by this Agreement;

(F) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(G) increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice, provided that any increases to such amounts shall not exceed five percent (5%); or (ii) as otherwise contemplated by this Agreement. Neither SWNB nor any SWNB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that a SWNB Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $50,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that neither SWNB nor any SWNB Subsidiary shall hire any new employee without first seeking to fill any position internally;

(H) enter into or, except as may be required by law or regulatory guidance or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(I) merge or consolidate SWNB or any SWNB Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of SWNB or any SWNB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between SWNB or Southwestern National Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; increase the rate of interest paid on deposits, except in the ordinary course of business consistent with the past practice; permit the revocation or surrender by Southwestern National Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(J) except for transactions with the FHLB, subject any asset of SWNB or of any SWNB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice and with a duration of not more than one (1) year;

(K) change its methods, practices or principles of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating SWNB or Southwestern National Bank;

(L) waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which SWNB or any SWNB Subsidiary is a party other than in the ordinary course of business consistent with past practice;

(M) purchase any securities except securities: (i) rated “AA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service; (ii) having a face amount in the aggregate of not more than $100,000; and (iii) with a duration of not more than one (1) year;

(N) except for Loans or commitments for Loans that have previously been approved by SWNB prior to the date of this Agreement, (i) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices, (ii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $75,000 if such Loan is not fully secured, $500,000 if such Loan is fully secured by residential real estate or, $1,000,000 if such Loan is fully secured by commercial or multi-family real estate and the proposed credit facility does not represent an exception to SWNB’s existing commercial loan policy, (b) Loans as to which SWNB has a binding obligation to make such Loans (including without limitation lines of credit and letters of credit) as of the date hereof and that are described in SWNB Disclosure Schedule 6.1.2(N); provided, however, that neither SWNB nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such Person and such Person’s family members and Affiliates, the Loans would exceed $2,000,000. In the event that Hanmi’s prior written consent is required pursuant to this Section 6.1.2(N), such consent shall be deemed to have been provided if Hanmi does not object in writing within forty-eight (48) hours after Hanmi’s chief credit administration officer receives a copy of the loan write-up containing the information customarily submitted in connection with approval of such loan; provided further, that SWNB shall have unfettered access to Hanmi’s chief credit administration officer;

(O) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property (including any real estate owned acquired through foreclosure) with a book value in excess of $400,000 to any person;

(P) enter into, renew, extend or modify any other contract, agreement or arrangement (other than a deposit account) with any Affiliate;

(Q) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(R) except for the execution of this Agreement and actions taken or that will be taken in accordance with this Agreement, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;

(S) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(T) except for the execution of this Agreement and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any SWNB Benefit Plan;

(U) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as set forth on SWNB Disclosure Schedule 6.1.2(U);

(V) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(W) except as set forth on SWNB Disclosure Schedule 6.1.2(W), sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Hanmi has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Hanmi;

(X) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by SWNB or any SWNB Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(Y) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Z) foreclose upon or take a deed or title to any commercial real estate (i) without having a Phase I environmental assessment of the property conducted as of a reasonably current date and providing notice to

Hanmi of such assessment, and (ii) if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern;

(AA) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(BB) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hanmi and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Hanmi (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Hanmi (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(CC) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(DD) except for Loans made in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of SWNB or Southwestern National Bank, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of SWNB or Southwestern National Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

(EE) make any payment that would constitute a “parachute payment” as such term is defined in Code Section 280G;

(FF) make any reversal of its allowance for loan losses; or

(GG) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Current Information.

6.2.1 During the period from the date of this Agreement to the Effective Time, SWNB will cause its representatives to confer with representatives of Hanmi to inform Hanmi regarding SWNB’s operations at such times as Hanmi may reasonably request. SWNB will promptly notify Hanmi of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving SWNB or any SWNB Subsidiary. Without limiting the foregoing, senior officers of Hanmi and SWNB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of SWNB and the SWNB Subsidiaries, and SWNB shall give due consideration to Hanmi’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Hanmi nor Hanmi Bank shall under any circumstance be permitted to exercise control of SWNB or any SWNB Subsidiary prior to the Effective Time and (ii) SWNB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anticompetitive behavior under federal or state antitrust laws.

6.2.2 SWNB and Hanmi shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of SWNB to those used by Hanmi, which planning shall include, but not be limited to: discussion of the possible termination by SWNB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, including SWNB or any SWNB Subsidiary providing the necessary termination notice to its data processing provider prior to June 30, 2018; non-renewal of personal property leases and software licenses used by SWNB in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion; and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that SWNB shall not be obligated to take any such action prior to the Effective Time and, unless SWNB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. Hanmi and Hanmi Bank shall indemnify SWNB for any reasonable out-of-pocket fees, expenses, or charges that SWNB or any SWNB Subsidiary may incur as a result of taking, at the request of Hanmi or any Hanmi Subsidiary, any action to facilitate the conversion.

6.2.3 SWNB shall provide Hanmi, within fifteen (15) Business Days of the end of each calendar month, a written list of non-performing assets (the term “non-performing assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructurings” as defined in Accounting Standards Codification 310-40, (ii) loans on non-accrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, SWNB shall provide Hanmi with a schedule of all (v) loan grading changes, (w) loan charge offs, (x) loan recoveries and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. SWNB shall provide Hanmi, substantially contemporaneously with the delivery to the Board of Directors of SWNB of the materials for the monthly board meeting, all materials for the monthly SWNB board meeting. SWNB will provide Hanmi with copies of all minutes of meetings of the SWNB board of directors and the committees thereof.

6.2.4 SWNB shall promptly inform Hanmi, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of SWNB or any SWNB Subsidiary under all applicable laws.

6.3 Access to Properties and Records.

Subject to Section 11.1, SWNB shall permit Hanmi access upon reasonable notice and at reasonable times to its properties and those of the SWNB Subsidiaries, and shall disclose and make available to Hanmi during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that SWNB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Hanmi may have a reasonable interest; provided, however, that SWNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in SWNB’s reasonable judgment, would interfere with the normal conduct of SWNB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. SWNB shall provide and shall request its auditors to provide Hanmi with such historical financial information regarding it (and related audit reports and consents) as Hanmi may reasonably request for Securities Law disclosure purposes. Hanmi shall use commercially reasonable efforts to minimize any interference with SWNB’s regular business operations during any such access to SWNB’s property, books and records. SWNB and each SWNB Subsidiary shall permit Hanmi, at Hanmi’s expense, to (i) cause a Phase I or Phase II environmental assessment to be performed at any physical location owned or occupied by SWNB or any SWNB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by SWNB or any SWNB Subsidiary. Hanmi shall indemnify SWNB and its Subsidiaries for all costs and expenses associated with returning any physical location to its previous condition.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, SWNB will furnish to Hanmi copies of each annual, interim or special audit of the financial statements of SWNB and the SWNB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to SWNB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of SWNB and the SWNB Subsidiaries made by such accountants.

6.4.2 As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, OCC or FRB, SWNB will deliver to Hanmi the SWNB Regulatory Report filed by SWNB or Southwestern National Bank. Within twenty (20) days after the end of each month, Southwestern National Bank will deliver to Hanmi a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3 With reasonable promptness, SWNB will furnish to Hanmi such additional financial data that SWNB possesses and as Hanmi may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5 Maintenance of Insurance.

SWNB shall use commercially reasonable efforts to maintain, and to cause the SWNB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by SWNB and the SWNB Subsidiaries as of the date of this Agreement and set forth on SWNB Disclosure Schedule 4.10.3. SWNB will promptly inform Hanmi if SWNB or any SWNB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6 Disclosure Supplements.

From time to time prior to the Closing Date, SWNB will promptly supplement or amend the SWNB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SWNB Disclosure Schedule or that is necessary to correct any information in such SWNB Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such SWNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7 Consents and Approvals of Third Parties.

SWNB shall use its commercially reasonable efforts, and shall cause each SWNB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8 All Reasonable Efforts.

Subject to the terms and conditions herein provided, SWNB agrees to use, and agrees to cause each SWNB Subsidiary to use, all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9 Failure to Fulfill Conditions.

If SWNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Hanmi.

6.10 No Solicitation.

6.10.1 From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, SWNB shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by SWNB or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding SWNB or any of its Subsidiaries or afford access to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Hanmi), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SWNB or any of its subsidiaries is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring SWNB to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of SWNB or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by SWNB or any of its Subsidiaries shall be deemed to be a breach of this Section 6.10 by SWNB. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by SWNB’s stockholders at the SWNB Stockholder Meeting, this Section 6.10(a) shall not prohibit SWNB from furnishing non-public information regarding SWNB and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to SWNB by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) SWNB has not breached any of the covenants set forth in this Section 6.10, (3) SWNB’s Board of Directors determines in good faith, after consultation with and after receiving the advice of its outside legal counsel, that the failure to do so would be reasonably likely to result in a violation of its fiduciary obligations to the SWNB’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, SWNB gives Hanmi written notice of the identity of such person and of SWNB’s intention to furnish non-public information to, or enter into discussions with, such person and SWNB receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Hanmi and SWNB is to Hanmi.

6.10.2 SWNB will notify Hanmi in writing within two (2) calendar days of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof and shall provide to Hanmi any written materials received by SWNB or any of its Subsidiaries in connection therewith. SWNB will keep Hanmi informed immediately of any developments with respect to any such Acquisition Proposal, request or inquiry orally (within one (1) calendar day) upon the occurrence thereof.

6.10.3 SWNB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

6.11 Termination of Certain SWNB Benefit Plans

If requested in writing by Hanmi no later than thirty (30) days prior to the Closing Date, and subject to the occurrence of the Effective Time, Hanmi may direct SWNB to adopt such resolutions and/or amendments to cause the SWNB 401(k) Plan to be terminated, frozen in its entirety or frozen to new participants. If Hanmi requests that SWNB terminate the SWNB 401(k) Plan, SWNB shall commence preparation of the documentation necessary to file or to facilitate Hanmi’s filing of a request with the IRS for a favorable determination letter on termination of the SWNB 401(k) Plan. If Hanmi requests SWNB to fully or partially freeze the SWNB 401(k) Plan, SWNB shall similarly prepare and adopt the necessary resolutions and amendments to cause such freeze. The form and substance of any such resolutions and any necessary amendments shall be subject to the review and approval of Hanmi, which shall not be unreasonably withheld. SWNB shall deliver to Hanmi an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of SWNB and shall fully comply with such resolutions and any necessary amendments.

6.12 Stockholder Litigation.

SWNB shall promptly notify Hanmi of any stockholder litigation against SWNB and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give Hanmi the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without Hanmi’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13 SWNB Closing Capital.

No earlier than the 15th Business Day nor later than the 10th Business Day before the Closing, SWNB shall calculate in good faith, and pursuant to Section 6.1.1(ii), the estimated SWNB Capital as of Closing and shall provide Hanmi with a copy of the SWNB Financial Statements for the month preceding the date of calculation (if not already provided in accordance with Section 6.4), together with internally prepared financial statements through the date of calculation, estimated retained earnings through the date of Closing, the impact of any pending adjustments required in the calculation of the SWNB Capital, and any other documentation reasonably requested by Hanmi for purposes of confirming the amount of such SWNB Capital. For the avoidance of doubt, the calculation of SWNB Closing Capital shall include an estimate of SWNB’s earnings as of and through Closing. Hanmi shall review such materials and, within three Business Days following receipt thereof, notify SWNB as to whether Hanmi accepts or disputes the amount of the SWNB Capital. If Hanmi disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If Hanmi and SWNB are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of Hanmi’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, an accounting firm that is mutually and reasonably acceptable to the parties (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Hanmi and SWNB the resolution of such disputed matters and the effect of such determinations on the calculation of the SWNB Capital as of Closing, and such determinations shall be final, binding and conclusive unless Hanmi and SWNB mutually agree upon a different amount. The SWNB Capital as of Closing, as determined and agreed upon in writing by Hanmi and SWNB in accordance with this Section 6.13, is the “SWNB Closing Capital.” The fees and disbursements of the Independent Accountants pursuant to this Section 6.13 and Section 6.14 below shall be shared equally by Hanmi, on the one hand, and SWNB, on the other hand, and SWNB’s portion shall be an expense in the calculation of the SWNB Closing Capital.

6.14 Transaction Related Expense.

No earlier than the 15th Business Day prior to Closing nor later than the 10th Business Day before such Closing, SWNB shall calculate in good faith the estimated Transaction Related Expenses as of the Closing and shall provide Hanmi with a copy of a schedule in the form of Exhibit C detailing each Transaction Related Expense and any other documentation reasonably requested by Hanmi for purposes of confirming the amount of such Transaction Related Expenses. Hanmi shall review such materials and, within three Business Days following receipt thereof, notify SWNB as to whether Hanmi accepts or disputes the amount of the Transaction Related Expenses. If Hanmi disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If Hanmi and SWNB are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of Hanmi’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by the Independent Accountants in accordance with the process set forth in Section 6.13. The Transaction Related Expenses as of Closing, as determined and agreed upon in writing by Hanmi and SWNB in accordance with this Section 6.14, are the “Final Transaction Related Expenses.”

6.15 Payment of Special Dividend.

To the extent the SWNB Closing Capital exceeds the Closing Capital Requirement after making all adjustments required by the terms of this Agreement, SWNB may, upon prior written notice to Hanmi and upon the satisfaction of the requirements and procedures pursuant to Section 6.13, effective immediately prior to the Effective Time, declare and pay a special dividend to its stockholders in the amount equal to the positive Closing Capital Differential; provided, however, that the amount of such dividend may be limited to the extent necessary to cause the Merger to effect a transfer of “substantially all of the properties” of SWNB and Southwestern National Bank within the meaning of Code Section 368(a)(2)(D), as determined in the reasonable discretion of Hanmi in consultation with its tax counsel and after consultation with SWNB and its tax counsel. If the Closing Capital Differential is a negative number, no special dividend may be paid by SWNB to the SWNB stockholders.

6.16 SWNB to Pay Out Accrued Paid Time Off Prior to Closing.

At or immediately prior to the Effective Time, SWNB shall pay out to SWNB employees all accrued and unpaid vacation, sick and/or paid time off balance with SWNB as of the Closing Date.

6.17 Private Letter Ruling.

SWNB, at its own expense, will use reasonable efforts to promptly prepare and to file as soon as practicable following the date hereof, but in no event later than ten (10) calendar days after the date hereof, all necessary documentation to obtain a private letter ruling from the IRS related to the subject matter disclosed in SWNB Disclosure Schedule 4.7.1. SWNB shall furnish to Hanmi for review and comment a copy of the filing to be made under this section prior to its filing. SWNB agrees to keep Hanmi apprised of: (i) the status of any comments or material correspondence with the IRS relating to the request for the private letter ruling; or (ii) or any event or fact that causes SWNB to believe that there is a reasonable likelihood that the required private letter ruling will not be obtained or that the receipt of ruling may be materially delayed.

ARTICLE VII

COVENANTS OF HANMI

7.1 Conduct of Business.

7.1.1 Covenants of Hanmi.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of SWNB, which consent will not be unreasonably withheld, conditioned or delayed, Hanmi will, and it will cause each Hanmi Subsidiary to: use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would (i) change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of SWNB stockholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B) Prior to the Effective Time, Hanmi shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C) During the period from the date of this Agreement to the Effective Time, Hanmi will cause its representatives to confer with representatives of SWNB to reasonably inform SWNB regarding Hanmi’s operations at such times as SWNB may reasonably request. Hanmi will promptly notify SWNB of any material change in the ordinary course of Hanmi’s business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Hanmi or any Hanmi Subsidiary.

7.2 Disclosure Supplements.

From time to time prior to the Closing Date, Hanmi will promptly supplement or amend the Hanmi Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Hanmi Disclosure Schedule or that is necessary to correct any information in such Hanmi Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Hanmi Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3 Consents and Approvals of Third Parties.

Hanmi shall use its commercially reasonable efforts, and shall cause each Hanmi Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4 All Reasonable Efforts.

Subject to the terms and conditions herein provided, Hanmi agrees to use and agrees to cause each Hanmi Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5 Failure to Fulfill Conditions.

If Hanmi determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify SWNB.

7.6 Employee Matters.

7.6.1 Except as otherwise provided in this Agreement, Hanmi will review all the SWNB Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. Hanmi will use best efforts so that the former employees of SWNB or any SWNB Subsidiary who become employees of Hanmi or Hanmi Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any Hanmi Benefit Plan of similar character (to extent that one exists, other than any Hanmi or Hanmi Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar type of arrangement for “top hat” or key employees), to the extent such participation would not result in the duplication of benefits for the same period of service. Continuing Employees who become participants in a Hanmi Benefits Plan, including the Hanmi 401(k) Plan, shall be given credit for meeting eligibility and vesting requirements (but not for benefit accrual purposes in such plans) for service as an employee of SWNB or any SWNB Subsidiary prior to the Effective Time. This Agreement shall not be construed to limit the ability of Hanmi or Hanmi Bank to terminate the employment of any employee of SWNB or SWNB

Subsidiary or to review any SWNB Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Hanmi hereunder or by operation of law, Hanmi or any Hanmi Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of SWNB or any SWNB Subsidiary as of the Effective Time.

7.6.2 Hanmi shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Hanmi and Hanmi Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a SWNB or SWNB Subsidiary health plan prior to the time that such Continuing Employee becomes eligible to participate in the Hanmi health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the SWNB or SWNB Subsidiary health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Hanmi or Hanmi Bank and their dependents. Continuing Employees who become covered under health plans, programs and benefits of Hanmi or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under SWNB’s health plan for the plan year in which coverage commences under Hanmi’s health plan and shall not be subject to any pre-existing conditions under any such plans. In the event of a termination or consolidation of any SWNB or SWNB Subsidiary health plan, terminated employees of SWNB or any SWNB Subsidiary and qualified beneficiaries will have the right to continued coverage under group health plans of Hanmi in accordance with COBRA.

7.6.3 In the event Hanmi requests SWNB to terminate the SWNB 401(k) Plan prior to the Effective Time, Hanmi agrees to take all other actions necessary to complete the termination of the SWNB 401(k) Plan, including filing final Forms 5500 and 5310, that arise or are ongoing after the Effective Time. In the event the SWNB 401(k) Plan is terminated, Hanmi agrees to permit participants in the SWNB 401(k) Plan who are Continuing Employees to roll over their account balances from such plans to the Hanmi 401(k) Plan following receipt of a favorable determination letter from the IRS, to the extent permitted by applicable law and in accordance with the Hanmi 401(k) Plan. If the SWNB 401(k) Plan is terminated or frozen prior to the Effective Time, Hanmi or Hanmi Bank shall take any necessary action, including amending the Hanmi 401(k) Plan, to provide that: (i) all Continuing Employees are given service credit with SWNB and the SWNB Subsidiary for purposes of determining eligibility and vesting under the Hanmi 401(k) Plan, and (ii) Continuing Employees who satisfy the eligibility requirements of the Hanmi 401(k) Plan shall enter the Hanmi 401(k) Plan immediately following the Effective Time.

7.6.4 Hanmi has considered and offered positions at Hanmi to Marianne Plant and Mohammed Younus on mutually agreeable terms, as set forth on Hanmi Disclosure Schedule 7.6.4. Hanmi agrees that each full-time SWNB employee who is involuntarily terminated by Hanmi (other than for “Cause” as reasonably determined in good faith by Hanmi ) at or within one year of the Effective Time and who is not covered by a separate severance, change in control or employment agreement or arrangement that specifically provides for severance payment on termination of employment, shall, upon executing an appropriate release of claims in the form reasonably determined by Hanmi, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at SWNB, with a maximum severance payment equal to 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, SWNB employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date.

7.6.5 Fifteen (15) days prior to the Closing Date, Hanmi will notify employees of SWNB that Hanmi intends not to retain after the Effective Time (“Non-retained Employees”). SWNB shall, prior to the Effective Time, pay any and all amounts which are due and payable to Non-retained Employees in connection with the termination of their employment, including, without limitation, any severance amounts payable to Non-retained Employees pursuant to SWNB’s severance policy as of the date of this Agreement, subject in the case of severance payments, to receipt from such Non-retained Employees of the release of claims referenced in Section 7.6.4 hereof. All such payments made or to be made to Non-retained Employees pursuant to this Section 7.6.5 shall be accrued for by SWNB prior to the Effective Time.

7.6.6 Hanmi agrees to make payments to certain specified individuals in the form and amounts as set forth on Hanmi Disclosure Schedule 7.6.6, and such individuals set forth in Hanmi Disclosure Schedule 7.6.6 shall not be eligible for severance pursuant to Section 7.6.4 hereof.

7.7 Directors and Officers Indemnification and Insurance.

7.7.1 For six (6) years following the Effective Time, Hanmi shall maintain in effect SWNB’s current directors’ and officers’ liability insurance covering each person currently covered by SWNB’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Hanmi be required to expend in the aggregate pursuant to this Section 7.7.1 more than 175% of the annual premiums currently paid by SWNB for such insurance and, if Hanmi is unable to maintain such policy as a result of this proviso, Hanmi shall obtain the most advantageous policies of directors and officers insurance obtainable as is available by payment of the amount equal to the aforementioned cap; provided, further, that Hanmi may (i) request that SWNB obtain an extended reporting period endorsement under SWNB’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person than SWNB’s existing insurance policies as of the date hereof.

7.7.2 In addition to Section 7.7.1, following the Effective Date, Hanmi shall to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of SWNB and the SWNB Subsidiaries (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of SWNB or any SWNB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Hanmi, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of SWNB or any SWNB Subsidiary or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Hanmi (but the failure so to notify Hanmi shall not relieve Hanmi from any liability that it may have under this Section 7.7.2, except to the extent such failure materially prejudices Hanmi). In the event of any such Claim (whether arising before or after the Effective Time) (1) Hanmi shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Hanmi shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Hanmi elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between Hanmi and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Hanmi shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Hanmi shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) Hanmi shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Hanmi shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.7.3 If either Hanmi or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Hanmi shall assume the obligations set forth in this Section 7.7.

7.7.4 The obligations of Hanmi provided under this Section 7.7 are intended to be enforceable against Hanmi directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Hanmi.

7.7.5 Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned on their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

7.8 Stock Listing.

Hanmi agrees to file with the Nasdaq Stock Market, prior to the Effective Time, a notification form for the listing of all shares of Hanmi Common Stock to be issued in the Merger.

7.9 Reservation of Stock.

Hanmi agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Hanmi Common Stock to fulfill its obligations under this Agreement.

7.10 Communications to SWNB Employees.

Hanmi and SWNB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of SWNB and the SWNB Subsidiaries shall be held at such locations as Hanmi and SWNB shall mutually agree, provided that representatives of SWNB shall be permitted to attend such meetings. Hanmi and SWNB shall mutually agree in advance as to the scope and content of all communications to the employees of SWNB and the SWNB Subsidiaries regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of Hanmi shall be permitted to meet with the employees of SWNB and the SWNB Subsidiaries to discuss employment opportunities with Hanmi, provided that representatives of SWNB shall be permitted to attend any such meeting.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Meeting of SWNB Stockholders.

8.1.1 SWNB will: (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of approving this Agreement and the Merger (the “SWNB Stockholders Meeting”), except as otherwise provided in this section; (ii) subject to Section 8.1.2, in connection with the solicitation of proxies with respect to the SWNB Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to its stockholders; (iii) include such recommendation in the Proxy Statement-Prospectus; (iv) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement; and (v) cooperate and consult with each other with respect to each of the foregoing matters.

8.1.2 Notwithstanding anything in this Agreement to the contrary, at any time prior to the SWNB Stockholders Meeting, SWNB’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of SWNB approve this Agreement in a manner adverse to Hanmi (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, SWNB shall have complied in all material respects with Section 6.10, given Hanmi written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of SWNB’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Hanmi the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) SWNB shall have given Hanmi two (2) Business Days after delivery of such notice (the “Notice Period”) to Hanmi to propose revisions to the terms of this Agreement (or make another proposal) and if Hanmi proposes to revise the terms of this Agreement, SWNB shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Hanmi with respect to such proposed revisions or other proposal; and (ii) SWNB’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Hanmi, if any, that such Acquisition Proposal constitutes a Superior Proposal. If SWNB’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of SWNB approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to SWNB, SWNB shall be required to deliver a new written notice to Hanmi and to again comply with the requirements of this Section 8.1.2 with respect to such new Notice Period; provided, however, that SWNB shall only be obligated to extend the notice contemplated by this Section 8.1.2 once, and in the case of a Superior Proposal, Hanmi shall be required to submit its “best and final” proposal by the end of such Notice Period. Nothing contained in this Agreement shall prohibit SWNB from otherwise disclosing any information to its stockholders that the Board of Directors of SWNB determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to SWNB’s stockholders under applicable law, subject to compliance with the requirements of Section 8.1.2.

8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes of (i) registering Hanmi Common Stock to be offered to holders of SWNB Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the SWNB Stockholders Meeting, Hanmi shall prepare, and SWNB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by SWNB to the SWNB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Hanmi shall provide SWNB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of Hanmi and SWNB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and SWNB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Hanmi shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SWNB shall furnish all information concerning SWNB and the holders of SWNB Common Stock as may be reasonably requested in connection with any such action.

8.2.2 Hanmi shall, as soon as practicable after the date of this Agreement, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Hanmi will advise SWNB promptly after Hanmi receives notice of the time when the Merger

Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Hanmi Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Hanmi will provide SWNB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as SWNB may reasonably request.

8.2.3 SWNB and Hanmi shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, SWNB shall cooperate with Hanmi in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Hanmi shall file an amended Merger Registration Statement with the SEC, and SWNB shall mail an amended Proxy Statement-Prospectus to its stockholders.

8.3 Regulatory Approvals.

Each of SWNB and Hanmi will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. SWNB and Hanmi will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of SWNB or Hanmi to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. SWNB shall have the right to review and approve in advance all characterizations of the information relating to SWNB and any SWNB Subsidiary that appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, SWNB and Hanmi shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of SWNB and Hanmi will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement. Each of Hanmi and SWNB agrees to keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Bank Regulator or Governmental Entity, the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Bank Regulator or Governmental Entity will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing, Hanmi shall, to the extent permitted by applicable law (i) promptly advise SWNB of the receipt of any substantive communication from a Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby, (ii) provide SWNB with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Bank Regulator or Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide SWNB (as permitted by such Bank Regulators) with a reasonable opportunity to participate in any meetings or substantive telephone conversations that Hanmi or any Hanmi Subsidiaries or their respective representatives may have from time to time with any Bank Regulator or Governmental Entity with respect to the transactions contemplated by this Agreement

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Stockholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the stockholders of SWNB.

9.1.2 Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Hanmi Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5 Nasdaq Listing. Hanmi shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Hanmi Common Stock to be issued in the Merger, and the Nasdaq Stock Market shall have authorized and not have objected to the listing of such shares of Hanmi Common Stock.

9.2 Conditions to the Obligations of Hanmi Under this Agreement.

The obligations of Hanmi to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Hanmi:

9.2.1 Representations and Warranties. Each of the representations and warranties of SWNB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and SWNB shall have delivered to Hanmi a certificate to such effect signed by the Chairman and the Chief Financial Officer of SWNB as of the Closing Date.

9.2.2 Agreements and Covenants. SWNB and each SWNB Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Hanmi shall have received a certificate signed on behalf of SWNB by the Chairman and Chief Financial Officer of SWNB to such effect dated as of the Closing Date.

9.2.3 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on SWNB.

9.2.4 Tax Opinion. Hanmi shall have received an opinion of Luse Gorman, PC, counsel to Hanmi, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Hanmi, SWNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.5 Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of SWNB Common Stock shall have perfected their right to dissent under the TBOC in accordance with Section 3.1.7 herein.

9.2.6 Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Hanmi of the transactions contemplated hereby that, had such condition or requirement been known, Hanmi would not, in its reasonable judgment, have entered into this Agreement.

9.2.7 Minimum Deposits. As of the close of business on the third Business Day immediately preceding the Closing Date, Southwestern National Bank shall have total month-to-date average Core Deposits of not less than $190,000,000.

9.2.8 Closing Capital. SWNB will have (i) delivered to Hanmi the financial information set forth in Section 6.13, (ii) the parties will have agreed upon the amount of SWNB Closing Capital pursuant to the terms of Section 6.13, and (iii) such amount will be equal to or greater than the Closing Capital Requirement.

9.2.9 Allowance for Loan Losses. As of the close of business on the third Business Day immediately preceding the Closing Date, Southwestern National Bank’s allowance for loan losses shall not be less than $4,231,000.

9.2.10 Private Letter Ruling. SWNB shall have received a favorable private letter ruling from the IRS as required under Section 6.17.

9.3 Conditions to the Obligations of SWNB Under this Agreement.

The obligations of SWNB to effect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by SWNB:

9.3.1 Representations and Warranties. Each of the representations and warranties of Hanmi set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Hanmi shall have delivered to SWNB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Hanmi as of the Closing Date.

9.3.2 Agreements and Covenants. Hanmi and Hanmi Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and SWNB shall have received a certificate signed on behalf of Hanmi by the Chief Executive Officer and Chief Financial Officer of Hanmi to such effect dated as of the Closing Date.

9.3.3 No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on Hanmi.

9.3.4 Tax Opinion. SWNB shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, special counsel to SWNB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Hanmi, SWNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of SWNB (except as otherwise indicated below):

10.1.1 By the mutual written agreement of Hanmi and SWNB;

10.1.2 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by SWNB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Hanmi);

10.1.3 By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by SWNB) or Section 9.3.2 (in the case of a breach of covenant by Hanmi);

10.1.4 By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Hanmi and SWNB; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5 By either party, in the event of the failure of SWNB’s stockholders to approve the Agreement at the SWNB Stockholder Meeting; provided, however, that SWNB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.1 (subject to Section 8.1.2);

10.1.6 By either party, if (i) final action has been taken by a Bank Regulator whose approval is required to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7 By Hanmi, if (i) SWNB shall have breached its obligations under Section 6.10 or 8.1 (subject to Section 8.1.2) or (ii) if SWNB has received a Superior Proposal and the Board of Directors of SWNB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve this Agreement, the Board of Directors effects a Change of Recommendation.

10.1.8 By SWNB, if SWNB has received a Superior Proposal and the Board of Directors of SWNB has made a determination to accept such Superior Proposal but only if SWNB’s Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law.

10.1.9 By Hanmi, if (i) SWNB does receive a favorable private letter ruling from the IRS as required under Section 6.17 or (ii) SWNB does not receive a private letter ruling from the IRS as required under Section 6.17 within six (6) months from the date hereof.

10.2 Effect of Termination.

10.2.1 If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of Hanmi’s willingness, and in order to induce Hanmi to enter into this Agreement, and to reimburse Hanmi for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, SWNB hereby agrees to pay Hanmi, and Hanmi shall be entitled to payment of, $3.12 million (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Hanmi, as applicable, following the occurrence of any of the events set forth below:

(i) SWNB terminates this Agreement pursuant to Section 10.1.8 or Hanmi terminates this Agreement pursuant to Section 10.1.7; or

(ii) In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of SWNB, (b) thereafter, this Agreement is terminated (1) by Hanmi pursuant to Section 10.1.2 or 10.1.3 because of a breach by SWNB or any SWNB Subsidiary; (2) by Hanmi pursuant to Section 10.1.4; or (3) by Hanmi or SWNB pursuant to Section 10.1.5 because of the failure of the stockholders of SWNB to approve this Agreement at the SWNB Stockholders Meeting, and (c) within one (1) year after such termination, SWNB enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D) If this Agreement is terminated under Section 10.1.9, SWNB agrees to reimburse Hanmi by wire transfer of same day funds for all of its documented reasonable costs and expenses incurred in connection with obtaining the Regulatory Approvals required under this Agreement.

(E) SWNB and Hanmi acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by SWNB and Hanmi pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party if this Agreement is terminated on the bases specified in such section.

10.3 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Hanmi and SWNB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Hanmi or SWNB, there may not be, without further approval of such stockholders, any amendment of this Agreement that decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to SWNB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1 Confidentiality.

Except as specifically set forth herein, Hanmi and SWNB mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3 and Sections 7.2 and 7.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2 Public Announcements.

SWNB and Hanmi shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither SWNB nor Hanmi shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure that it deems necessary to satisfy such party’s disclosure obligations imposed by law.

11.3 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein that by their terms apply in whole or in part after the Effective Time.

11.4 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to SWNB, to:	Michael Hong Director SWNB Bancorp, Inc. 6901 Corporate Drive Houston, Texas 77036

With required copies to:	Robert N. Flowers Lowell W. Harrison Fenimore, Kay, Harrison & Ford, LLP 5307 E. Mockingbird Lane Suite 950
Dallas, Texas 75206

If to Hanmi, to:	C. G. Kum President and Chief Executive Officer Hanmi Financial Corporation 3660 Wilshire Boulevard, Penthouse Suite A Los Angeles, California 90010

With required copies to:	Vivian I. Kim Senior Vice President and General Counsel Hanmi Financial Corporation 3660 Wilshire Boulevard, Penthouse Suite A Los Angeles, California 90010

With required copies to:	Lawrence M.F. Spaccasi Scott Brown Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5 Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8 Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

11.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief; provided, however, that no specific performance will be available to either party if it has already received a termination fee pursuant to Section 10.2.

11.12 Tax Matters.

For federal income tax purposes, the portion of the year from January 1 through the Effective Time will be treated as SWNB’s short Subchapter S corporation taxable year. Betsy Reese, as the individual appointed to represent the shareholders of SWNB with respect to certain tax matters arising under this Section 11.12 (or any successor appointed by Betsy Reese in writing who accepts the position, the “Shareholders’ Representative”), shall consult with the appropriate representative of Hanmi to cause to be prepared and filed all federal income Tax Returns for SWNB, including any amended Tax Returns, for the periods ending on or prior to the Closing Date (the “Pre-Closing Tax Returns”), and all such Tax Returns shall be prepared and filed by Hanmi, in a manner consistent with past custom and practice and any existing elections. Hanmi shall provide the Shareholders’ Representative with copies of any such Tax Returns at least fifteen (15) Business Days prior to the due date for such Pre-Closing Tax Returns and shall allow the Shareholders’ Representative to review and reasonably comment upon any Pre-Closing Tax Return prepared pursuant to the second sentence of this Section 11.12. Hanmi shall include SWNB’s income on SWNB’s federal Pre-Closing Tax Returns and state income Pre-Closing Tax Returns for all periods through the Closing Date and shall issue Schedules K-1 consistent with SWNB’s qualifications as an S corporation under the Code. Hanmi shall prepare and deliver, or cause to be prepared and delivered, and the Shareholders’ Representative shall consult with the appropriate representative of Hanmi to cause to be prepared and delivered, Schedules K-1 relating to Pre-Closing Tax Returns in a timely manner, but in no event later than March 31, 2019.

11.13 Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

HANMI FINANCIAL CORPORATION

/s/ C. G. Kum
Name: C. G. Kum
Title: President and Chief Executive Officer

SWNB BANCORP, INC.

/s/ C. K. Lee
Name: C. K. Lee
Title: Chairman

APPENDIX B

TEXAS BUSINESS ORGANIZATIONS CODE §§10.351 – 10.368

Chapter 10, Subchapter H

Sec. 10.351. Applicability of Subchapter.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. Definitions.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

B-1

Sec. 10.353. Form and Validity of Notice.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. Rights of Dissent and Appraisal.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; or

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

B-2

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Sec. 10.355. Notice of Right of Dissent and Appraisal.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

B-3

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

B-4

Sec. 10.356. Procedure for Dissent by Owners As to Actions; Perfection of Right of Dissent and Appraisal.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

B-5

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. Withdrawal of Demand for Fair Value of Ownership Interest.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

B-6

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. Record of Demand for Fair Value of Ownership Interest.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. Rights of Transferee of Certain Ownership Interest.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

B-7

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. Computation and Determination of Fair Value of Ownership Interest.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

B-8

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. Powers and Duties of Appraiser; Appraisal Procedures.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. Objection to Appraisal; Hearing.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

B-9

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. Court Costs; Compensation for Appraiser.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. Rights of Owners Following Termination of Right of Dissent.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

B-10

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. Exclusivity of Remedy of Dissent and Appraisal.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

B-11

APPENDIX C

May 18, 2018

Board of Directors

SWNB Bancorp, Inc.

6901 Corporate Drive

Houston, Texas 77036

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the shareholders of SWNB Bancorp, Inc. (“SWNB”), a bank holding company incorporated in Texas, of the consideration to be paid to the SWNB shareholders in the proposed merger of SWNB with and into Hanmi Financial Corporation, a Delaware corporation (“Hanmi”) (the “Merger”). SWNB will be merged into Hanmi, with Hanmi as the surviving corporation, at the completion of the Merger.

Pursuant to the Agreement and Plan of Merger dated on or about May 11, 2018 (the “Agreement”), Hanmi has agreed to exchange approximately $15.6 million in cash and approximately 2,123,376 shares of Hanmi common stock for all of the outstanding shares of common stock and options of SWNB. The aggregate consideration to be received by SWNB shareholders is valued at approximately $76.2 million as of Hanmi’s closing share price of $28.55 on May 17, 2018. SWNB will also pay out excess capital prior to the completion of the transaction, currently estimated at approximately $3.5 million assuming a closing date of August 31, 2018. The value and the composition of the total merger consideration may be adjusted pursuant to the terms of the Agreement. The Hanmi purchase price is in addition to the $1.5 million in SWNB transaction expenses to be covered by Hanmi.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by SWNB.

In connection with its opinion, Sheshunoff, among other things:

1.	Reviewed the most recent draft of the Agreement;

2.	Discussed the terms of the Agreement with the management of SWNB and SWNB’s legal counsel;

3.	Conducted conversations with management of SWNB regarding recent and projected financial performance of SWNB;

4.	Evaluated the financial condition of SWNB and its subsidiary bank based upon a review of regulatory reports for the five-year period ended December 31, 2017 and interim period through March 31, 2018, and internally-prepared financial reports for SWNB and its subsidiary bank for the interim period through March 31, 2018;

5.	Compared SWNB’s recent operating results with those of certain other banks in the United States with an Asian-American customer focus as defined by S&P Global Market Intelligence that have recently been acquired;

901 South Mopac Expressway, Building V, Suite 140, Austin, TX 78746 ☐ Phone 800.279.2241 ☐ Fax 512.479.8200

C-1

Board of Directors

SWNB Bancorp, Inc.

May 18, 2018

6.	Compared SWNB’s recent operating results with those of certain other banks in the Southwest Region of the United States as defined by S&P Global Market Intelligence that have recently been acquired;

7.	Compared the pricing multiples for SWNB in the Merger to recent acquisitions of banks in the U.S. with an Asian-American customer focus as defined by SNL Financial with similar characteristics to SWNB;

8.	Compared the pricing multiples for SWNB in the Merger to recent acquisitions of banks in the Southwest Region of the U.S. as defined by SNL Financial with similar characteristics to SWNB;

9.	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by SWNB for the five-year period ending March 31, 2023;

10.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of SWNB and Hanmi;

11.	Discussed certain matters regarding Hanmi’s regulatory standing, financial performance, and business prospects with Hanmi executives and representatives;

12.	Reviewed certain internal and publicly available information regarding Hanmi that Sheshunoff deemed relevant;

13.	Compared Hanmi’s recent operating results and pricing multiples with those of certain other publicly traded banks in the West Region as defined by S&P Global Market Intelligence that Sheshunoff deemed relevant;

14.	Compared the historical stock price data and trading volume of Hanmi to certain relevant indices;

15.	Reviewed available stock analyst research reports concerning Hanmi; and

16.	Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by SWNB. Sheshunoff assumed that any projections provided or approved by SWNB were reasonably prepared on a basis reflecting the best currently available estimates and judgments of SWNB’s management. Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that is believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of SWNB or Hanmi nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of SWNB or Hanmi will not materially and adversely impact the future financial position or results of operations of Hanmi after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for SWNB and Hanmi are, respectively, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of SWNB or Hanmi nor has Sheshunoff been furnished with any such evaluations or appraisals. Sheshunoff did not perform an onsite review of SWNB or Hanmi in the preparation of this opinion.

C-2

Board of Directors

SWNB Bancorp, Inc.

May 18, 2018

Sheshunoff assumed that the latest draft of the Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on SWNB or Hanmi and thereby on the results of our analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Hanmi after the completion of the Merger.

Sheshunoff’s opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion. Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of SWNB since the date of the last financial statement reviewed by us. SWNB’s management has advised us that they know of no additional information that would have a material effect on this opinion. This opinion does not address any legal, regulatory, tax or accounting matters, as to which SWNB has informed us that they have received such advice as they deem necessary from qualified professionals.

Sheshunoff expresses no opinion on the underlying decision by SWNB to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to SWNB. This opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger, from a financial point of view, to SWNB shareholders. We do not express any view, nor does this opinion, on any other term or aspect of the Merger, including, without limitation, (i) the fairness of the Merger to any class of securities, creditors or constituencies of SWNB or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of SWNB resulting directly or indirectly from the completion of the transactions as contemplated in the Merger.

This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger. Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to SWNB and not to any third party, including, without limitation, any individual board members or shareholders. Sheshunoff specifically disclaims any liability or fiduciary duties to SWNB’s shareholders or any third parties. It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of SWNB and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Merger with the Securities and Exchange Commission or proxy statement or similar communication to SWNB’s stockholders provided that this opinion is included in its entirety.

Sheshunoff’s fairness opinion is solely for the information of the Board of Directors of SWNB in the discharge of its fiduciary obligations and not for any other third party, including, without limitation, individual board members or SWNB’s shareholders. SWNB retained Sheshunoff based upon Sheshunoff’s reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business. SWNB placed no limit on the scope of our analyses. In addition, SWNB agreed to reimburse Sheshunoff’s expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

Sheshunoff will receive a fee for rendering its opinion that is not contingent upon the completion of the Merger and additional fees that are contingent upon consummation of the Merger. This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

C-3

Board of Directors

SWNB Bancorp, Inc.

May 18, 2018

Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the consideration to be received pursuant to the Merger is fair to SWNB shareholders, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO
INVESTMENT BANKING, L.P.

C-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, Hanmi Financial Corporation (“Hanmi Financial”) has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Hanmi Financial’s Bylaws, as amended and restated on March 23, 2016, require Hanmi Financial to indemnify its directors and executive officers, and permit Hanmi Financial to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law.

Hanmi Financial has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

In addition, Hanmi Financial’s Amended and Restated Certificate of Incorporation and Bylaws, provide that its directors shall not be personally liable to Hanmi Financial or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Hanmi Financial or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Hanmi Financial’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The foregoing is only a general summary of certain aspects of Delaware law and Hanmi Financial’s Amended and Restated Certificate of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the Delaware General Corporation Law referenced above and Hanmi Financial’s Amended and Restated Certificate of Incorporation and Bylaws.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this registration statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger, dated May 18, 2018, by and between Hanmi Financial Corporation and SWNB Bancorp, Inc. (attached as Appendix A to the proxy statement/prospectus contained in this registration statement*)

3.1	Amended and Restated Certificate of Incorporation of Hanmi Financial Corporation, dated April 19, 2000 (incorporated by reference herein from Exhibit 3.1 to Hanmi Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 9, 2010, File No. 000-30421)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Hanmi Financial Corporation, dated December 16, 2011 (incorporated by reference herein from Exhibit 3.1 to Hanmi Financial’s Current Report on Form 8-K, filed with the SEC on December 19, 2011, File No. 000-30421)

3.3	Second Amended and Restated Bylaws of Hanmi Financial Corporation, dated as of March 23, 2016 (incorporated by reference herein from Exhibit 3.1 to Hanmi Financial’s Current Report on Form 8-K, filed with the SEC on March 29, 2016, File No. 000-30421)

5.1	Opinion of Luse Gorman, PC as to the legality of the securities being issued (1)

8.1	Opinion of Luse Gorman, PC as to certain tax matters

8.2	Opinion of Fenimore, Kay, Harrison & Ford LLP as to certain tax matters

10.1	Form of SWNB Bancorp, Inc. Voting Agreement (incorporated by reference to Exhibit A of the Agreement and Plan of Merger, dated May 18, 2018, filed as Exhibit 2.1 to Hanmi’s Current Report on Form 8-K filed on May 21, 2018, File No. 000-30421)

21.1	Subsidiaries of Hanmi Financial Corporation (incorporated by reference to Exhibit 21.1 to Hanmi Financial Corporation’s Annual Report on Form 10-K filed on March 1, 2018, File No. 000-30421)

23.1	Consent of KPMG LLP (1)

23.2	Consent of Luse Gorman, PC (set forth in Exhibits 5.1 and 8.1)

23.3	Consent of Fenimore, Kay, Harrison & Ford LLP (set forth in Exhibit 8.2)

24.1	Power of attorney (set forth on the signature pages to this registration statement) (1)

99.1	Form of proxy card of SWNB Bancorp, Inc. (1)

99.2	Consent of Sheshunoff & Co. Investment Banking, L.P.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hanmi Financial Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
(1)	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 11, 2018.

HANMI FINANCIAL CORPORATION

By:	/s/ C. G. Kum
C. G. Kum
Chief Executive Officer and Director
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ C. G. Kum C. G. Kum	Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2018

/s/ Romolo C. Santanrosa Romolo C. Santanrosa	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2018

* Joseph K. Rho	Chairman of the Board

* John J. Ahn	Vice Chairman of the Board

* Kiho Choi	Director

* Christie K. Chu	Director

Signatures	Title	Date

* Harry H. Chung	Director	June 22, 2018

* Scott Diehl	Director	June 22, 2018

* David L. Rosenblum	Director	June 22, 2018

* Thomas J. Williams	Director	June 22, 2018

Michael M. Yang	Director

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of Hanmi Financial Corporation filed on June 22, 2018.

By:	/s/ C. G. Kum	July 11, 2018
C. G. Kum
Attorney-in-fact

By:	/s/ Romolo C. Santanrosa	July 11, 2018
Romolo C. Santanrosa
Attorney-in-fact